    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY [__], 2002.
                                           REGISTRATION STATEMENT NO. [_______]
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                        PRIVATE CAPITAL INVESTORS, INC.
                        (to be renamed ZIM CORPORATION)
             (Exact name of registrant as specified in its charter)


       Florida                          6770                      65-1036706

(State or jurisdiction of         (Primary Standard            (I.R.S. Employer
    incorporation or                  Industrial                Identification
     organization)               Classification Code               Number)
                                      Number)


                              511 N.E. 94th Street
                          Miami Shores, Florida 33138
                                 (305) 758-3738
         (Address and telephone number of principal executive offices)

                          ----------------------------

                                Stuart D. Cooper
                     President and Chief Executive Officer
                        Private Capital Investors, Inc.
                              511 N.E. 94th Street
                          Miami Shores, Florida 33138
                                 (305) 758-3738
           (Name, address and telephone number of agent for service)


                                   Copies to:


Alfred G. Smith, II, Esq.                             Timothy J. McCunn, Esq.
Shutts & Bowen LLP                                    Borden Ladner Gervais LLP
201 S. Biscayne Boulevard, Suite 1500                 1100-100 Queen Street
Miami, Florida 33131                                  Ottawa, Ontario   K1P 1J9
(305) 379-9147                                        (613) 787-3532
(305) 381-9982 (fax)                                  (613) 230-8842  (fax)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


    TITLE OF EACH                                         PROPOSED             PROPOSED
       CLASS OF                                            MAXIMUM              MAXIMUM
   SECURITIES TO BE             AMOUNT TO BE           OFFERING PRICE          AGGREGATE             AMOUNT OF
      REGISTERED                 REGISTERED               PER UNIT          OFFERING PRICE       REGISTRATION FEE
   ----------------             ------------           --------------       --------------       ----------------
Common Shares             56,640,754 Shares (1)              N/A                  N/A              $165.97 (2)

Special Shares            5,163,500 Shares (1)               N/A                  N/A               $15.13 (3)

Options to Acquire
Common Shares                        (4)                     (4)                  (4)                   (4)

         (1) The number of common shares and special shares of the Registrant to be registered pursuant to this Registration Statement is based upon the number of common shares and special shares of ZIM Technologies International, Inc. ("ZIM") presently outstanding or reserved for issuance under outstanding stock options or otherwise expected to be issued pursuant to the consummation of the proposed transaction to which this Registration Statement relates, multiplied by the conversion rate of one common share of the Registrant for each common share of ZIM and one special share of the Registrant for each special share of ZIM.

         (2) Pursuant to Rule 457(f)(2) under the Securities Act, the registration fee is based on one-third of the stated value of common shares of ZIM computed as of February 28, 2002 (US$.03185 per share) and computed on the basis of the estimated maximum number of such shares (56,640,754) that may be converted into common shares of the Registrant.

         (3) Pursuant to Rule 457(f) under the Securities Act, the registration fee is based on one-third of the stated value of special shares of ZIM computed as of February 28, 2002 (US$.03185 per share) and computed on the basis of the estimated maximum number of such shares (5,163,500) that may be converted into special shares of the Registrant.

         (4) This Registration Statement registers the issuance of stock options by the Registrant to the holders of all outstanding options of ZIM.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

         The information in this management proxy circular/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This management proxy circular/prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

     Preliminary management proxy circular/prospectus dated May [__], 2002

-------------------------------------------------------------------------------

                      ZIM TECHNOLOGIES INTERNATIONAL INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

-------------------------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of ZIM Technologies International Inc. ("ZIM") will be held at 200-20 Colonnade Road, Ottawa, Ontario, on the day of [__], 2002, at [____] p.m. (Ottawa time) for the following purposes:

1. to consider and, if desirable, approve the proposed Amalgamation Agreement between ZIM, Private Capital Investors, Inc. (the "Company") and a newly organized subsidiary of the Company providing for the amalgamation of ZIM and the subsidiary as one corporation and the exchange of common shares and special shares of ZIM for common shares and special shares of the Company.

2. to transact such further or other business as may properly be brought before the meeting or any adjournment of the meeting.

Shareholders who are unable to attend the meeting in person are requested to complete and sign the enclosed form of proxy and return it to ZIM at its principal office, 200-20 Colonnade Road, Ottawa, Ontario, K2E 7M2. In order to be represented by proxy at the meeting, you must complete and submit the enclosed form of proxy or other appropriate form of proxy. Proxies must be received by ZIM no later than the close of business on the last business day prior to the meeting.

Additional information concerning the meeting and the special resolution is set forth in the management proxy circular/prospectus which accompanies this notice.

A SHAREHOLDER WHO DISSENTS TO THE APPROVAL OF THE SPECIAL RESOLUTION IN ACCORDANCE WITH SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT IS ENTITLED TO BE PAID THE FAIR VALUE OF HIS OR HER SHARES AS PROVIDED IN THAT SECTION. SEE "RIGHTS OF DISSENTING SHAREHOLDERS" IN THE ACCOMPANYING MANAGEMENT PROXY CIRCULAR/PROSPECTUS.

By Order of the Board of Directors


MICHAEL COWPLAND, PRESIDENT


Ottawa, Ontario
[_______], 2002

MANAGEMENT PROXY CIRCULAR OF                                     PROSPECTUS OF
      ZIM TECHNOLOGIES                                          PRIVATE CAPITAL
     INTERNATIONAL, INC.                                        INVESTORS, INC.

                                   ---------

         This management proxy circular/prospectus relates to the proposed acquisition of ZIM Technologies International, Inc. by Private Capital Investors, Inc.

         Private Capital Investors, Inc. will effect the acquisition through the amalgamation of ZIM Technologies International, Inc. and a wholly-owned subsidiary of Private Capital Investors, Inc. In this management proxy circular/prospectus, we will refer to Private Capital Investors, Inc. as the "Company," "us" or "we," and we will refer to ZIM Technologies International, Inc. as "ZIM."

         In the amalgamation, each of the common shares of ZIM will be converted into one common share of the Company, and each of the special shares of ZIM will be converted into one special share of the Company.

         This management proxy circular/prospectus is furnished in connection with the solicitation of proxies by and on behalf of the management of ZIM for use at the Special Meeting of Shareholders of ZIM to be held on day of [_______], 2002, at ____ o'clock in the [____] (Ottawa time), at 200-20 Ottawa,
Ontario, for the purposes set out in the accompanying notice of meeting. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of ZIM personally or by telephone. The cost of such solicitation will be borne by ZIM.

         At the special meeting, you will be asked to consider and vote upon the amalgamation agreement and the amalgamation.

         ZIM's board of directors believes that the amalgamation is in the best interests of ZIM and its shareholders and encourages you to vote "FOR" approval of the amalgamation agreement and the amalgamation.

         INVESTING IN THE SHARES OF THE COMPANY INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 31. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY CANADIAN, STATE OR PROVINCIAL SECURITIES COMMISSION OR AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE AMALGAMATION OR DETERMINED IF THIS MANAGEMENT PROXY CIRCULAR/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The shares of the Company are not listed on any securities exchange or inter-dealer quotation system. There is no existing public market for the shares of the Company.

                                   ---------

         The date of this management proxy circular/prospectus is [___________], 2002, and it is being mailed or otherwise delivered to ZIM shareholders on or about that date.

         No person is authorized to give any information or to make any representation not contained in this management proxy circular/prospectus. This management proxy circular/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION....................................................................... 8

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS........................................................13

SUMMARY............................................................................................................14
         Information regarding the Company and ZIM.................................................................14
         Management of Company after the Amalgamation..............................................................17
         Request for Assistance....................................................................................19
         Currency Presentations and Exchange Rates.................................................................19

UNAUDITED PRO FORMA FINANCIAL INFORMATION..........................................................................21
         Unaudited Pro Forma Condensed Combined Balance Sheet......................................................22
         Unaudited Pro Forma Condensed Combined Statement of Operations............................................23
         Notes to Unaudited Pro Forma Condensed Combining Financial Statements.....................................25
         Unaudited Pro Forma Financial Information.................................................................
         Unaudited Pro Forma Condensed Combined Balance Sheet......................................................
         Unaudited Pro Forma Condensed Combined Statement of Operations............................................
         Notes to Unaudited Pro Forma Condensed Combining Financial Statements.....................................

RISK FACTORS.......................................................................................................28

FORWARD-LOOKING STATEMENTS.........................................................................................36

ZIM SPECIAL MEETING................................................................................................37
         Record Date...............................................................................................37
         Proxies...................................................................................................37
         Vote Required.............................................................................................38
         Recommendation of Board of Directors......................................................................38
         Fees and Expenses.........................................................................................38

THE AMALGAMATION...................................................................................................39
         Background of the Amalgamation............................................................................39
         Related Transactions......................................................................................40
         ZIM's Reasons for the Amalgamation .......................................................................40
         The Company's Reasons For the Amalgamation................................................................42
         Effective Date of the Amalgamation........................................................................42
         Distribution of the Company Stock Certificates............................................................42
         Exchange of ZIM Options...................................................................................43
         U.S. Federal Income Tax Consequences......................................................................43
         Canadian Tax Consequences.................................................................................45
         Management after the Amalgamation.........................................................................47
         Beneficial Ownership After the Amalgamation...............................................................47
         Interests of Certain Persons in the Amalgamation..........................................................47
         Agreement with Cooper Consultants, Inc....................................................................48

         Resale of the Company's Shares under US Securities Laws...................................................48
         Resale of Company's Shares under Canadian Securities Laws.................................................48

RIGHTS OF DISSENTING SHAREHOLDERS..................................................................................50
         Summary of Section 190 of the CBCA........................................................................50
         Address for Notices.......................................................................................51
         Ceasing of Rights as a Shareholder........................................................................51
         Strict Compliance with Dissent Provisions Required........................................................51

TERMS OF THE ACQUISITION AGREEMENT AND THE AMALGAMATION AGREEMENT..................................................52
         The Amalgamation..........................................................................................52
         Adjustments to Reflect Changes in ZIM's Capitalization....................................................53
         Lockup Agreement With Certain Company Shareholders........................................................53
         Representations and Warranties of ZIM.....................................................................54
         Representations and Warranties of the Company.............................................................55
         Additional Representations and Warranties of Certain Company Shareholders.................................56
         Covenants of ZIM..........................................................................................56
         Covenants of the Company..................................................................................57
         Access to Information.....................................................................................57
         Confidentiality...........................................................................................57
         Reasonable Efforts Covenant...............................................................................58
         Non-Solicitation Covenant of ZIM..........................................................................58
         Fees and Expenses.........................................................................................58
         Joint Conditions to the Completion of the Amalgamation....................................................58
         Conditions to the Obligations of the Company..............................................................59
         Conditions of Obligations of ZIM..........................................................................59
         Survival of Representations and Warranties................................................................60
         Indemnification...........................................................................................60
         Termination...............................................................................................60
         Effect of Termination.....................................................................................61
         Governing Law.............................................................................................61

DESCRIPTION OF THE COMPANY'S SHARE CAPITAL.........................................................................62
         Common Shares.............................................................................................62
         Special Shares............................................................................................62
         Preferred Shares..........................................................................................64
         Transfer Agent and Registrar..............................................................................65

COMPARISON OF SHAREHOLDER RIGHTS...................................................................................66

INFORMATION CONCERNING THE COMPANY.................................................................................67
         General...................................................................................................67
         Strategy..................................................................................................67
         Facilities................................................................................................67
         Employees.................................................................................................67
         Legal Proceedings.........................................................................................67

         Management of the Company.................................................................................68
         Management Compensation...................................................................................68
         Certain Relationships and Related Transactions ...........................................................68
         Securities Ownership of Certain Beneficial Owners and
         Management of the Company.................................................................................69

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY...............71

INFORMATION CONCERNING ZIM.........................................................................................72
         Overview..................................................................................................72
         Industry Background.......................................................................................72
         Strategy..................................................................................................74
         History...................................................................................................75
         Products..................................................................................................75
         Strategic Alliances.......................................................................................78
         Marketing and Sales.......................................................................................78
         Market Objective..........................................................................................79
         Market Strategy...........................................................................................79
         Competition...............................................................................................80
         Employees.................................................................................................80
         Intellectual Property.....................................................................................81
         Subsidiaries..............................................................................................81
         Facilities of ZIM.........................................................................................81
         Management of ZIM.........................................................................................81
         Legal Proceedings Involving Mr. Cowpland..................................................................83
         Management Compensation of ZIM............................................................................85
         Transactions with Affiliates..............................................................................85
         Stock Option Plan.........................................................................................86
         Security Ownership of ZIM.................................................................................87
         Information About Shares..................................................................................89
         Dividends.................................................................................................89

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
         AND FINANCIAL CONDITION OF ZIM............................................................................90
         Overview..................................................................................................90
         Operating Results for the Fiscal Years Ended May 31, 1999, 2000 and 2001..................................90
         Revenues..................................................................................................90
         Operating Expenses .......................................................................................91
         Liquidity and Capital Resources...........................................................................92
         Operating Results for the Nine Months Ended February 28, 2002 and 2001....................................92
         Operating Expenses........................................................................................93
         Liquidity and Capital Resources...........................................................................93

LEGAL MATTERS......................................................................................................96

EXPERTS............................................................................................................96

OTHER MATTERS......................................................................................................96

WHERE YOU CAN FIND MORE INFORMATION................................................................................97


EXHIBITS:

Exhibit A -- Acquisition Agreement
Exhibit B -- Form of Amalgamation Agreement
Exhibit C -- Financial Statements of Private Capital Investors, Inc. Exhibit D -- Consolidated Financial Statements of ZIM Technologies
             International, Inc.
Exhibit E -- Dissent Right Provisions of Canada Business Corporations Act

                  QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION

Q:       WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote to approve the amalgamation of ZIM and a wholly-owned subsidiary of the Company. After the amalgamation is completed, the amalgamated company will be a wholly owned subsidiary of the Company.

Q.       WHO IS THE COMPANY?

A. The Company is a "shell" company. It has conducted virtually no business operations since its organization. The Company was formed for the purpose of effecting a business combination with a target business, such as ZIM, which desires to acquire its shareholder base and utilize its status as a reporting company under the Securities Exchange Act of 1934.

Q:       WHAT WILL I RECEIVE IN THE AMALGAMATION?

A: If the amalgamation is completed, each common share of ZIM will be exchanged into one common share of the Company and each special share of ZIM will be exchanged into one special share of the Company.

Q:       DOES ZIM'S BOARD SUPPORT THE AMALGAMATION?

A: Yes. ZIM's Board of Directors has unanimously determined that the amalgamation is in the best interest of ZIM and its shareholders and recommends that ZIM's shareholders vote for approval of the amalgamation agreement. The directors and executive officers of ZIM have indicated that they intend to vote for the approval of the amalgamation agreement.

Q.       WHY HAS ZIM AGREED TO BE ACQUIRED BY THE COMPANY?

A. After the amalgamation, the common shares of the Company will be registered under Section 12(g) of the Securities Exchange Act of 1934. The board of directors of ZIM believes that this registration will provide potential benefits to ZIM and its shareholders, including the ability to issue shares in a reporting company to potential merger and acquisition candidates and to potential investors. At the present time, ZIM has not identified any potential merger and acquisition candidates. The board of directors of ZIM also believes that the registration will enhance the ability of ZIM's current shareholders to resell their shares in the future. However, most ZIM shareholders will not be able to resell the shares they receive in the amalgamation until 12 months after the amalgamation due to restrictions under Canadian securities laws.

         To review the reasons for the amalgamation in greater detail, see "The Amalgamation - Reasons for the Amalgamation" on page 40.

Q:       WHEN AND WHERE IS THE SPECIAL MEETING OF SHAREHOLDERS?

A: The special meeting will take place on _______, _______ 2002, at ___ a.m., local time, at the offices of ZIM located at 200-20 Colonnade Road, Ottawa, Ontario.

Q:       WHO CAN VOTE AT THE ZIM SPECIAL MEETING OF SHAREHOLDERS?

A: ZIM's board of directors has established [__________], 2002 as the record date for the special meeting. You can vote at the special meeting if you own common shares or special shares of ZIM at the close of business on [__________], 2002. As of the close of business on that date, approximately 33,183,921 common shares of ZIM and 5,163,500 special shares of ZIM were outstanding.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE AMALGAMATION?

A: Approval of the amalgamation requires the affirmative vote of two-thirds of the votes cast at the meeting in person or by proxy by the holders of ZIM's common shares and ZIM's special shares, each voting separately as a class. Shareholders will have one vote for each share of ZIM owned by them.

Q: DOES THE CONSUMMATION OF THE AMALGAMATION REQUIRE THE APPROVAL OF THE COMPANY SHAREHOLDERS?

A: No. The Company's shareholders are not required to approve the consummation of the amalgamation.

Q:       WHAT DO I NEED TO DO NOW?

A: Either attend the special meeting in person or indicate on your proxy form how you want to vote. Sign and return the proxy form in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on [________], 2002.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. If you fail to instruct your broker to vote your shares, your shares will not be counted at the meeting.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY FORM?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Chief Financial Officer of ZIM stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy form provided that it is received by ZIM before the close of business on the last business day before the special meeting. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the amalgamation is completed, the Company will send you written instructions explaining how you should exchange your stock certificates.

Q:       WHEN DO YOU EXPECT THE AMALGAMATION TO BE COMPLETED?

A: The Company and ZIM expect the amalgamation to be completed during the fall 2002. The Company is working towards completing the amalgamation as quickly as possible. To do so, the shareholders of ZIM must approve the amalgamation.

Q:       CAN I EXERCISE DISSENT RIGHTS IN CONNECTION WITH THE AMALGAMATION?

A: Yes. The shareholders of ZIM have the right to dissent to the amalgamation under the Canada Business Corporations Act. To exercise your dissent rights, you must comply with the procedures described on page 50 of this management proxy circular/prospectus.

         You should be aware that the amalgamation agreement provides that ZIM's Board of Directors may terminate the amalgamation agreement if any ZIM shareholder exercises dissent rights.

Q. ARE THERE ANY CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND ZIM TO COMPLETE THE AMALGAMATION?

A. The obligation of the Company and ZIM to complete the amalgamation is subject to several conditions, including the following:

         - None of the holders of any ZIM shares shall have exercised their dissent rights under the Canada Business Corporations Act. The board of ZIM has the right to waive this condition.

         - The Company must have continued under the Canada Business Corporations Act.

         - The Company must have changed its name from Private Capital Investors, Inc. to ZIM Corporation.

         - One of the Company's principal shareholders, Global Intermatch Corp., must have distributed 90,000 common shares to its shareholders.

         - The parties must fulfill other customary conditions set forth in the acquisition agreement.

         At the present time, the Company believes that all the conditions to the closing of the amalgamation will be satisfied.

Q.       WHAT PERCENTAGE OF THE COMPANY WILL BE OWNED BY FORMER SHAREHOLDERS OF
         ZIM?

A. Assuming the amalgamation is completed, the former shareholders of ZIM would own 33,183,921 common shares of the Company, representing 95.58% of the total common shares outstanding, and 5,163,500 special shares of the Company, representing 100% of the special shares outstanding. The former ZIM shareholders would own collectively 96.15% of the total shares outstanding.

Q.       WHO WILL MANAGE THE COMPANY AND ZIM AFTER THE AMALGAMATION?

A. At the closing of the amalgamation, the five current directors of ZIM will become the directors of the Company and the Company's current directors will resign. Additionally, most of the current executive officers of ZIM will be appointed as executive officers of the Company and the current executive officers of the Company will resign.

         The persons who will serve as directors and executive officers of the Company after the amalgamation are listed under "Summary - Management of the Company After the Amalgamation" on page 17. More detailed information on these directors and executive officers is provided in "Information Concerning ZIM - Management" on page 81.

Q.       WHERE WILL THE COMPANY HAVE ITS DOMICILE?

A. After the amalgamation, the registered office and legal headquarters of the Company will be located in Ottawa, Canada.

Q.       WHAT WILL HAPPEN TO ZIM'S OUTSTANDING STOCK OPTIONS?

A. Prior to the effective date of the amalgamation, the Company will offer to issue new options in exchange for all outstanding options of ZIM. The Company's new options will have the same terms and conditions as the outstanding ZIM options, except that they will provide for the purchase of common shares of the Company in lieu of common shares of ZIM. The completion of the exchange will be contingent on the completion of the amalgamation.

Q. IF I AM A CANADIAN RESIDENT, WILL I BE TAXED ON THE COMPANY SHARES THAT I RECEIVE IN THE AMALGAMATION?

A. Each shareholder of ZIM who is a resident of Canada and who receives common or special shares as a result of the amalgamation will be considered to have disposed of his or her ZIM shares for proceeds equal to their cost amount and will be considered to have acquired the shares of the Company at that same cost amount. As a result, a Canadian resident should not be subject to any Canadian income taxes in connection with the amalgamation.

Q. IF I AM A U.S. RESIDENT, WILL I BE TAXED ON THE COMPANY SHARES THAT I RECEIVE IN THE AMALGAMATION?

A. No. U.S. resident shareholders should not be required to recognize any income for U.S. federal income tax purposes in connection with the amalgamation, except for U.S. resident shareholders who own, directly or indirectly, 5% or more of both the total voting power and total value of the stock of either the Company or ZIM.

         Shareholders of ZIM who are residents of jurisdictions other than Canada or the United States should consult with their own independent tax advisors for advice with respect to the income tax consequences to them in regard to their own particular circumstances.

Q.       WHAT WILL BE THE ACCOUNTING TREATMENT OF THE AMALGAMATION?

A. The transaction will be treated as a reverse takeover of the Company by ZIM and accounted for using the purchase method as provided by Canadian generally accepted accounting principles. Under reverse takeover accounting, the financial statements of the amalgamated entity are considered a continuation of ZIM. As such, the net assets of ZIM will remain at their carrying values and the net assets of the Company will be recorded at their fair values which, in the Company's case, are equal to their carrying values. For a more detailed description of the accounting treatment, see "Summary -- Accounting Treatment" on page 18.

Q.       WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have more questions about the amalgamation, you should contact Kathy Aubrey-Moore, Chief Financial Officer, at ZIM. Her telephone number is (613) 727-1397.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         The Company and ZIM are corporations organized under the Canada Business Corporations Act. Additionally, most of the executive officers and directors of ZIM, as well as some of the experts named in this management proxy circular/prospectus, are not citizens or residents of the United States and all or a substantial part of the assets of these persons may be located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon these individuals or to realize against them or the Company within the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933. Borden Ladner Gervais LLP, counsel for ZIM, has advised the Company, however, that the civil liability provisions of that act may be enforced in original actions taken in the Province of Ontario against the Company, ZIM or any such individual, but a judgment of a US court predicated on such provisions will not be enforceable by an action in the Province of Ontario unless all of the following conditions are met:

         - It is a judgment of a court of competent jurisdiction (according to Canadian Rules of Conflicts of Laws) that is final and conclusive as between the parties so as to make it res judicia between the parties.

         - The proceedings in which the judgment was obtained were not contrary to natural justice.

         - The enforcement of the foreign judgment would not be contrary to public policy in the Province of Ontario.

         -        The judgment was not obtained by fraud.

                                    SUMMARY

         This summary highlights selected information from this management proxy circular/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire management proxy circular/prospectus and the other documents to which we refer to understand fully the amalgamation. See "Where You Can Find More Information" on page 97 on how to obtain copies of those documents. In addition, the acquisition agreement and the proposed amalgamation agreement are attached as exhibits to this management proxy circular/prospectus. We encourage you to read these agreements because they are the legal documents that will govern the amalgamation.

INFORMATION REGARDING THE COMPANY AND ZIM

PRIVATE CAPITAL INVESTORS, INC.
511 N.E. 94th Street
Miami Shores, Florida 33138
(305) 758-3738

         The Company was originally incorporated under the laws of the State of Florida on August 6, 1999. The Company is a "shell" company which has conducted virtually no business activities since its organization. It was created to effect a business combination with a target business, such as ZIM, which desires to acquire its shareholder base and to utilize the Company's status as a reporting company under the U.S. Securities Exchange Act of 1934. Prior to the completion of the amalgamation, the Company will become a Canadian corporation by filing articles of continuation under the Canada Business Corporations Act.

         For more information regarding the Company, see "Information Concerning the Company" starting on page 67.

ZIM TECHNOLOGIES INTERNATIONAL, INC.
200-20 Colonnade Road
Ottawa, Ontario K2E 7M2
(613) 727-1397

         ZIM is a corporation organized in 1997 under the Canada Business Corporations Act. Since 1997, ZIM has offered enterprise software for designing, developing and manipulating database systems and applications. ZIM is also a developer of software for wireless applications which enables users to engage in mobile communications and decision-making based on real-time interactive data communications and transactions.

         For more information regarding ZIM, see "Information Concerning ZIM" starting on page 72.

YOU WILL RECEIVE ONE COMPANY SHARE FOR EACH ZIM SHARE

         When the amalgamation is completed, each of your common shares of ZIM will be converted into one common share of the Company and each of your special shares of ZIM will be converted into one special share of the Company.

         For example, if you hold 1,000 common shares of ZIM, then you will received 1,000 common shares of the Company.

SHARE INFORMATION AND MARKET PRICES OF THE COMPANY'S SHARES

         The Company's shares are not traded on any securities exchange or public market. To the best of the Company's knowledge, there has been no secondary trading in the Company's shares.

GENERALLY, THE AMALGAMATION WILL BE A TAX FREE TRANSACTION FOR ZIM SHAREHOLDERS WHO ARE CANADIAN RESIDENTS (SEE PAGE 45)

         The Company expects that for Canadian tax purposes, most Canadian residents will not recognize any gain or loss in the amalgamation, unless they exercise their dissent rights.

GENERALLY, THE AMALGAMATION WILL BE A TAX-FREE TRANSACTION FOR ZIM SHAREHOLDERS WHO ARE U.S. RESIDENTS (SEE PAGE 43)

         The Company expects for that U. S. federal income tax purposes, U. S. residents of ZIM will not recognize any gain or loss in the amalgamation, unless they exercise dissent rights or they own 5% or more of both the total voting power and total value of the stock of either the Company or ZIM. The holding period for the Company shares received in the amalgamation, which determines how any gain or loss should be treated for U.S. federal income tax purposes upon future sales of the Company shares, generally will include the shareholder's holding period for the ZIM shares exchanged in the amalgamation.

ZIM AND THE COMPANY HAVE RECEIVED LEGAL OPINIONS THAT THE CANADIAN AND U.S. INCOME TAX TREATMENT WILL BE AS DESCRIBED IN THIS DOCUMENT. (SEE PAGES 43 AND 45)

         This tax treatment may not apply to certain ZIM shareholders, including shareholders who are dealers in securities or shareholders who are treated as owning at least 5% of both the total voting power and the total value of the stock of either the Company or ZIM. Determining the actual tax consequences of the amalgamation to you may be complex and will depend on your specific situation and on variables not within the Company's control. You should consult your own tax advisor for a full understanding of the amalgamation's tax consequences to you.

ZIM BOARD UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE AMALGAMATION AGREEMENT AND THE AMALGAMATION (SEE PAGE 39)

         The ZIM board believes that the amalgamation is in your best interests and has unanimously approved the amalgamation agreement. The ZIM board of directors recommends that you vote

"FOR" approval of the amalgamation agreement and the amalgamation. The directors and executive officers of ZIM have indicated that they intend to vote for the approval of the amalgamation agreement and the amalgamation.

SPECIAL MEETING WILL BE HELD ON [_______], 2002 (SEE PAGE 37)

         The special meeting of ZIM shareholders will be held at ____ p.m. on ________, 2002, at 200-20 Colonnade Road, Ottawa, Ontario. At the special meeting, you will be asked to consider and vote to approve the amalgamation agreement and the amalgamation.

RECORD DATE HAS BEEN SET AT _________, 2002; TWO-THIRDS VOTE OF EACH CLASS OF SHARES IS REQUIRED TO APPROVE AMALGAMATION (SEE PAGES 37 AND 38)

         You can vote at the special meeting if you owned ZIM shares at the close of business on ______________, 2002. As of that date, there were 33,183,921 common shares of ZIM and 5,163,500 special shares issued and outstanding and entitled to be voted at the special meeting. The affirmative vote of the holders of two-thirds of the common shares and special shares present at the meeting or voting by proxy, each voting separately as a class, is required to approve the amalgamation.

         The directors and executive officers of ZIM beneficially owned, as of the record date, and are entitled to vote 17,033,657 of the outstanding common shares of ZIM and 2,700,000 special shares of ZIM, which represents approximately 51.3% of the outstanding common shares and 52.3% of the outstanding special shares. The ZIM directors and executive officers have indicated that they intend to vote their shares for the approval of the amalgamation agreement.

THE COMPANY WILL OFFER TO ISSUE COMPANY OPTIONS IN EXCHANGE OF ALL ZIM OPTIONS (SEE PAGE 43)

         Prior to the amalgamation, the Company will offer to issue Company options in exchange for the outstanding ZIM options. The Company options will have the same exercise price, terms and conditions as the ZIM options. As of the date of this management proxy circular/prospectus, ZIM had issued options covering 15,358,915 common shares. The completion of the exchange will be contingent on the completion of the amalgamation.

ZIM SHAREHOLDERS HAVE DISSENT RIGHTS (SEE PAGE 50)

         Under the Canada Business Corporations Act, if you do not vote for the amalgamation agreement and you properly and timely exercise your rights to dissent to the amalgamation, you may demand a cash payment for the "fair value" of your ZIM shares. To exercise these rights, you must comply with all procedural requirements of the Canada Business Corporations Act, the relevant sections of which are attached to this document as Exhibit E.

         Under the terms of the acquisition agreement, the board of directors of ZIM has the right to terminate the agreement and cancel the proposed amalgamation if any ZIM shareholders elect to exercise their dissent rights. The board of directors of ZIM intends to review the number of dissenters following the special meeting to determine whether it should waive this condition. In considering this matter, the board of directors of ZIM intends to review ZIM's then current financial condition and liquidity resources in light of the number of shares for which dissent rights have been exercised. If the anticipated payment to dissenters is not significant in light of ZIM's cash resources, then ZIM's board of directors expects that it would waive this condition.

CERTAIN PERSONS HAVE INTERESTS IN THE AMALGAMATION (SEE PAGE 47)

         Some of ZIM's directors and officers have interests in the amalgamation that are different from, or in addition to, their interests as shareholders of ZIM.

         Certain of the directors and executive officers of ZIM hold stock options which entitle them to purchase, in the aggregate, up to 8,113,332 common shares of ZIM. Under the terms of the acquisition agreement, the Company will offer to exchange these options for Company options.

         Upon the consummation of the amalgamation, the current directors of ZIM will become the directors of the Company and the current officers of ZIM will become the officers of the Company.

         The board of ZIM was aware of these interests and took them into account in approving the amalgamation.

THE COMPANY SHARES ISSUED IN THE AMALGAMATION WILL BE FREELY TRANSFERABLE UNDER U.S. SECURITIES LAWS BY NON-AFFILIATES OF ZIM. HOWEVER, ALL OF THE COMPANY SHARES WILL BE SUBJECT TO RESALE RESTRICTIONS UNDER CANADIAN SECURITIES LAWS. (SEE PAGE 48)

         The common shares and special shares of the Company issued in the amalgamation will be freely transferable under U.S. securities laws by any person who is not an affiliate of ZIM. Generally, "affiliates" include directors, certain executive officers and 10% or greater shareholders.

         After the amalgamation, the Company intends to file a prospectus in appropriate provinces in Canada to become a reporting issuer in these provinces. Once the Company becomes a reporting issuer in these provinces, the special shares will immediately convert into common shares and such common shares will be freely tradable in the Canadian provinces in which the Company is a reporting issuer. Additionally, all of the common shares issued in the amalgamation will become freely tradable after a period of 12 months. In both cases, however, principals of ZIM will be subject to escrow requirements. Under these requirements, the ZIM principals will not be able to publicly sell their escrowed securities until certain escrow periods expire.

MANAGEMENT OF COMPANY AFTER THE AMALGAMATION (SEE PAGE 81)

         At the closing of the amalgamation, the current directors and executive officers of ZIM will be appointed as directors and executive officers of the Company and the current directors and executive officers of the Company will resign. The persons who will serve as directors and executive officers of the Company after the closing are listed below:

       NAME                              PROPOSED POSITION WITH COMPANY             CURRENT POSITION WITH ZIM

Dr. Michael Cowpland                     President, Chief Executive             President, Chief Executive Officer
                                         Officer and Director                   and Director

Steven Houck                             Director                               Director

Gene Rheaume                             Director                               Director

Charles Saikaley                         Director                               Director

James Stechyson                          Chairman                               Chairman

Tony Davidson                            Chief Technology Officer               Chief Technology Officer

Kathy Aubrey-Moore                       Chief Financial Officer                Chief Financial Officer


         The background of these individuals is described in "Description of ZIM - Management" on page 81.

COMPARISON OF RIGHTS OF ZIM SHAREHOLDERS AND THE COMPANY SHAREHOLDERS (SEE PAGE
66)

         You will receive Company shares if the amalgamation is completed. The rights of the shareholders of ZIM and the rights of the shareholders of the Company are substantially the same because prior to the amalgamation the Company will become a corporation governed by the Canada Business Corporations Act and will adopt articles and bylaws which are identical to the articles and bylaws of ZIM.

ACCOUNTING TREATMENT

         Assuming that the amalgamation is completed, the existing shareholders of the Company and the former shareholders of ZIM will own 3.85% and 96.15% respectively of the outstanding shares in the Company. Moreover, the board of directors of the Company will be comprised exclusively of representatives appointed by ZIM. Accordingly, from an accounting point of view, ZIM will be considered to be the acquirer. Therefore, the transaction will be treated as a reverse takeover of the Company and accounted for using the purchase method as provided by Canadian generally accepted accounting principles. Under reverse takeover accounting, the financial statements of the amalgamated entity are considered a continuation of ZIM. As such, the net assets of ZIM will remain at their carrying value and the net assets of the Company will be recorded at their fair values which, in the Company's case, are equal to their carrying values.

         The transaction will be accounted for as a recapitalization under US GAAP. The accounting treatment would not differ from that under Canadian GAAP.

TERMINATION OF THE ACQUISITION AGREEMENT  (SEE PAGE 19)

         ZIM and the Company can mutually agree at any time to abandon the amalgamation and terminate the acquisition agreement at any time prior to the closing. Also, ZIM and the Company can decide, without the consent of the other, to abandon the amalgamation if any of the following occur:

         -        The amalgamation has not been completed by June 15, 2003.

         - If either party has materially breached the acquisition agreement and such breach cannot be cured within ten days of written notice of the breach.

         - A court of competent jurisdiction has issued a final non-appealable order preventing the consummation of the amalgamation.

         -        Any shareholders of ZIM exercise dissent rights.

         - A governmental entity has taken action which would make the amalgamation illegal or otherwise render the parties unable to complete the amalgamation.

REQUEST FOR ASSISTANCE

         If you have questions or want copies of additional documents, you may contact Kathy Aubrey-Moore at (613) 727-1397.

CURRENCY PRESENTATIONS AND EXCHANGE RATES

         In this management proxy circular/prospectus, unless otherwise specified, all references to "US$" or "$" are to U.S. dollars and all references to "CDN$" are to Canadian dollars.

         The following table sets out, for the periods and dates indicated, certain information concerning the rates of exchange for CDN$ per US$ based on the noon buying rate in the City of New York for cable transfers as certified for custom purposes by the Federal Reserve Bank of New York.


                                                          Fiscal Years Ended May 31,
                              -------------------------------------------------------------------------------------
                                 2001               2000              1999               1998               1997
                              ----------         ----------        ----------         ----------         ----------

At End of Year                CDN$1.5461         CDN$1.4977        CDN$1.4578         CDN$1.4571         CDN$1.3798
Average(1)                    CDN$1.5170         CDN$1.4730        CDN$1.5120         CDN$1.4520         CDN$1.3671
High                          CDN$1.5788         CDN$1.5135        CDN$1.5770         CDN$1.4637         CDN$1.3994
Low                           CDN$1.4653         CDN$1.4350        CDN$1.4530         CDN$1.3690         CDN$1.3310

                       Nine Months Ended
                       February 28, 2002
         --------------------------------------

         At End of Year              CDN$1.6049
         Average                     CDN$1.5666
         High                        CDN$1.6112
         Low                         CDN$1.5175

         (1) The average of the noon buying rates for CDN$ on the last business day of each month during the relevant period.

         On ___________, 2002, the noon buying rate in New York as certified for customs purposes by the Federal Reserve Bank of New York was CDN$____ per U.S. dollar. No representation is made that the Canadian dollar amounts could have been or could in the future be so converted at any particular rate or at all.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                               (CANADIAN DOLLARS)

         The following Unaudited Pro Forma Condensed Combined Statements of Operations combine the Company's and ZIM's historical statements of operations for the following periods:

         o  the years ended July 31, 2001 and May 31, 2001, respectively; and

         o the nine months ended April 30, 2002 and February 28, 2002, respectively.

         The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the amalgamation of ZIM and the Company as if it had occurred on June 1, 2000.

         The following Unaudited Pro Forma Condensed Combined Balance Sheet combines the Company's and ZIM's historical balance sheets as of April 30, 2002 and February 28, 2002, respectively, giving effect to the amalgamation of ZIM and the Company as if it had occurred on February 28, 2002.

         The historical financial information of ZIM has been derived from the audited financial statements for the year ended May 31, 2001 and the unaudited financial statements for the nine months ended February 28, 2002 which are included in Exhibit D to this management proxy circular/prospectus and should be read in conjunction with such financial information and the notes thereto.

         The historical financial information of the Company has been derived from the audited financial statements for the year ended July 31, 2001 and the unaudited financial statements for the nine months ended April 30, 2002 which are included in Exhibit C to this management proxy circular/prospectus and should be read in conjunction with such financial information and the notes thereto.

         The Unaudited Pro Forma Condensed Combined Financial Statements reflect the amalgamation of the Company and ZIM. The financial statements of the Company have been converted into Canadian dollars. There are no material differences between Canadian GAAP and US GAAP as it relates to the financial statements of the Company.

         The unaudited information presented below is provided for information purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the description of the transaction and the financial statements of and notes thereto of the Company and ZIM included elsewhere in this document.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET  (CDN$)

The following unaudited pro forma condensed combined balance sheet reflects the consolidated balance sheet of ZIM as of February 28, 2002, after giving effect to the proposed amalgamation of the Company and ZIM on that date. The amalgamation will be treated as a reverse takeover of the Company by ZIM and accounted for using the purchase method of accounting as required by Canadian generally accepted accounting principles. The unaudited information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of the Company and ZIM and the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company and ZIM included elsewhere in this management proxy circular/prospectus.



                                                   COMPANY           ZIM
                                                -----------      ------------
                                                  APRIL 30,      FEBRUARY 28,       PRO FORMA         PRO FORMA
                                                    2002            2002            ADJUSTMENTS         COMBINED
                                                -----------      ------------     -------------     --------------
                                                (UNAUDITED)      (UNAUDITED)                          (UNAUDITED)
                                                   (CDN$)           (CDN$)             (CDN$)            (CDN$)
                                                  (NOTE 2)                            (NOTE 3)
Assets
     Cash and cash equivalents               $        963     $    499,766               --        $    500,729
     Accounts receivable                               --          879,266               --             879,266
     Investment tax credits receivable                 --          409,104               --             409,104
     Prepaid expenses                                  --           62,031               --              62,031
                                             ------------     ------------         --------        ------------
                                                      963        1,850,167               --           1,851,130
     Property and equipment                            --          620,532               --             620,532
     Other assets                                      --          323,873               --             323,873
                                             ------------     ------------         --------        ------------
         Total Assets                        $        963     $  2,794,572               --        $  2,795,535
                                             ============     ============         ========        ============

Liabilities
     Accounts payable                        $         --     $    185,150     $         --        $    185,150
     Accrued liabilities                               --          529,508               --             529,508
     Deferred revenue                                  --          614,317               --             614,317
     Current portion of capital lease
         obligations                                   --           52,343               --              52,343
                                             ------------     ------------         --------        ------------
                                                       --        1,381,318               --           1,381,318
     Capital lease obligations                         --           29,312               --              29,312

Stockholders equity
     Common stock and additional paid-
          in capital                               15,008       11,741,720          (15,008)(a)      11,742,683
                                                                                        963(a)
     Contributed surplus                               --        1,503,157                            1,503,157
     Accumulated other comprehensive
          income - foreign currency
          translation                                (206)          24,599              206(a)           24,599

     Deficit                                      (13,839)     (11,885,534)          13,839(a)      (11,885,534)
                                             ------------     ------------         --------        ------------
         Total stockholders equity                    963        1,383,942               --           1,384,905
                                             ------------     ------------         --------        ------------
Total liabilities and stockholders equity    $        963     $  2,794,572               --        $  2,795,535
                                             ============     ============         ========        ============


UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (CDN$)

The following unaudited pro forma condensed combined statements of operations reflect the results of operations of ZIM for the year ended May 31, 2001 and for the nine months ended February 28, 2002, after giving effect to the proposed amalgamation of the Company and ZIM as though the amalgamation had occurred on June 1, 2000. The unaudited information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of the Company and ZIM and the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company and ZIM included elsewhere in this management proxy circular/prospectus.

                                     COMPANY              ZIM
                                  -------------       ------------
                                   YEAR ENDED         YEAR ENDED
                                  JULY 31, 2001       MAY 31, 2001        ADJUSTMENTS           PRO FORMA
                                  -------------       ------------        -----------           ---------
                                      (CDN$)             (CDN$)              (CDN$)              (CDN$)
                                     (NOTE 2)                               (NOTE 3)

Revenues                                     --       $  1,572,092                  --       $  1,572,092
Costs and expenses (income):
Selling, general and
    administrative                           --          5,062,395                  --          5,062,395
Research and
    development                              --            653,229                  --            653,229
Depreciation                                 --            198,552                  --            198,552
Cost of software revenues                    --            177,520                  --            177,520
Interest                                     --             61,741                  --             61,741
Foreign exchange gain                        --            (26,891)                 --            (26,891)
Other                                        --           (100,797)                 --           (100,797)
                                   ------------       ------------         -----------       ------------
                                             --          6,025,749                  --          6,025,749
                                   ------------       ------------         -----------       ------------
Net loss                                     --         (4,453,657)                 --         (4,453,657)
                                   ============       ============         ===========       ============

Loss per share - basic and
    diluted (4)                    $         --       $      (0.31)                 --       $      (0.27)
                                   ============       ============         ===========       ============
Weighted average number of
    shares outstanding                1,535,455         14,497,588                  --         16,033,043
                                   ============       ============         ===========       ============




                                      COMPANY             ZIM
                                 ----------------- -------------------
                                 NINE MONTHS ENDED   NINE MONTHS ENDED
                                   APRIL 30, 2002    FEBRUARY 28, 2002     ADJUSTMENTS         PRO FORMA
                                 ----------------- -------------------     -----------       ------------
                                     (UNAUDITED)      (UNAUDITED)                            (UNAUDITED)
                                       (CDN$)            (CDN$)              (CDN$)            (CDN$)
                                      (NOTE 2)                              (NOTE 3)


Revenues                                     --       $  2,475,819                  --       $  2,475,819

Costs and expenses (income):
Selling, general and
    administrative                           --          3,883,034                  --          3,883,034
Research and
    development                              --          3,113,867                  --          3,113,867
Depreciation                                 --            183,294                  --            183,294
Cost of software revenues                    --            109,572                  --            109,572
Interest                                     --             22,224                  --             22,224
Foreign exchange gain                        --            (42,401)                 --            (42,401)
                                     ----------       ------------          ----------       ------------
                                             --          7,269,590                  --          7,269,590
                                     ----------       ------------          ----------       ------------
Net loss before income
    taxes                                    --         (4,793,771)                 --         (4,793,771)
                                     ----------       ------------          ----------       ------------
Income taxes                                 --             86,000                  --             86,000
                                     ----------       ------------          ----------       ------------
Net loss                                     --       $ (4,879,771)                 --       $ (4,879,771)
                                     ==========       ============          ==========       ============
Loss per share - basic and
    diluted (4)                              --       $      (0.15)                 --       $      (0.14)
                                     ==========       ============          ==========       ============
Weighted average number of
    shares outstanding                1,535,455         33,204,811                  --         34,740,266
                                     ==========       ============          ==========       ============


NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

For the purpose of the unaudited pro forma combined condensed balance sheet and unaudited pro forma combined condensed statement of operations, the historical financial statements of the Company have been translated into Canadian dollars (see Note 2). The unaudited pro forma combined condensed statement of operations assumes that the proposed amalgamation of the Company and ZIM occurred on June 1, 2000. The amalgamation has been treated as a reverse takeover of the Company by ZIM and accounted for using the purchase method of accounting. Under reverse takeover accounting, the combined financial statements of the amalgamated entity are considered a continuation of the financial statements of ZIM. As such, the net assets of ZIM have remained at their carrying values and the net assets of the Company have been recorded at their fair values, which is equal to their carrying values.

The Unaudited Pro Forma Condensed Combined Statements of Operations combine the Company's and ZIM's historical statements of operations for the following periods:

         o  the years ended July 31, 2001 and May 31, 2001, respectively; and

         o the nine months ended April 30, 2002 and February 28, 2002, respectively.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the Company's and ZIM's historical balance sheets as of April 30, 2002 and February 28, 2002, respectively, giving effect to the amalgamation of ZIM and the Company as if it had occurred on February 28, 2002.

The historical financial information of ZIM has been derived from the audited financial statements for the year ended May 31, 2001 and the unaudited financial statements for the nine months ended February 28, 2002.

The historical financial information of the Company has been derived from the audited financial statements for the year ended July 31, 2001 and the unaudited financial statements for the nine months ended April 30, 2002.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the description of the transaction and the financial statements of and notes thereto of the Company and ZIM included elsewhere in this document.

NOTE 2 - CONVERSION OF THE COMPANY TO CANADIAN DOLLARS

The historical financial statements of ZIM were prepared under Canadian GAAP and in Canadian dollars. The historical financial statements of the Company were prepared under US GAAP and in US dollars. There are no material differences between Canadian GAAP and US GAAP as it relates the financial statements of the Company. For the purposes of these unaudited pro forma combined condensed financial statements, the assets of the Company have been converted to Canadian dollars using the exchange rates at February 28, 2002 of CDN $1.6049. Common stock and additional paid-in capital have been converted to Canadian dollars using the historical exchange rate of CDN $1.50080 and the deficit has been converted at an average exchange rate for the period during which it occurred of CDN $1.47219. There were no operations for the nine months ended February 28, 2002 or for the year ended July 31, 2001 and therefore no statement of operations has been presented.

The financial statement of the Company in US dollars and their conversion into Canadian dollars is as follows:

                                                       COMPANY        COMPANY
                                                      ---------      ---------
                                                       APRIL 30,      APRIL 30,
                                                         2002          2002
                                                      ---------      ---------
                                                      UNAUDITED      UNAUDITED
                                                        (US$)         (CDN$)

Assets
     Current assets                                    $    600       $    963
                                                       --------       --------
         Total assets                                  $    600       $    963
                                                       ========       ========

Liabilities                                                  --             --

Stockholders equity (Deficit)
     Common stock and additional paid-in capital         10,000         15,008
     Accumulated other comprehensive income -
        foreign currency translation                         --           (206)
     Deficit                                             (9,400)       (13,839)
                                                       --------       --------
         Total stockholders equity                          600            963
                                                       --------       --------
Total liabilities and stockholders equity              $    600       $    963
                                                       ========        ========


NOTE 3 - PRO FORMA ADJUSTMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET - FEBRUARY 28, 2002

(a) To eliminate the stockholders' equity of Private Capital Investors, Inc. and record the shares issued on amalgamation with ZIM.

NOTE 4 - PER SHARE INFORMATION

The historical loss per share - basic is computed by dividing the net loss by the weighted average shares outstanding prior to the amalgamation. The unaudited pro forma loss per share - basic is computed by dividing the pro forma net loss by the pro forma weighted average shares outstanding after giving effect to the shares outstanding after the amalgamation. Outstanding stock options have not been considered since their effect on loss per share would be anti-dilutive.

                                  RISK FACTORS

         The following risk factors apply to the amalgamation, the Company and ZIM. You should carefully consider the factors set forth below together with the information contained in this management proxy circular/prospectus relating to the Company and ZIM before making a decision regarding the amalgamation.

               RISKS ASSOCIATED WITH AMALGAMATION AND THE COMPANY

ZIM AND ITS SHAREHOLDERS MAY NOT RECEIVE THE PERCEIVED BENEFITS OF BEING A PUBLIC COMPANY.

         The board of directors of ZIM believes that ZIM and its shareholders will benefit from being a public company. The board believes that these benefits would include the ability to issue shares in a reporting company to potential merger and amalgamation candidates and to potential investors. Although the Company will be a reporting company following the completion of the acquisition, there can be no assurance that potential merger and acquisition candidates and potential investors will, in fact, find the Company's status as a reporting company to be attractive.

         The attractiveness of the Company as a reporting company depends in part on whether a secondary market in the shares of the Company is created following the completion of the amalgamation. The Company plans to seek the quotation of its common shares on the OTC Bulletin Board following the completion of the amalgamation. The quotation of the Company shares on the OTC Bulletin Board requires a registered broker-dealer to make a filing with the National Association of Securities Dealers, Inc. in which the broker-dealer seeks approval to act as a market maker for the Company's shares. The NASD will review the Company's securities filings, as well as the likelihood that a secondary market would develop in the shares, before permitting the shares to be quoted on the OTC Bulletin Board. As a result, it is possible that the Company's shares may not be quoted on the OTC Bulletin Board.

         Even if the Company's shares are admitted to the OTC Bulletin Board, it does not mean that secondary trading in the Company's shares will develop or that such trading will be material. Furthermore, the trading in the Company's common shares may be adversely affected if the Company's shares are treated as a "penny stock" under the rules of the US Securities Exchange Commission. See "Risk Factors - The Company may be subject to the penny stock rules of the SEC after the amalgamation" on page 29.

         In light of the foregoing, there can be no assurance that the Company will obtain the perceived benefits of being a public company.

YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AFTER THE AMALGAMATION.

         The ability of the former shareholders of ZIM to resell their shares following the completion of the amalgamation will be subject to limitations under US and Canadian securities laws.

         Under US securities laws, the former affiliates of ZIM will be subject to limitations on the number of shares which they may sell for a period of at least one year following the amalgamation.

Additionally, under Canadian securities laws, all of the Company shares issued pursuant to the amalgamation will be subject to resale restrictions under Canadian securities laws.

         After the amalgamation, the Company intends to file a prospectus in appropriate provinces in Canada to become a reporting issuer in these provinces. Once the Company becomes a reporting issuer in these provinces, the special shares will immediately convert into common shares and such common shares will be freely tradable in the Canadian provinces in which the Company is a reporting issuer. Additionally, all of the common shares issued in the amalgamation will become freely tradable in these provinces after a period of 12 months. In both cases, however, principals of ZIM will be subject to escrow requirements. Under these requirements, the ZIM principals will not be able to publicly sell their escrowed securities until certain escrow periods expire.

         In addition to restrictions under US and Canadian securities laws, the ability of the former shareholders of ZIM to sell their shares after the amalgamation will depend on whether a secondary market in the common shares of the Company develops following the completion of the amalgamation. As discussed above, there can be no assurance that a secondary market will develop.

YOU WILL SUFFER AN IMMEDIATE DILUTION OF 3.85% OF YOUR STOCK VALUE AS A RESULT OF THE AMALGAMATION.

         The current shareholders of the Company will retain 3.85% of the common and special shares of the Company to be outstanding following the completion of the amalgamation. As a result, each of the shareholders of ZIM will effectively suffer a dilution of 3.85% of their stock value as a result of the amalgamation. The Company will have almost no assets at the time of the amalgamation.

THE COMPANY MAY BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AFTER THE AMALGAMATION WHICH MAY ADVERSELY AFFECT THE MARKET FOR THE COMPANY'S COMMON SHARES.

         The SEC has adopted regulations which generally defined a "penny stock" to be any equity security that has a market price less than US$5.00 per share, subject to certain exceptions. The Company's securities may be covered by the penny stock rules, which imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of US$5,000,000 or individuals with a net worth in excess of US$1,000,000 or annual income exceeding US$200,000 or US$300,000 jointly with their spouse). For transactions covered by the rule, the broker/dealer must make a special suitability determination for the purchase and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, if the rules apply to the Company, the ability of the Company's shareholders to sell their shares in the secondary market would be adversely affected.

THE COMPANY'S STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, MAY BE VOLATILE.

         If a secondary market for the Company's common shares develops, the market value of the Company's shares after the amalgamation is likely to be highly volatile. The Company through its ownership of ZIM will be involved in a rapidly evolving industry. Stock prices in this industry have risen and fallen in response to a variety of factors, including:

         - announcements of new mobile data enabling technologies, mobile data software services or mobile data infrastructure;

         - acquisitions of or strategic alliances among providers of mobile data enabling technologies, mobile data software and services and mobile data infrastructure;

         - changes in recommendations by securities analysts regarding the results or prospects of providers of mobile data enabling technologies, mobile data software and services and mobile data infrastructure; and

         - changes in investor perceptions of the acceptance or profitability of mobile data enabling technologies, mobile data software and services and mobile data infrastructure.

                           RISKS ASSOCIATED WITH ZIM

ZIM HAS HISTORICALLY INCURRED SIGNIFICANT LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

         ZIM reported net losses of CDN$4,880,000 for the nine months ended February 28, 2002, and CDN$4,454,000, CDN$1,647,000 and CDN$851,000 for the
fiscal years ended May 31, 2001, 2000 and 1999. ZIM also expects to incur losses for at least six more months.

         ZIM's losses in the 2001 and 2002 fiscal years are attributable to the expense of developing and introducing its new line of software products for the mobile data industry. To date, ZIM has generated almost no revenues from these new products and its ability to generate revenues from these products in the future is subject to substantial uncertainty. Additionally, ZIM expects to continue to develop new products on an ongoing basis in the future and to incur substantial expenses in connection with the development of these products. The development of new software products frequently involves substantial losses due to these expenses and the long sales cycle for sophisticated software products.

         In light of these factors, there is a significant risk that ZIM may never achieve profitable operations.

ZIM WILL NEED ADDITIONAL FINANCING TO FUND ITS ANTICIPATED LOSSES AND WORKING CAPITAL REQUIREMENTS. IF ZIM CANNOT OBTAIN THIS FINANCING, ZIM COULD BE FORCED TO DISCONTINUE OPERATIONS.

         ZIM will need additional financing in order to fund its losses and other requirements for the next 12 months. ZIM does not have any bank credit facility or other working capital credit line under which ZIM may borrow funds. As a result, ZIM will need to raise these funds from third party investors or its existing shareholders. ZIM currently expects to obtain financing through the sale of its securities to investors and existing shareholders.

         If funds are raised through the issuance of equity securities, the percentage ownership of the then current stockholders may be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of the Company's common shares. If additional funds are raised through the issuance of debt securities, the holders of this debt would have rights senior to the rights of the holders of the Company's shares and the terms of this indebtedness could impose restrictions on ZIM's operations.

         ZIM has not received any commitments from any third parties to provide additional financing. Unless such additional financing is received, ZIM will be unable to continue in operation in light of its significant operating losses.

REVENUES FROM ZIM'S PRINCIPAL SOFTWARE PRODUCT HAVE DECLINED SIGNIFICANTLY OVER THE PAST THREE YEARS.

         ZIM's principal software product is a sophisticated software database and development tool known as the ZIM Integrated Development Environment or ZIM IDE.

         Since its organization in 1997, ZIM has generated substantially all of its revenues from the licensing of ZIM IDE and related maintenance and consulting fees. The revenues from this product have declined from CDN$1,231,000 for the 9 months ended February 28, 2002, and CDN$999,000, CDN$2,116,000 and CDN $2,656,000 for the fiscal years ending May 31, 2001, 2000 and 1999 respectively. ZIM believes that this decline in sales was due to a poorly executed marketing plan and inconsistent product support. ZIM's new management believes that it has taken appropriate steps to address these issues and that revenues from this product will increase in the future. Nevertheless, ZIM does not expect that these revenues will be sufficient to make ZIM profitable. Furthermore, there can be no assurance that the actions taken by ZIM's new management will in fact result in a significant increase in the sales of this product.

ZIM WILL NOT ACHIEVE PROFITABILITY UNLESS ZIM IS ABLE TO COMPLETE THE DEVELOPMENT AND SUCCESSFULLY MARKET ITS NEW PRODUCTS.

         ZIM's business prospects depend on its ability to complete the development of its new line of mobile data software and to develop new products in the future. One of ZIM's principal new products, the ZIM SMS Scenario Server, has only recently been introduced to the market. As a result, ZIM has not yet established that the product will be able to perform in accordance with customer requirements or that it will compete successfully with other products available on the market. ZIM's other proposed products are still in development and ZIM is uncertain as to when these products will be available for the general market. Furthermore, the market acceptance for such products is unproven.

         In light of the foregoing, there is substantial uncertainty that ZIM's new line of data software will ever generate substantial revenues. If ZIM cannot effectively develop and introduce its new products, ZIM may never become profitable.

ZIM'S SOFTWARE MAY CONTAIN DEFECTS OR ERRORS, AND ZIM'S SALES COULD GO DOWN IF THIS INJURES ZIM'S REPUTATION OR DELAYS SHIPMENTS OF ZIM'S SOFTWARE.

         ZIM's software products are complex and must meet the stringent technical requirements of ZIM's customers. Software as complex as ZIM's is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. ZIM's software may not be free from errors or defects after delivery to customers has begun, which could result in the rejection of

ZIM's software, damage to ZIM's reputation, lost revenue, diverted development resources and increased service and warranty costs.

IF ZIM DOES NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, ZIM'S PRODUCTS MAY BECOME OBSOLETE AND ZIM MAY LOSE SALES.

         The mobile enterprise software industry is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by the frequent introduction of new products and services. ZIM's products and services must be compatible with computer systems of customers and the data networks of wireless carriers. ZIM must respond to technological changes affecting ZIM's customers, suppliers and carriers. ZIM may not be successful in developing and marketing new products that respond to technological changes, evolving industry standards or changing customer requirements. ZIM's ability to grow and achieve profitability will depend, in part, on ZIM's ability to accomplish all of the following in a timely and cost-effective manner:

         - effectively use and integrate new wireless and data technologies;

         -        continue to develop ZIM's technical expertise; and

         - influence and respond to emerging industry standards and other changes.

ZIM DEPENDS ON THIRD PARTIES FOR THE MARKETING AND SALES OF ZIM'S PRODUCTS. IF THE MARKETING EFFORTS OF THESE THIRD PARTIES ARE NOT EFFECTIVE, ZIM MAY NOT ACHIEVE A PROFITABLE LEVEL OF SALES.

         ZIM relies substantially on the efforts of others to market and sell its products, particularly systems integrators, value added resellers, information technology consultants and OEM technology partners. ZIM cannot control the level of effort these third parties will devote ZIM's products. If these third parties fail to market ZIM's services or their efforts fail to result in new customers, ZIM may be unable to attract new customers and ZIM may not achieve profitability.

ZIM MAY FAIL TO SUPPORT ITS ANTICIPATED GROWTH IN OPERATIONS, WHICH COULD REDUCE DEMAND FOR ZIM'S PRODUCTS AND MATERIALLY ADVERSELY AFFECT ZIM'S REVENUE.

         ZIM's business strategy is based on the assumption that ZIM's revenues will grow significantly over the next few years. ZIM must continue to develop and expand ZIM's systems and operations to accommodate this growth. The expansion of ZIM's operations will require substantial financial, operational and management resources. ZIM may be unable to expand ZIM's operations for one or more of the following reasons:

         - ZIM may not have sufficient financial resources to fund the expense of developing and expanding the management systems necessary to accommodate the anticipated growth.

         - ZIM may not be able to hire qualified engineers and other employees necessary for ZIM's business plan.

         - ZIM may be unable to provide the customer support necessary to meet customer expectations.

         The ability of ZIM's systems and operations to manage a substantially larger number of customers while maintaining a higher level of performance is unknown. Any failure on ZIM's part to manage these issues could significantly reduce demand for ZIM's products and adversely affect ZIM's revenues.

ZIM DEPENDS ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL WITH WIRELESS DATA AND SOFTWARE EXPERIENCE AND ZIM MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR SUPPORT EXISTING PRODUCTS IF ZIM CANNOT HIRE OR RETAIN QUALIFIED EMPLOYEES.

         Because of the technical nature of ZIM's products, ZIM's performance depends on attracting and retaining key employees. Competition for qualified personnel in the mobile data and enterprise software industries is significant and finding qualified personnel with experience in both industries is difficult. ZIM believes there are only a limited number of individuals with the requisite skills in the field of mobile enterprise data, and it is difficult to hire and retain these persons. Competitors and others have in the past attempted, and may in the future attempt, to recruit ZIM's employees.

ZIM MAY NOT HAVE ADEQUATELY PROTECTED ZIM'S INTELLECTUAL PROPERTY RIGHTS, WHICH COULD ALLOW COMPETITORS TO DEVELOP SIMILAR PRODUCTS USING SIMILAR TECHNOLOGY AND THUS REDUCE ZIM'S SALES AND REVENUE.

         ZIM has attempted to protect ZIM's technology through patent, trademark and copyright protection, as well as through trade secret laws and non-competition and non-disclosure agreements with key employees. ZIM has applied for one patent which covers a portion of its new mobile enterprise software. This patent may infringe on valid patents held by third parties, or patents held by third parties may limit the scope of ZIM's existing patent and any patent ZIM may receive in the future. In addition, ZIM has not yet sought international patent protection for this technology. If ZIM is not adequately protected, other companies with sufficient engineering expertise could develop competing products based on ZIM's intellectual property and reduce ZIM's sales and thus ZIM's revenue.

ZIM MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS AND INCUR COSTS OF DEFENSE AND POSSIBLY ROYALTIES OR LOSE THE RIGHT TO USE TECHNOLOGY IMPORTANT TO PROVIDING ZIM'S PRODUCTS.

         The software and telecommunications industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of participants in ZIM's market increases, the possibility of an intellectual property claim against ZIM could increase. ZIM has not received any claims that ZIM has infringed patents developed by other parties. However, it is possible that ZIM could be subject to claims in the future. Such claims, with or without merit, could be time-consuming and expensive to litigate or settle, could require ZIM to enter into costly royalty arrangements, could divert management attention from administering ZIM's business and could hinder ZIM from conducting its business.

ZIM'S ABILITY TO SELL NEW AND EXISTING PRODUCTS AT A PROFIT COULD BE IMPAIRED BY COMPETITORS.

         Intense competition could develop in the market for products offered by ZIM. ZIM developed its software using standard industry development tools. ZIM's competitors could develop and use the same products and services in competition with ZIM. With time and capital, it would be possible for competitors to replicate ZIM's products. ZIM's competitors could include wireless network carriers that provide mobile consumer and corporate applications, software vendors that provide mobile enterprise software, or systems integrators that develop their own mobile enterprise solutions. Most of ZIM's competitors have significantly greater resources than ZIM. Competition could reduce ZIM's market share or force ZIM to lower prices to unprofitable levels.

THERE IS NO ESTABLISHED MARKET FOR ZIM'S NEW MOBILE DATA PRODUCTS AND ZIM MAY NOT BE ABLE TO SELL ENOUGH OF THESE PRODUCTS TO BECOME PROFITABLE.

         The market for wireless data services is still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. ZIM cannot be certain that these barriers will be overcome. ZIM is currently developing products for some of ZIM's business customers pursuant to preliminary agreements with these parties and expects to develop products for other entities as well. ZIM cannot assure you that these parties will enter into contracts for ZIM's products. ZIM's competitors may develop alternative mobile data enabling technologies that gain broader market acceptance than ZIM's products. If the market for ZIM's products does not grow, or grows more slowly than ZIM currently anticipates, ZIM may not be able to attract customers for ZIM's products and ZIM may not achieve profitability.

ZIM'S OPERATING PERFORMANCE COULD BE ADVERSELY AFFECTED BY ITS LONG SALES
CYCLE.

         ZIM's operating performance will be exacerbated by the length of time between ZIM's first contact with a business customer and the first revenue from sales of products to that customer or end users. Because ZIM's products represent a significant investment for ZIM's business customers, ZIM spends a substantial amount of time educating them regarding the use and benefits of ZIM's products and they, in turn, spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing ZIM's products. As much as a year may elapse between the time ZIM approach a business customer and the time ZIM begins to deliver products to a customer or end user.

ZIM CONDUCTS OPERATIONS IN BRAZIL AND IS SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

         ZIM currently operates in Canada and Brazil. ZIM faces various risks in these markets, including:

         - difficulty and cost of monitoring ZIM's international operations;

         -        cultural differences in the conduct of business;

         - unexpected changes in regulatory requirements, including export restrictions on some technologies; and

         -        recessionary or inflationary environments in these countries.

         ZIM cannot assure you that its international operations will contribute positively to ZIM's business, financial condition or result of operations. ZIM's failure to manage international growth could result in higher operating costs than anticipated or could delay or preclude altogether ZIM's ability to generate revenues in international markets. In addition, ZIM's international operations are, in some instances, conducted in local currency and fluctuations in the value of this currency relative to Canadian dollars could cause currency exchange losses. ZIM cannot predict the effect of exchange rate fluctuations on ZIM's future operating results.

                           FORWARD-LOOKING STATEMENTS

         This management proxy circular/prospectus includes forward-looking statements within the meaning of the Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act. The Company has based these forward-looking statements on the Company's current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "pending," "potential," "continue," "expect," "anticipates," "intends," "plans," "believes," "predicts," "estimates" and similar expressions, although not all forwarding-looking statements are identified by these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about the Company and ZIM, including those the Company described in the "Risk Factors" section of this management proxy circular/prospectus. In light of these risks, uncertainties and assumptions these forward-looking events discussed in this management proxy circular/prospectus might not occur. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         The Company uses market data and industry forecasts and projections throughout this management proxy circular/prospectus, which the Company has obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guarantied. The forecasts and projections are based on industry surveys and the preparer's experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, the Company believes that the surveys or market research the Company or others have performed are reliable, but the Company has not independently verified this information. Neither the Company nor any of the other participants in this offering represent that such information is accurate.

                              ZIM SPECIAL MEETING

         The board of directors of ZIM is providing this management proxy circular/prospectus to you in connection with its solicitation of proxies for use at the special meeting of ZIM's shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at 200-20 Colonnade Road, Ottawa, Ontario ________________________________, at
____ p.m. on ________, 2002. At the special meeting, you will be asked to consider and vote to approve the proposed amalgamation agreement which provides for the amalgamation of ZIM and a wholly-owned subsidiary of the Company. ZIM and the Company will enter into the amalgamation agreement if it is approved by the shareholders of ZIM.

         The Company is also providing this management proxy circular/prospectus to you as a management proxy circular/prospectus in connection with the offer and sale by the Company of its shares as a result of the amalgamation of ZIM and a wholly-owned subsidiary of the Company.

         Your vote is important. Please complete, date and sign the enclosed proxy form and return it in the postage prepaid envelope provided.

RECORD DATE

         The ZIM board has fixed the close of business on ___________, 2002 as the record date for determining the ZIM shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 33,183,921 common shares and 5,163,500 special shares of ZIM issued and outstanding shares held by approximately 86 holders of record. Only holders of record of ZIM shares as of the record date are entitled to notice of and to vote at the special meeting.

PROXIES

         Solicitation. Proxies in the form included in the proxy form accompanying this management proxy circular/prospectus are being solicited by the ZIM board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies.

         THE FORM OF PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE PERSONS NAMED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. IF MATTERS WHICH ARE NOT NOW KNOWN SHOULD PROPERLY COME BEFORE THE MEETING THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING IT. A shareholder desiring to appoint some other person to represent him or her at the meeting may do so either by inserting the name of such person in the blank space provided in the form of proxy or by completing another proxy in form similar to the enclosed and, in either case, sending it to ZIM. INSTRUMENTS APPOINTING PROXIES TO BE USED AT THE MEETING MUST BE DEPOSITED WITH ZIM PRIOR TO THE CLOSE OF BUSINESS ON THE LAST BUSINESS DAY PRECEDING THE DAY OF THE MEETING.

         If no instructions are indicated, those proxies will be voted "FOR" approval of the amalgamation agreement and in the discretion of the proxies as to any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the amalgamation agreement will be voted in favor of any adjournment or postponement of the special meeting.

         Directors, officers and other employees of ZIM may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. ZIM will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and ZIM will reimburse these persons for their reasonable out-of-pocket expenses.

         Revocability. You may revoke your proxy at any time before its exercise at the special meeting by giving written notice of revocation to the chairman of the meeting before or at the meeting.

         You should address all written notices of revocation and other communications with respect to revocation of proxies to ZIM, 200-20 Colonnade Road, Ottawa, Canada K2E 7M2 Attention: Kathy Aubrey-Moore, Chief Financial Officer.

VOTE REQUIRED

         The affirmative vote of the holders of at least 66-2/3% of the common shares and the special shares present or represented at the meeting, each voting separately as a separate class, is required for approval of the amalgamation. Each share of ZIM is entitled to one vote on each matter submitted to the meeting.

         As of the record date, the directors and executive officers of ZIM were the beneficial owners of 17,033,657 common shares or 51.3% of the common shares outstanding and 2,700,000 special shares or 52.3% of the special shares outstanding. These directors and executive officers have indicated that they intend to vote for the approval of the amalgamation agreement and the amalgamation.

RECOMMENDATION OF BOARD OF DIRECTORS

         The ZIM board has unanimously approved the amalgamation agreement, believes that the amalgamation is in the best interests of ZIM and recommends that you vote "FOR" approval of the amalgamation agreement. See "The Amalgamation -- Reasons of ZIM for the Amalgamation."

FEES AND EXPENSES

         The Company will not pay any fees or commissions to any broker or other person soliciting tenders of ZIM shares pursuant to the amalgamation.

                                THE AMALGAMATION

BACKGROUND OF THE AMALGAMATION

         In February, 2001, the board of directors of ZIM held a meeting in which the directors decided that ZIM should explore the feasibility of becoming a reporting company under the U.S. Securities Exchange Act of 1934. The directors believed that there were potential benefits to ZIM and its shareholders if ZIM became a reporting company or if ZIM were acquired by a reporting "shell" company.

         In April, 2001, Dr. Michael Cowpland, ZIM's chairman, discussed ZIM's plans with Douglas Duncan, a business acquaintance of Dr. Cowpland. Mr. Duncan indicated that he would contact Cooper Consultants, Inc. to determine if Cooper Consultants could assist ZIM in its efforts to become a US reporting company. Cooper Consultants is a company which provides consulting services to private companies that are interested in becoming reporting companies.

         In April 2001, Mr. Duncan contacted Stuart Cooper, the President of Cooper Consulting. Mr. Cooper informed Mr. Duncan that Cooper Consultants would be willing to assist ZIM in becoming a reporting company. Mr. Cooper also indicated that one alternative available to ZIM would be the acquisition of ZIM by the Company. Mr. Cooper is the President and principal shareholder of the Company. Mr. Duncan then informed Dr. Cowpland of his conversation with Mr. Cooper.

         After Mr. Duncan's introduction, Mr. Cooper and Dr. Cowpland and other executives of ZIM had several conversations regarding the proposed transaction between the Company and ZIM. As part of these discussions, ZIM's counsel recommended that the Company reincorporate under the Canada Business Corporations Act before it acquired ZIM. This structure would allow most Canadian resident shareholders of ZIM to avoid recognition of taxable income from the exchange of their shares. The parties also agreed that the acquisition would be made through an exchange offer for ZIM's shares.

         During April 2001, the parties continued to discuss the terms of the transaction. During these discussions, the Company proposed a transaction in which the Company would acquire ZIM in exchange for 96% of the shares of the Company outstanding after the acquisition. Based on these discussions, the Company's counsel prepared a letter of intent with respect to the proposed transaction. In May 2001, the Company and ZIM executed the letter of intent.

         During the summer of 2001, the Company and ZIM each undertook a due diligence investigation of the other. Additionally, representatives of the Company and ZIM prepared and negotiated a proposed acquisition agreement.

         In July 2001, the directors of the Company approved the initial version of the acquisition agreement. In August 2001, the directors of ZIM approved an initial version of the acquisition agreement. The parties postponed the execution of the acquisition agreement while they continued to review the structure of the transaction.

         In September 2001, ZIM's counsel recommended that the acquisition agreement be amended to eliminate the proposed exchange offer and replace it with the amalgamation of ZIM and a wholly-owned subsidiary of the Company. Based on this recommendation, the parties prepared a revised version of the acquisition agreement to provide for the amalgamation. The parties also agreed that the interest of the Company's shareholders in the Company following the closing be reduced to 3.85% in light of ZIM's issuance of additional shares after the date of the letter of intent.

         Between September 2001 and April 2002, the parties prepared the legal documentation for the transaction and the required financial information.

         On May 29, 2002, the sole director of the Company approved the acquisition agreement and the amalgamation agreement. On May 29, 2002, ZIM's directors approved the acquisition agreement. The parties executed the acquisition agreement on May 29, 2002.

RELATED TRANSACTIONS

         The Company has agreed to complete the following actions prior to the effective date of the amalgamation:

         - The Company will continue or reincorporate into Canada under the Canada Business Corporations Act. The purpose of continuing into Canada is to improve the tax consequences of the amalgamation to the Canadian resident shareholders of ZIM. In this connection, most Canadian resident shareholders will not recognize any taxable income under Income Tax Act (Canada) as a result of the amalgamation if the corporation issuing shares is organized under the Canada Business Corporations Act and is a taxable Canadian corporation. The Company will seek shareholder approval to continue the Company under the Canada Business Corporations Act as soon as practicable.

         - The Company will cause one of the Company's principal shareholders, Global Intermatch Corp., to distribute 90,000 common shares of the Company to its shareholders. Global has approximately 890 shareholders of record. The purpose of this distribution is to increase the number of shareholders of the Company. The Company will register the distribution of the shares by Global under the Securities Act of 1933.

         - The Company will change its name to "ZIM Corporation." The Company plans to change its name as part of the Company's reincorporation into Canada.

ZIM'S REASONS FOR THE AMALGAMATION

         The directors of ZIM believe that the amalgamation will provide potential benefits to ZIM as a result of the Company's status as a reporting company under the Securities Exchange Act of 1934. These potential benefits are as follows:

         - The Company's status as a reporting company may be attractive to potential merger and acquisition candidates and to potential investors. In this connection, ZIM's board believes that its ability to acquire other businesses through the issuance of its securities would be enhanced if ZIM were part of a public company. This conclusion is based on the belief that sellers of businesses often prefer to receive shares in a public company because they may be more easily resold particularly if a public market develops. The same considerations apply to prospective investors in ZIM.

         - The shares of the Company will be eligible for trading on the OTC Bulletin Board following upon the completion of the amalgamation. The ability of broker/dealers to quote the Company's common shares through the OTC Bulletin Board following the amalgamation may result in the establishment of a secondary market in the shares for the Company. The availability of a secondary market would increase the attractiveness of the Company's shares to prospective merger and acquisition candidates and to potential investors. Additionally, the existence of a secondary market could enable ZIM's current shareholders to resell their shares into the secondary market, after the expiration of applicable holding periods under Canadian securities laws.

         The directors of ZIM believe that there are potential benefits arising from the amalgamation from the fact that the Company will have more than 800 shareholders of record after the amalgamation. This large shareholder base will enable the Company to meet one of the listing criteria for admission to the American Stock Exchange, the New York Exchange and NASDAQ. Although the Company has no current plans to seek listing on these exchanges, the existence of a large shareholder base should make it more likely that the Company could obtain such a listing in the future.

         ZIM's board believes that the registration of the shares to be issued by the Company in the amalgamation would be beneficial to the shareholders of ZIM. As a general proposition, shares received in a registered offering could be publicly resold by shareholders who are not affiliates of ZIM without restriction under US securities laws. The board believes that this would provide a benefit to the shareholders. The board was aware that the resale of the shares would, however, be subject to restrictions under Canadian securities laws.

         ZIM's board of directors, with the assistance of its legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the amalgamation. The terms of the amalgamation are a result of arm's-length negotiations between the representatives of ZIM and the Company. In reaching its conclusion that the amalgamation is in the best interest of ZIM and its shareholders, ZIM's board of directors carefully considered the following material factors:

         -        the exchange ratio of the proposed amalgamation.

         - the review by the ZIM board of directors with its legal advisors of the provisions of the amalgamation agreement.

         - the potential benefits of the Company's status as a reporting company under the U.S. Securities Exchange Act of 1934.

         While each member of the ZIM board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. ZIM's board of directors collectively made its determination with respect to the amalgamation based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the amalgamation is in the best interests of ZIM's shareholders.

         ZIM'S BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES IN FAVOR OF THE AMALGAMATION.

THE COMPANY'S REASONS FOR THE AMALGAMATION

         The Company's sole director approved the acquisition agreement and amalgamation agreement based on his consideration of the following factors:

         -        The exchange ratio of the proposed amalgamation.

         - Information concerning the business, financial condition, results of operation and prospects of ZIM.

         -        The background and experience of ZIM's management.

         Based on these factors, the sole director determined that the transaction is in the best interest of the Company and its shareholders.

EFFECTIVE DATE OF THE AMALGAMATION

         The amalgamation will be consummated if it is approved by ZIM's shareholders, and, unless waived, the Company and ZIM obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the amalgamation. The amalgamation will become effective on the date and at the time that articles of amalgamation reflecting the amalgamation are filed with Industry Canada, or a later date or time that is indicated in the articles. The Company and ZIM have generally agreed to cause the effective date to occur within ten days after the last of the conditions to the completion of the amalgamation has been satisfied or waived or any other date to which the Company and ZIM agree in writing.

         The Company and ZIM each has the right, acting unilaterally, to terminate the acquisition agreement and amalgamation agreement if the amalgamation is not completed by June 15, 2003. See "The Amalgamation -- Amendment, Waiver and Termination" for further information.

DISTRIBUTION OF THE COMPANY STOCK CERTIFICATES

         Following the effective date of the amalgamation, certificates for the Company shares will be issued to shareholders of ZIM who deposit their ZIM shares with the Chief Financial Officer of the Company in Ottawa, Ontario. A letter of transmittal containing instructions with respect to the deposit of ZIM shares will be forwarded as soon as possible after the effective date to former shareholders of ZIM for use in exchange for their ZIM shares. Upon return of a properly completed letter of transmittal, together with certificates representing ZIM shares or other properly executed documentation to effectively deposit ZIM shares, the Company will issue certificates for the appropriate number of the Company shares and forward them to shareholders of ZIM without charge.

         No fractional shares of the Company will be issued for ZIM shares surrendered. Instead, shareholders of ZIM entitled to such fractions will receive a whole Company share.

         The Company is not required to pay any dividends or other distributions on the Company shares with a record date occurring after the effective time to any former ZIM shareholder who has not delivered his or her ZIM stock certificate for exchange. Holders of unexchanged certificates will not be eligible to vote until his or her certificates are exchanged for the Company certificates. All paid dividends and other distributions will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

         There will be no transfers of shares of ZIM on ZIM's stock transfer books after the effective time. ZIM stock certificates presented for transfer after the effective time will be canceled and exchanged for the Company stock certificates.

EXCHANGE OF ZIM OPTIONS

         Prior to the effective date of the amalgamation, the Company will offer to issue Company options in exchange for all outstanding options to acquire ZIM common shares. The Company will forward a letter of transmittal containing instructions with respect to the surrender of ZIM options to the holders of the ZIM options for use in the exchange of such options for options to acquire common shares of the Company. The exchange will be contingent upon the completion of the amalgamation.

U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following section describes the material US federal income tax consequences of the amalgamation to holders who hold shares of ZIM as capital assets and is the opinion of Shutts & Bowen LLP, counsel to the Company. This section does not address state, local or foreign tax consequences of the amalgamation. This section is based on the federal tax laws that are currently in effect.

         These laws are subject to change at any time, possibly with retroactive affect. This is not a complete description of all the consequences of the amalgamation in your particular circumstances. The Company does not address the US federal income tax considerations applicable to certain classes of shareholders, including:

         - Shareholders who are treated as owning, directly or indirectly, at least 5% of both the total voting power and total value of the stock of the Company or ZIM;

         -        Financial institutions;

         -        Insurance companies;

         -        Tax exempt organizations;

         -        Dealers in securities or currencies;

         -        Traders in securities that elect to mark to market;

         - Persons who hold ZIM shares as part of a straddle or conversion transaction;

         - Persons who are not for United State federal income tax purposes:

                           --       a citizen or resident of the United States;

                           --       a domestic corporation;

                           -- an estate whose income is subject to United States federal income tax regardless of its source; or

                           -- a trust if a United States court can exercise primary supervision over the trust administration and one or more United States persons are authorized to control all substantial decisions of the trust;

         - Persons who acquire or acquired shares of ZIM shares pursuant to the exercise of employee stock options or otherwise as compensation;

         -        Persons who exercise their dissenters appraisal rates; or

         - Persons who do not hold their shares or ZIM shares as a capital asset.

         In connection with the filing of this document, the Company and ZIM have received an opinion of Shutts & Bowen LLP. The opinion is based on the following assumptions:

         - The re-incorporation of the Company will be respected, and will be treated as a separate transaction for federal income tax purposes;

         - The Company, ZIM and the Company's new subsidiary will each be respected as Canadian corporations;

         - The Company's new subsidiary was formed solely for the purposes of amalgamating with ZIM and will not survive the amalgamation;

         -        ZIM shareholders will receive solely shares in the Company;

         -        The Company will own at least 80% of ZIM; and

         - The principals of continuity of interest and business enterprise as well as the principal of business purpose shall all be respected with respect to the amalgamation.

         Based on these assumptions, it is the opinion of Shutts & Bowen LLP that the amalgamation will qualify as a reorganization within the meaning of such in Section 368(a) of the Code. The Company, ZIM and the Company's new subsidiary each will be a "party to the reorganization" within the meaning of
Section 368(b) of the Code, and no shareholder owning directly or indirectly less than 5% of both the total voting power and the total value of the stock of the Company or ZIM immediately after the amalgamation will be required to recognize any gain with respect to the amalgamation.

         In addition, it is the opinion of Shutts & Bowen LLP that no gain or loss will be recognized by ZIM shareholders who receive shares of the Company solely in exchange for shares of ZIM except that gain or loss may be recognized as to cash received or in connection with the exercise of dissent rights.

         This opinion is dated as of the date of this management proxy circular/prospectus and will be updated as of the effective date of the amalgamation. It was based upon the facts, representations and assumptions outlined in the opinion. Counsel relied upon representations contained in letters received from ZIM and the Company in rendering their opinion. This tax opinion is not binding on the Internal Revenue Service. Neither the Company nor ZIM have requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the amalgamation. ZIM shareholders who exchange all of their shares of ZIM shares for the shares of the Company pursuant to the amalgamation will be subject to the following material U.S. federal income tax consequences:

         - The aggregate adjusted basis of the shares of the Company received by a ZIM shareholder will be the same as the aggregate adjusted basis of the shares of the shareholder's ZIM shares exchanged therefor; and

         - The holding period of shares of the Company received by a ZIM shareholder will include the holding period of the ZIM shares exchanged therefor.

         Cash received by a ZIM shareholder in connection with the exercise of dissent rights will be treated as received in redemption of the share interest. The shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholders adjusted tax basis in the ZIM shares exchanged therefor. This capital gain or loss would be long term capital gain or loss if the ZIM shareholders holding period and the shares of ZIM allocable to the fractional share interest is more than one year. Long term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         The tax consequences of the amalgamation may vary depending upon your particular circumstances. You should therefore consult your own tax advisor as to the specific tax consequences of the amalgamation for you, including application and affect of U.S. federal, state and, foreign and other tax laws.

CANADIAN TAX CONSEQUENCES

         In the opinion of Borden Ladner Gervais LLP, counsel to ZIM, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to holders of ZIM shares in consequence of the implementation of the amalgamation.

         This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current published administrative position of the Canada Customs and Revenue Agency. Except for the Proposed Amendments, the summary does not take into account or anticipate changes in the law, whether by way of judicial decision or legislative action, not does it take into account tax legislation of countries other than Canada or any relevant provincial or territorial tax legislation. The summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder.

         The following summary is applicable to shareholders who, for purposes of the Tax Act, are resident in Canada, who hold their ZIM shares as capital property and who deal at arm's length with PCI and ZIM (a "Holder"). The ZIM shares will generally be considered to be capital property to a Holder unless the Holder holds such ZIM shares in the course of carrying on a business involving trading in securities or the holder acquired the shares in a transaction considered to be an adventure in the nature of trade. ZIM shares held by certain "financial institutions" (as defined in the Tax Act) generally will not be capital property to such holders and will be subject to special "mark-to-market" rules.

Amalgamation of the Amalgamation Subsidiary and ZIM

         A Holder whose ZIM shares are exchanged on the amalgamation of the Company's subsidiary and ZIM for Company shares will be deemed to have disposed of the ZIM shares for proceeds of disposition equal to the adjusted cost base of the ZIM shares immediately before the exchange and the Holder will be deemed to have acquired each Company share in exchange for the ZIM shares at an aggregate adjusted cost base equal to the adjusted cost base of the ZIM shares to such Holder. Accordingly, a Holder will not realize any capital gain (or capital loss) for Canadian tax purposes on the exchange of the ZIM shares for the Company shares.

Dissent Rights

         The Canadian tax consequences to a ZIM shareholder who exercises a statutory right to dissent from the amalgamation under the Canada Business Corporations Act and in consequence is paid the fair market value of the dissenter's ZIM shares are unclear.

         In general, in connection with an amalgamation, and assuming that the dissenter receives cash payment of the fair value of the dissenter's shares from ZIM, the dissenter will be deemed to have received a capital gain or capital loss equal to the amount, if any, by which the payment exceeds or is less than the adjusted cost base attributable to the dissenter's shares as computed for tax purposes. One-half of any capital gain so triggered is taxable and one-half of any capital loss is deductible against capital gains. Any unused capital losses can be carried back three (3) years and carried forward indefinitely to be offset against capital gains in such years.

         THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE AMALGAMATION, UPON THEM.

MANAGEMENT AFTER THE AMALGAMATION

         On the effective date of the amalgamation, the current directors and officers of the Company will resign and the following persons will become the directors and officers of the Company:

          NAME                          PROPOSED POSITION WITH THE COMPANY       CURRENT POSITION WITH ZIM
          ----                          ----------------------------------       --------------------------
Dr. Michael C. J. Cowpland              President and Chief Executive            President and Chief Executive
                                        Officer and Director                     Officer and Director
Steven Houck                            Director                                 Director

Gene Rheaume                            Director                                 Director
Charles Saikaley                        Director                                 Director
James Stechyson                         Chairman                                 Chairman
Tony Davidson                           Chief Technology Officer                 Chief Technology Officer
Kathy Aubrey-Moore                      Chief Financial Officer                  Chief Financial Officer

         The background of these individuals is set forth in "Information Concerning ZIM -- Management" starting on page 81.

BENEFICIAL OWNERSHIP AFTER THE AMALGAMATION

         After the completion of the amalgamation, the current shareholders of ZIM will own 96.15% of the common and special shares of the Company outstanding following completion of the amalgamation, including a minimum of 95.58% of the common shares outstanding and 100% of the special shares outstanding. In addition, the holders of options of ZIM will become holders of options for 15,358,915 of the Company's common shares if they exchange their options.

         For more information regarding the beneficial ownership of the Company's shares following the amalgamation see "Information Concerning ZIM -- Beneficial Ownership of Capital Shares", starting on page 87.

INTERESTS OF CERTAIN PERSONS IN THE AMALGAMATION

         The directors and executive officers of ZIM have interests in the amalgamation in addition to the interests they may have as ZIM's shareholders generally. These interests consist of the following:

         The current directors and executive officers of ZIM will be appointed as directors and officers of the Company at the time of the closing of the amalgamation. For more information regarding these individuals, see "Information Concerning ZIM - Management" on page 81.

         The amalgamation does not constitute a "related party transaction" within the meaning of the Securities Act (Ontario) since none of the amalgamating corporations or the Company is a "reporting issuer" for the purpose of such legislation.

AGREEMENT WITH COOPER CONSULTANTS, INC.

         In April 2001, ZIM engaged Cooper Consultants, Inc., an affiliate of Stuart D. Cooper, to provide consulting services to ZIM in connection with the proposed acquisition of ZIM by the Company. The parties amended the agreement in May 2002. Mr. Cooper is the Company's only current officer and director and beneficial owner of the majority of its shares.

         Under the terms of the consulting agreement, Cooper Consultants agreed to provide advice to ZIM regarding the structuring of the acquisition and to assist the Company and ZIM in connection with completion of the transaction prior to the acquisition.

         ZIM agreed to pay up to US$352,000 of the Company's expenses related to the proposed transaction, with any excess to be retained by Cooper Consultants. To date, ZIM has paid US$189,000, and agreed to pay US$29,000 upon the filing of the registration statement which includes this management proxy circular/prospectus, US$59,000 upon the effectiveness of the registration statement and US$75,000 upon the listing of the Company's common shares on a national securities exchange selected by ZIM's board of directors.

         Stuart D. Cooper, the Company's only officer and director, and its principal shareholder, is an officer, director and the principal shareholder of Global. As part of the proposed amalgamation, the Company has registered the distribution of approximately 90,000 common shares by Global to its shareholders. As a result of this distribution, Mr. Cooper will receive a portion of the Company's shares currently owned by Global.

RESALE OF THE COMPANY'S SHARES UNDER US SECURITIES LAWS

         All common shares and special shares of the Company to be issued in the amalgamation will be freely transferable under the Securities Act of 1933, except shares received by "affiliates" of ZIM at the time of the special meeting. These affiliates may only sell their shares in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. "Affiliates" would typically include directors, executive officers, and beneficial owners of 10% or more of ZIM's shares.

         This management proxy circular/prospectus does not cover resales of the Company shares received by any person who may be deemed to be an affiliate of ZIM. The Company may place restrictive legends on certificates representing the Company shares issued to all persons who are deemed to be "affiliates" of ZIM under Rule 145.

RESALE OF COMPANY'S SHARES UNDER CANADIAN SECURITIES LAWS

         All of the common shares of the Company to be issued in the amalgamation will be subject to resale restrictions under Canadian securities laws. In this connection, the holders of common shares will not be able to sell the shares publicly until the Company has been a reporting issuer in the shareholders' province of residence for a period of at least 12 months. The Company intends to file a prospectus in certain Canadian jurisdictions so that it will become a reporting issuer in those jurisdictions upon the effective date of the amalgamation. If the Company fails to file this prospectus or it is not approved by the securities regulatory authorities in each of these jurisdictions, then the holders of the common shares will not be able to sell their shares publicly.

         Following the expiration of the 12 month period, the holders of the Company's common shares will be entitled to resell the shares publicly if:

         (i) the Company has remained a reporting issuer for the preceding 12 months and is not in default under applicable Canadian securities legislation; and

         (ii) no unusual effort is made to prepare the market or create a demand for the Company shares and no extraordinary commission or other consideration is paid in respect of the trades.

         The Company currently anticipates that all of the special shares of the Company to be issued in the amalgamation will be converted into common shares immediately after the amalgamation. In this connection, the terms of the special shares provide that they will be automatically converted into common shares on the fifth day following the issuance of a final prospectus by the Ontario Securities Commission qualifying the common shares issuable upon the conversion of the special shares. The Company intends to file a prospectus for this purpose prior to the completion of the amalgamation. If the prospectus is approved by the securities regulatory authorities in the appropriate jurisdictions, the newly issued common shares will become freely tradeable under the laws of such jurisdictions. If the prospectus is not approved by the appropriate securities regulatory authorities, then the special shares will be subject to the same restrictions that are applicable to the common shares.

         In addition to the resale restrictions described above, the Company shares held by principals of the Company will be subject to escrow requirements under Canadian securities laws. Under this legislation, a shareholder who is a director, senior officer or holder of 10% or more of the voting securities of the Company, as well as that person's associates and affiliates, is subject to a national escrow policy. This policy limits the number of shares that a principal may sell for a period of 18 months, commencing on the date that the Company becomes a reporting issuer under Canadian securities laws. Under the escrow requirements, no more than 25% of the shares held by a principal may be sold during the first six months following the date that the Company becomes a reporting issuer. An additional 25% of the shares may be sold during the next six months, with the further 25% after the following six months. The escrow restrictions expire after 18 months.

         EACH PERSON WHO RECEIVES COMPANY SHARES IN THE AMALGAMATION SHOULD CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO RESALE RESTRICTIONS RELATING TO SUCH SHARES APPLICABLE IN ANY RELEVANT JURISDICTION.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         A ZIM shareholder who dissents to the amalgamation will be entitled to be paid the fair value of the ZIM shares held by such holder if the amalgamation becomes effective and the holder complies with the provisions of
Section 190 of the Canada Business Corporations Act or CBCA. The fair value of the ZIM shares held by a dissenting shareholder will be determined as of the close of business on the day before the resolution regarding amalgamation is adopted.

         A shareholder may only dissent with respect to all of the ZIM shares held by him or her on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

SUMMARY OF SECTION 190 OF THE CBCA

         In order to exercise a right of dissent, a dissenting shareholder must send to ZIM a written objection to the amalgamation resolution at or before the special meeting. Within 10 days after the amalgamation resolution is adopted by the shareholders, ZIM must send to each shareholder who has filed a written objection a notice that the amalgamation resolution has been adopted. ZIM is not required to send such notice to any shareholder who voted for the amalgamation resolution or who has withdrawn his or her objection.

         The dissenting shareholder must send to ZIM a written notice within 20 days after he or she receives notice that the amalgamation resolution has been adopted or within 20 days after he or she learns of such adoption. The written notice must contain:

         -        the name and address of the dissenting shareholder;

         - the number of ZIM shares in respect of which he or she dissents; and

         -        a demand for payment of the fair value of such shares.

         Within 30 days after sending the notice demanding payment, the dissenting shareholder must send to ZIM the certificates representing the shares in respect of which he or she dissents. A dissenting shareholder who does not send in his or her certificates within the prescribed time loses his or her right of dissent.

         No later than seven days after the effective date of the amalgamation, ZIM must send to each dissenting shareholder who has sent a notice demanding payment a written offer to pay for his or her ZIM shares in an amount considered by the directors of ZIM to be the fair value thereof, accompanied by a statement showing how the fair value was determined.

         A dissenting shareholder who receives an offer must accept the offer within 30 days after the offer is made otherwise the offer lapses. ZIM must pay for the ZIM shares of a dissenting shareholder within ten days after the offer is accepted.

         If ZIM does not make an offer or the dissenting shareholder does not accept an offer, ZIM may, within 50 days after the amalgamation is effective or within such further period as a court may allow, apply to a court to fix a fair value for the ZIM shares of any dissenting shareholder. If ZIM does not apply to a court, a dissenting shareholder may apply within a further period of 20 days or within such further period as a court may allow for the same purpose. On an application to a court, the dissenting shareholders will be entitled to be paid the amount fixed by the court which may be greater or less than the value of the consideration the shareholders would have received as a result of the amalgamation.

ADDRESS FOR NOTICES

         All notices required to be sent to ZIM under the provisions of Section 190 of the CBCA should be addressed to the Chief Financial Officer of ZIM, 200-20 Colonnade Road, Ottawa, Ontario, Canada, K2E 7M2.

CEASING OF RIGHTS AS A SHAREHOLDER

         On sending the notice demanding payment, the dissenting shareholder ceases to have any rights as a shareholder of ZIM other than the right to be paid the fair value of his or her ZIM shares unless:

         - the dissenting shareholder withdraws his or her notice demanding payment before ZIM makes an offer;

         - ZIM fails to make an offer in accordance with the provisions of the CBCA and the dissenting shareholder withdraws his or her notice; and

         - the directors of ZIM terminate the acquisition agreement and amalgamation agreement in which case his or her rights as a shareholder will be reinstated as of the date he or she sent the notice demanding payment.

STRICT COMPLIANCE WITH DISSENT PROVISIONS REQUIRED

         The foregoing summary does not purport to be a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of such holder's ZIM Shares. The provisions of Section 190 of the CBCA require strict adherence to the procedures established therein and failure to do so may result in the loss of all dissent rights.


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

                   TERMS OF THE ACQUISITION AGREEMENT AND THE
                             AMALGAMATION AGREEMENT

         The following is a summary of the material terms of the acquisition agreement and the amalgamation agreement. This summary is qualified in its entirety by reference to the acquisition agreement and the amalgamation agreement, copies of which are attached as exhibits to this management proxy circular/prospectus and are incorporated by reference into this management proxy circular/prospectus. You are urged to read these agreements in their entirety for a more complete description of the terms and conditions of the amalgamation.

THE AMALGAMATION

         Structure of the Amalgamation. On the effective date of the amalgamation, ZIM and a wholly-owned subsidiary of the Company will amalgamate. As a result, ZIM will become a wholly owned subsidiary of the Company immediately after the amalgamation.

         Effective Time of the Amalgamation. The closing of the amalgamation will occur within 10 days after the fulfillment or waiver of the conditions described below under "-Conditions to the Completion of the Amalgamation," unless the Company and ZIM agree in writing upon another time or date. The amalgamation will become effective upon the filing of articles of amalgamation with Industry Canada. The filing of the articles of amalgamation will take place at the time of the closing of the amalgamation.

         Issuance of Shares. The acquisition agreement and the amalgamation agreement provide that each share of ZIM that is outstanding prior to the effective time of the amalgamation will, on the effective date of the amalgamation, be converted into the right to receive one share of the Company.

         Procedure for Surrender of Certificates. Soon after the closing of the amalgamation, the Company will send a letter of transmittal, which is to be used to exchange ZIM stock certificates for the Company stock certificates, to each former ZIM shareowner. The letter of transmittal will contain instructions explaining the procedure for surrendering ZIM stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY FORM.

         ZIM shareowners who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of the Company into which their shares of ZIM have been converted in the amalgamation.

         After the amalgamation, each certificate that previously represented shares of ZIM will represent only the right to receive the shares of the Company into which those shares of ZIM have been converted.

         The Company will not pay dividends to holders of ZIM stock certificates in respect of the shares of the Company into which the ZIM shares represented by those certificates have been converted until the ZIM stock certificates are surrendered to the Company.

         After the amalgamation becomes effective, ZIM will not register any further transfers of ZIM shares. Any certificates for ZIM shares that you present for registration after the effective time of


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

the amalgamation will be exchanged for the Company shares.

ADJUSTMENTS TO REFLECT CHANGES IN ZIM'S CAPITALIZATION

         The acquisition agreement provides that the parties will not adjust the exchange ratio for the common shares and special shares of ZIM. Instead, the Company is authorized to issue a stock dividend to the holders of the Company's shares so that the shareholders of the Company immediately prior to the closing would hold 2.64% of the Company's shares outstanding after the closing (assuming the issuance of all shares under ZIM's outstanding options and all shares reserved for issuance under ZIM's employee stock option plans). The acquisition agreement and amalgamation agreement further provide that the Company will not issue a stock dividend as a result of the following issuances of securities by ZIM:

         - issuance of additional options to acquire ZIM common shares provided with an exercise price of at least CDN$1.00.

         - issuance of additional common shares or special shares at a price at or above their fair market value.

         Between the date of the acquisition agreement and the date of this management proxy circular/prospectus, the Company did not issue a stock dividend pursuant to the adjustment provisions of the acquisition agreement and the Company will not issue a stock dividend between the date of this management proxy circular/prospectus and the closing date of the amalgamation.

LOCKUP AGREEMENT WITH CERTAIN COMPANY SHAREHOLDERS

         Certain of the Company's shareholders entered into an agreement with the Company and ZIM which restricts their right to resell their shares of the Company. These shareholders are Stuart Cooper, Edie Cooper, Cooper Family Holdings, Mark Weissbaum, Pasadena Investments Ltd., Thornhill Consulting Ltd. and Global Intermatch Corp. These shareholders are the record owners of 1,444,455 common shares of the Company, representing 2.49% of the shares of the Company that will be outstanding immediately after the closing of the amalgamation.

         Under this resale restriction agreement, these shareholders are prohibited from selling their shares, without the consent of ZIM, until three months after the listing of the Company's shares on a national securities exchange. After the listing of the Company's shares, each of these shareholders may resell on a cumulative basis four percent (4%) of their shares each month, with such restrictions expiring two (2) years after the closing date of the acquisition. Notwithstanding these provisions, the agreement provides the following five exceptions from its resale restrictions:

         - Global Intermatch Corp. may sell up to 10,000 of its the Company shares into the public market;

         - Global Intermatch Corp. may distribute 89,000 shares of the Company to Global's shareholders; and

         - Cooper Family Holdings or its beneficiaries may sell up to 10,000 of its the Company


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

                  shares into the public market.

         In addition to this resale restriction agreement, Canadian law may impose additional resale restrictions upon these shareholders.

REPRESENTATIONS AND WARRANTIES OF ZIM

         The acquisition agreement contains representations and warranties made by ZIM to the Company. These representations and warranties relate to:

         - the due organization, valid existence and good standing of ZIM and its subsidiaries.

         -        the capitalization of ZIM.

         - the corporate power and authority of ZIM to execute and deliver the acquisition agreement and consummate the transactions contemplated by the acquisition agreement.

         -        the enforceability of the acquisition agreement against ZIM.

         - the receipt by ZIM of all required governmental approvals necessary for ZIM to consummate the transactions contemplated by the acquisition agreement.

         - the absence of any violation by ZIM, as a result of the performance of the acquisition agreement, of ZIM's organizational documents, material contracts or applicable law.

         - ZIM's receipt of all licenses and permits required by ZIM to conduct its business.

         -        ZIM's compliance with applicable laws and regulations.

         -        ZIM's payment of taxes.

         - the preparation of ZIM's financial statements in accordance with Canadian generally accepted accounting principles and the fair presentation of ZIM's financial condition and results of operations and ZIM's financial statements.

         -        ZIM's ownership of its property and assets.

         -        disclosure of liabilities of ZIM.

         -        the absence of litigation involving ZIM.

         - the material contracts of ZIM and ZIM's compliance with these contracts.

         - the absence of material changes and events affecting ZIM from February 28, 2002 through the date of the acquisition agreement.


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

         - the ownership by ZIM of intellectual property necessary to operate its business and the absence of claims against ZIM with respect to its intellectual property.

         -        ZIM's maintenance of appropriate books and records.

         - the compliance by ZIM's employee benefit plans with applicable rules and regulations.

         - the absence of undisclosed transactions between ZIM and its affiliates.

         - the absence of ZIM's engagement of any investment banker or finder with respect to the amalgamation.

         - the absence of any misleading statements by ZIM with respect to its representations and warranties.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The acquisition agreement contains representations and warranties made by the Company to ZIM. These representations and warranties relate to:

         - the due organization, valid existence and good standing of the Company and its subsidiaries.

         -        the capitalization of the Company.

         - the corporate power and authority of the Company to execute and deliver the acquisition agreement and consummate the transactions contemplated by the acquisition agreement.

         - the enforceability of the acquisition agreement against the Company.

         - the receipt by the Company of all required governmental approvals necessary for the Company to consummate the transactions contemplated by the acquisition agreement.

         - the absence of any violation by the Company, as a result of the performance of the agreement, of the Company's organizational documents, material contracts or applicable law.

         - the Company's compliance with applicable laws and regulations.

         - the preparation of the Company's financial statements in accordance with United States generally accepted accounting principles and the fair presentation of the Company's financial condition and results of operations and the Company's financial statements.

         - The accuracy and completeness of filings made by the Company with the Securities and Exchange Commission.

         -        the absence of litigation involving the Company.

         - the absence of material changes and events affecting the Company from May 31, 2001 through the date of the acquisition agreement.

         - the absence of ZIM's engagement of any investment banker or finder with respect to the amalgamation.

         - the absence of any misleading statements by ZIM with respect to its representations and warranties.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CERTAIN COMPANY SHAREHOLDERS

         Certain of the Company's shareholders made representations and warranties to ZIM. These shareholders were Stuart Cooper, Cooper Family Trust and Global Intermatch Corp. These shareholders made representations and warranties relating to:

         -        their ownership of Company shares.

         - their power and authority to enter into the acquisition agreement.

         - the absence of any breach by them of any material agreement as a result of their execution, delivery and performance of the acquisition agreement.

         - their receipt of any required governmental approvals to be obtained by them with respect to the transactions contemplated by the acquisition agreement.

COVENANTS OF ZIM

         ZIM agreed that it and its subsidiaries would conduct their operations in the ordinary and usual course from the date of the acquisition agreement through the closing of the amalgamation. In addition, ZIM agreed it would not undertake any of the following actions without the Company's prior consent:

         - purchase or redeem any of its outstanding shares or capital stock or securities convertible into its outstanding shares.

         - declare or pay any dividends or distributions on any shares of its capital stock.

         - authorize, recommend or enter into a letter of intent in respect to any acquisition, consolidation or business combination, or any amalgamation of assets or securities, any disposition of assets or securities, or any change in its capitalization, except for certain planned transactions.

         - take any action which would make any of ZIM's representations or warranties untrue.

         - enter into any material agreement other than the ordinary course of business.

         -        agree to take any of the foregoing actions.

COVENANTS OF THE COMPANY

         The Company agreed that it would conduct their operations in the ordinary and usual course from the date of the acquisition agreement through the closing of the amalgamation. In addition, the Company agreed it would not undertake any of the following actions without ZIM's prior consent:

         - issue or sell any shares of the Company or any securities convertible into such shares.

         - purchase or redeem any of its outstanding shares or capital stock or securities convertible into its outstanding shares.

         - declare or pay any dividends or distributions on any shares of its capital stock.

         - authorize, recommend or enter into a letter of intent in respect to any acquisition, consolidation or business combination, or any amalgamation of assets or securities, any disposition of assets or securities, or any change in its capitalization, except for certain planned transactions.

         - take any action which would make any of Company's representations or warranties untrue.

         - enter into any material agreement other than the ordinary course of business.

         -        agree to take any of the foregoing actions.

ACCESS TO INFORMATION

         The Company and ZIM agreed to provide each other and their representatives with access to their books and records.

CONFIDENTIALITY

         The Company confirmed that it had entered into a confidentiality agreement with ZIM and agreed to comply with the terms of the agreement. The Company and ZIM also agreed not to disclose any such information or documents to any third parties or to make any use of such information other than in connection with the transaction contemplated by the acquisition agreement.

REASONABLE EFFORTS COVENANT

         The Company and ZIM agreed to use reasonable efforts to take or cause to be taken all actions necessary, proper, and advisable under applicable laws and regulations to consummate or make effective the transactions contemplated by the acquisition agreement.

NON-SOLICITATION COVENANT OF ZIM

         ZIM agreed on behalf of itself and its officers, directors and affiliates that it would not initiate contact with, solicit or encourage any inquiry or proposal by or enter into discussions with or disclose directly or indirectly information not customarily disclosed to the public concerning its business and properties or afford access to the books and records of ZIM to any corporation, partnership, person or other entity or group in connection with any possible acquisition proposed regarding a sale of ZIM's capital stock or a amalgamation, consolidation, sale of all or substantially all of its assets or any similar transaction, other than certain planned transactions listed in the acquisition agreement.

FEES AND EXPENSES

         If the amalgamation is completed, Cooper Consultants, Inc. will utilize funds provided by ZIM to pay all of the costs and expenses incurred by the Company in connection with the completion of the amalgamation and the related transactions, including fees and disbursements of counsel and accountants. Additionally, if the amalgamation is completed, ZIM will pay all expenses incurred by ZIM in connection with the amalgamation.

JOINT CONDITIONS TO THE COMPLETION OF THE AMALGAMATION

         The obligations of the Company and ZIM to complete the amalgamation are subject to fulfillment of the following conditions prior to the closing of the amalgamation:

         - The fulfillment of all statutory requirements for the consummation of the amalgamation and the receipt of all governmental approvals.

         - The absence of any order, decree or injunction of any court of competent jurisdiction restraining and preventing the amalgamation or otherwise materially and adversely affecting the amalgamation.

         - The absence of any investigation, action, suit or proceeding by any governmental entity or any other person which challenges or might reasonably be expected to result in the challenge to the transactions contemplated by the acquisition agreement or which claims or might reasonably be expected to give rise to claim for damages as a result of the transactions contemplated by the agreement.


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

         As of the date of this management proxy circular/prospectus, the Company is not aware of any reason why the foregoing conditions will not be fulfilled at the time of the proposed closing of the amalgamation.

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

         The obligations of the Company to complete the amalgamation are subject to the fulfillment of the following conditions prior to the closing of the amalgamation:

         - The performance by ZIM and certain ZIM shareholders of their obligations under the acquisition agreement.

         - The accuracy of the representations and warranties of ZIM and the ZIM shareholders under the acquisition agreement.

         - The absence of any action, suit or proceeding pending against ZIM or its subsidiaries which, could reasonably be expected to have a material adverse effect on ZIM and its subsidiaries.

         - The delivery of an opinion letter from counsel to ZIM in form and substance satisfactory to the Company.

         - The completion by ZIM and its shareholders of all corporate proceedings in a manner satisfactory to the Company and its counsel.

         - The absence of any material adverse change in the business, assets or financial condition or operation of ZIM and its subsidiaries.

         The Company has no reason to believe that these conditions will not be fulfilled at the time of the proposed closing of the amalgamation.

CONDITIONS OF OBLIGATIONS OF ZIM

         The obligations of ZIM to consummate the amalgamation are subject to the fulfillment of the following conditions prior to the closing of the amalgamation:

         - The performance by the Company and certain Company shareholders of their obligations under the acquisition agreement.

         - The accuracy of the representations and warranties of the Company and the Company shareholders under the acquisition agreement.

         - The absence of any action, suit or proceeding pending against the Company which, could reasonably be expected to have a material adverse effect on the Company.

         - The delivery of an opinion letter from counsel to the Company in form and substance satisfactory to the ZIM.

         - The completion by the Company and its shareholders of all corporate proceedings in a manner satisfactory to ZIM and its counsel.

         - The absence of any material adverse change in the business, assets or financial condition or operation of the Company.

         -        The absence of any material liabilities in the Company.

         - The Company's receipt of a final prospectus in the Province of Ontario qualifying the conversion of the special shares.

         As of the date of this management proxy circular/prospectus, the Company has no reason to believe that the foregoing conditions will not be fulfilled.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of the parties will survive the closing of the amalgamation and will terminate on the second anniversary date of the closing date, provided that nothing in the acquisition agreement will be deemed to limit any right or remedy of any party for criminal activity or fraud or breaches of covenants or warranties in the lockup agreement.

INDEMNIFICATION

         The Company and ZIM each agreed to indemnify the other and their shareholders who were parties to the acquisition agreement for any damages which they might incur as a result of their breach of any of their representations or warranties or any of their agreements contained in the acquisition agreement. Additionally, the Company shareholders who are parties to the acquisition agreement agree to indemnify ZIM and the Company, respectively, for any damages suffered by them as a result of any breach of their representations or warranties or any of their agreements contained in the acquisition agreement.

TERMINATION

         The acquisition agreement may be terminated at any time prior to the closing of the amalgamation under the following circumstances:

         -        By mutual written consent of ZIM and the Company.

         - By ZIM or by the Company if any of the conditions for their benefit are not satisfied in a timely basis or become impossible to satisfy.

         - By ZIM, if there has been a material breach of the agreement on the part of the Company or the Company shareholders which is not cured within ten days of notice from ZIM.


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

         - By the Company, if there has been a material breach of the agreement on the part of the ZIM which is not cured within ten days after notice from the Company.

         - By ZIM or the Company, if the amalgamation has not been closed before June 15, 2003, provided that the right to terminate the agreement shall not be available to any party if that parties breach of any representation, warranty or agreement contained in the acquisition agreement has been the cause of or resulted in the failure of the closing to occur on or before that date.

         - By ZIM or the Company, if there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by the acquisition agreement.

         - By the Company or ZIM, if there shall be any action taken or any statute, rule, regulation or order enacted by any governmental entity which would make the consummation of the transactions contemplated by the agreement illegal.

         - By ZIM or the Company, if there shall be any action taken or any statute, rule, regulation or order enacted by any governmental entity which would render ZIM or the Company unable to consummate the transactions contemplated by the acquisition agreement.

EFFECT OF TERMINATION

         In the event of termination of the acquisition agreement, the acquisition agreement shall become void and there shall be no further liability on the part of the Company or ZIM except that the confidentiality provisions of the acquisition agreement shall continue. Additionally, the reasonable expenses incurred by ZIM shall be paid by the Company if the acquisition agreement has been terminated as a result of the Company's breach of any of its representations, warranties and covenants.

GOVERNING LAW

         The acquisition agreement is governed by and will be construed in accordance with the laws of Province of Ontario.


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

                   DESCRIPTION OF THE COMPANY'S SHARE CAPITAL

         Prior to the effective date of the amalgamation, the Company will become a Canadian corporation governed by the provisions of the Canada Business Corporations Act. At that time, the Company will adopt new articles of incorporation and bylaws. This section describes the rights and privileges of the Company's share capital under these new articles and bylaws.

         At the time of the amalgamation, the authorized capital of the Company will consist of an unlimited number of common shares without par value, an unlimited number of special shares without par value and an unlimited number of preferred shares without par value. Immediately prior to the amalgamation, the Company will have 1,535,455 common shares outstanding. After the completion of the amalgamation, the Company expects that it will have 34,719,376 common shares outstanding and 5,163,500 special shares outstanding.

COMMON SHARES

         The rights, restrictions and conditions of the common shares will be as follows:

         VOTING. Each holder of common shares will be entitled to notice of and to attend and vote at all general and special meetings of shareholders of the Company other than meetings at which only the holders of a particular class or series other than the common shares are entitled to vote. Each common share will entitle its holder to one vote. Because holders of common shares will not have cumulative voting rights with respect to the election of directors, the holders of a majority of the common shares represented at a meeting will be able to elect all of the directors.

         DIVIDENDS. The holders of common shares will, at the discretion of the board of directors of the Company, be entitled to receive, out of any and all profits or surplus of the Company properly available for the payment of dividends (after the payment of any dividends payable on securities of the Company entitled to receive dividends in priority to the common shares).

         DISSOLUTION. The holders of the Company's common shares will be entitled to share prorata with the holders of the special shares in any distribution of the assets of the Company upon the liquidation, dissolution or winding up of the Company or other distribution of its assets among its shareholders for the purpose of winding up its affairs (after payment of all amounts payable to the holders of the preferred shares).

         PREEMPTIVE RIGHTS. The holders of the Company's common shares will not have any preemptive rights.

SPECIAL SHARES

         The rights, restrictions and conditions of the special shares will be as follows:

         VOTING RIGHTS. The holders of special shares will not be entitled to notice of or to attend or to vote at any meeting of the shareholders of the Company except that the holders of the special shares will be entitled to vote separately as a class upon a proposal to amend the Company's articles to:

         - increase or decrease the maximum number of authorized special shares or increase any maximum number of authorized shares of any class of shares having rights or privileges equal to or superior to the special shares;

         - effect any exchange, reclassification or cancellation of the special shares; or

         - create a new class of shares equal or superior to the special shares.

         DIVIDENDS. The holders of the special shares will be entitled to receive, prorata with the holders of the common shares, any dividends that may be declared by the board of directors of the Company, out of funds legally available therefor subject to the preferential rights of any shares ranking prior to the special shares or the common shares.

         DISSOLUTION. In the event of the liquidation, dissolution or winding up of the Company, the holders of special shares will be entitled to receive, on a prorata basis and on a share-for-share basis with the holders of the common shares, all of the assets of the Company remaining after payment of all of the Companies liabilities, subject to the preferential rights of any shares ranking prior to the special shares.

         CONVERSION RIGHTS. The holders of special shares will be entitled to have any and all of the special shares held by them converted into common shares on the basis of one common share for each special share which the holder may desire to convert. The special shares will be automatically converted by the Company without further payment or action by the holder, into common shares on the earlier of:

         - the fifth day following the date of issuance of a receipt for a final prospectus by the Ontario Securities Commission qualifying, among other things, the common shares issuable upon conversion of the special shares; and

         - June 1, 2002. ZIM's shareholders will vote on a resolution to extend this date to June 1, 2004, at a meeting to be held on May 30, 2002.

         No fractional common shares will be issued upon the conversion of the special shares and no payment will be made to the holders of special shares in lieu thereof.

         ADJUSTMENT RIGHTS. In the event that the special shares or common shares are at any time sub-divided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class, then appropriate adjustments will be made in the rights and conditions attaching to the special shares and the common shares respectively so as to preserve in all respects the benefits of the holders of each such class.

         In the event of any reclassification of common shares, any amalgamation, amalgamation or other consolidation of the Company with another entity, or the transfer of all or substantially all of the Company's assets, the holders of special shares will be entitled to receive such securities or other property as if on the effective date of the event, they were registered holders of the number of common shares which such holders of special shares were entitled to receive upon conversion of their special shares. No such adjustment shall be made if the holders of the special shares are entitled to participate in any such event on the same terms as they though they had converted their special shares prior to the occurrence of such event.

PREFERRED SHARES

         The Company will be authorized to issue an unlimited number of preferred shares. The rights, restrictions and conditions of the preferred shares will be as follows:

         DIVIDENDS. The holders of the preferred shares, in priority to the common shares and all other shares ranking junior to the preferred shares, will be entitled to receive and the Company will pay thereon, as and when declared by the board of directors of the Company, out of assets of the Company properly applicable to the payment of dividends, non-cumulative cash dividends at a rate to be determined by the board of directors.

         No dividend will be declared and paid on the common shares or any other shares of the Company ranking junior to the preferred shares for any fiscal year, unless the non-cumulative cash dividends on the preferred shares then issued and outstanding in respect of such fiscal year will have been declared and paid.

         DISSOLUTION. In the event of liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among the shareholders for the purpose of winding-up its affairs:

         - The holders of the preferred shares will be entitled to receive from the assets of the Company, a sum equivalent to the aggregate redemption amount for the preferred shares before any amount shall be paid or any assets the Company distributed to the holders of any common shares or shares of any other class ranking junior to the preferred shares.

         - After payment to the holders of the preferred shares of the amounts so payable to them, the holders of the common shares will be entitled to receive the remaining assets of the Company.

         REDEMPTION. The Company may, subject to the requirements of the Canada Business Corporations Act, redeem at any time, in whole or in part, the outstanding preferred shares on payment of a redemption price of CDN$1.00 per share, plus all declared and unpaid non-cumulative cash dividends on the preferred shares.

         VOTING. The holders of the preferred shares will not be entitled as such to receive notice of, or to attend any meeting of the shareholders of the Company and will not be entitled to vote at any such meeting or to sign any resolution in writing in lieu thereof, except that the holders of preferred shares will be entitled to vote separately as a class upon a proposal to amend the Company's articles to:

         - increase or decrease the maximum number of authorized preferred shares or increase any maximum number of authorized shares of any class of shares having rights or privileges equal to or superior to the preferred shares;

         - effect any exchange, reclassification or cancellation of the preferred shares; or

         - create a new class of shares equal or superior to the preferred shares.

TRANSFER AGENT AND REGISTRAR

         The Company has appointed Olde Monmouth Stock Transfer Co., Inc. to act as the transfer agent and registrar for the common shares and special shares.


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

                        COMPARISON OF SHAREHOLDER RIGHTS

         If the amalgamation is completed, you will become a shareholder of the Company. Your rights as a shareholder of the Company will be determined by the Company's articles of incorporation and bylaws and the provisions of the Canada Business Corporations Act. The Company's articles and bylaws will be identical to the articles and bylaws of ZIM immediately prior to the completion of the amalgamation. Additionally, the rights of the shareholders in the Company will be governed by the provisions of the Canada Business Corporations Act, which also governs the rights of the shareholders of ZIM. As a result, the Company does not believe that there will be any material differences in the rights of the shareholders of the Company compared to the rights of the shareholders of ZIM immediately prior to the completion of the transaction.


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

                       INFORMATION CONCERNING THE COMPANY

GENERAL

         The Company was incorporated under the laws of the State of Florida on August 6, 1999.

         The Company is a shell company and has no revenues to date. The Company is a "shell" company which has conducted virtually no business operations, other than its efforts to seek acquisition partners or acquisition candidates. The Company has no full time employees and owns no real estate. The Company was created to effect a merger, exchange of stock, asset acquisition or other similar business combination with a target business, such as ZIM, which desires to acquire the Company's shareholder base and to utilize the Company's status as a reporting corporation under the Securities Exchange Act of 1934.

STRATEGY

         The Company's strategy has been to seek potential business opportunities and effectuate a business combination with a target business which management believes has significant growth potential. Presently, the Company has no plans, agreements, understandings or arrangements to acquire or merge with any specific business or company other than ZIM.

FACILITIES

         The Company's principal office is located at the offices of the Company's president, Stuart D. Cooper, at 511 NE 94th Street in Miami Shores, Florida 33138. The Company believes these facilities are adequate to serve its needs until the amalgamation of ZIM occurs. The Company expects to be able to utilize these facilities, free of charge, until the closing of the amalgamation.

EMPLOYEES

         As of the date of this management proxy circular/prospectus, the Company has no full time employees. The Company's management serves on a part time basis.

LEGAL PROCEEDINGS

         The Company is not a party to any legal proceedings, nor is the Company aware of any material threatened litigation involving the Company.


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

MANAGEMENT OF THE COMPANY

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the Company's executive officers and directors.

Name                                 Age      Position with the Company
----                                 ---      -------------------------
Stuart D. Cooper                     57       President, Secretary, Treasurer and Sole Director

         Stuart D. Cooper, Certified Public Accountant, has been a consultant and an auditor in the areas of public companies, securities regulatory compliance and regulatory compliance for financial institutions for over 29 years. Since 1995, Mr. Cooper has been the owner and president of Cooper Consultants, Inc. Mr. Cooper is qualified as an expert witness in areas of securities, business evaluations, accounting issues and interpretation.

PROPOSED NEW DIRECTORS AND OFFICERS

         Upon the closing of the amalgamation, the current directors and executive officers of ZIM will become the directors and officers of the Company. Additionally, the Company's officers and directors will resign. For more information regarding the new directors and executive officers, see "Information Concerning ZIM - Management of ZIM" on page 81.

MANAGEMENT COMPENSATION

         Stuart D. Cooper, the Company's only officer and director has not received any salary or other compensation for his services as an officer and director, and does not expect to receive any salary or compensation in the future. Mr. Cooper does not have an employment agreement.

         The Company currently has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees.

         After the amalgamation, the new directors and officers of the Company will continue to receive compensation and benefits currently payable to them by ZIM. For more information regarding the compensation of these individuals, see "Information Concerning ZIM - Management Compensation" on page 85.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company was formed by Cooper Family Holdings, Global Intermatch Corp. and Frank O'Donnell in 1999. These three founders received 400,000, 200,000 and 400,000 shares, respectively of the Company's common stock. They contributed to the Company $400, $200 and $400, respectively, for their shares. Cooper Family Holdings and Global are affiliates of Stuart D.


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

Cooper, the Company's only officer and director. In the spring of 2000, Mr. Cooper acquired the shares held by Frank O'Donnell.

         In April 2001, ZIM engaged Cooper Consultants, Inc., an affiliate of Stuart D. Cooper, to provide consulting services to ZIM in connection with the proposed amalgamation of ZIM by the Company. For a description of the terms of this consulting arrangement, see "Amalgamation - Interest of Certain Persons in the Amalgamation" on page 47.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

         The following table sets forth, as of January 15, 2002, the number and percentage of shares of the Company's outstanding shares which are beneficially owned, directly or indirectly, by:

         - each shareholder who owns more than 5% of the outstanding shares;

         -        each of the Company's directors;

         -        each of the Company's executive officers; and

         - all of the Company's directors and executive officers as a group.

         The Company determines beneficial ownership based on the rules of Securities and Exchange Commission. In general, beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he or she has the right to acquire within 60 days of March 11, 2002. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.

                                                                         SHARES
                                             POSITIONS WITH THE        BENEFICIALLY
NAME                                             COMPANY                  OWNED            PERCENTAGE
----                                         ------------------        ------------        ----------
Stuart D. Cooper                             President and                886,455(1)          57.7%
Cooper Family Holdings                       Director
Global Intermatch Corp.
511 NE. 94th Street
Miami Shores, FL 33138

Mark Weissbaum                                         --                  80,000              5.2%
511 NE. 94th Street
Miami Shores, FL 33138

                                                                         SHARES
                                             POSITIONS WITH THE        BENEFICIALLY
NAME                                             COMPANY                  OWNED            PERCENTAGE
----                                         ------------------        ------------        ----------
Douglas Duncan                                       N/A                  478,000             31.1%
Pasadena Investments Ltd.
Thornhill Consulting Ltd.
c/o PriceWaterhouseCoopers Ltd.
Abacus House
Providenciales
Turks & Caicos Islands
BWI

---------------

(1) The shares beneficially owned by Mr. Cooper, Cooper Family Holdings and Global Intermatch Corp. consist of 295,182 shares held directly by Mr. Cooper, 215,182 held by Cooper Family Holdings, 216,091 shares held by Global Intermatch Corp., 80,000 shares held by Mr. Cooper's spouse and 80,000 shares held by Mr. Cooper's son. Mr. Cooper holds a controlling interest in Cooper Family Holdings and Global. Mr. Cooper disclaims any beneficial ownership of shares held by his spouse and his son. The shares beneficially owned by Mr. Cooper, Cooper Family Holdings and Global, do not include 80,000 shares held by Mark Weissbaum, a business associate of Mr. Cooper.

(2) The shares beneficially owned by Douglas Duncan, Pasadena Investments Ltd. and Thornhill Consulting Ltd. consists of 48,000 shares held of record by Pasadena Investments Ltd. and 430,000 shares held of record by Thornhill Consulting Ltd.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF THE COMPANY

         The following discussion should be read in conjunction with the Company's consolidated financial statements and the related notes included elsewhere in this management proxy circular/prospectus.

         The Company is a development stage company and has conducted virtually no business operations, other than its efforts to effect a business combination with a target business which the Company considers to have significant growth potential.

         To date, the Company has neither engaged in any operations nor generated any revenue. The Company has received no cash flow from operations. The Company cannot predict to what extent its liquidity and capital resources will be diminished prior to the consummation of a business combination (whether with ZIM or another entity) or whether its capital will be further depleted by the operating losses, if any, of the target business with which the Company may effectuate a business combination. The continuation of the Company's business depends upon its ability to obtain adequate financing, effectuate a business combination and, ultimately, engage in future profitable operations.

         As of April 30, 2002, the Company had a total of $600 in cash. As a result, the Company is not in a position to meet its cash requirements for the remainder of the fiscal year or for the next 12 months unless it obtains funds from an outside source. The Company anticipates that the expenses of the proposed transactions with ZIM will be paid with funds provided by ZIM. In this connection, ZIM has agreed to pay up to $352,000 to cover the expenses for the proposed transaction, with any excess to be retained by Cooper Consultants.

         In the event the Company cannot meet its operating costs prior to the effectuation of a business combination, the Company may cease operations and a business combination may not occur.

INFORMATION CONCERNING ZIM

OVERVIEW

         ZIM is an established provider of enterprise software for designing, developing and manipulating database systems and applications. ZIM has licensed this software, which is known as the ZIM Integrated Development Environment, or ZIM IDE, to more than 5,000 customers since 1997. These customers include the US Army, Optus Cable & Wireless, Bell Canada, AT&T, Mitsubishi (Chemtex Division), Abbott Labs, and Carreker.

         During 2001 and early 2002, ZIM devoted substantial resources to the development of a new line of mobile data software products. ZIM designed these mobile data products to exploit the existing wireless data network infrastructure known as Short Messaging Service or SMS. SMS allows users to send text messages through cellular telephones, PDAs and similar devices. SMS has experienced significant growth throughout Europe and Asia. However, it remains largely under-utilized in North America. ZIM believes that recent developments in wireless service provider network technologies and business models have created ideal conditions for a similar expansion of demand to occur in North America.

         ZIM has developed consumer and business oriented product lines to deliver simple to use SMS based communication services for end users. These services include features to increase the usefulness of SMS messaging, and to leverage the SMS network capabilities for the delivery of personalization and other revenue generating services. It is ZIM's goal to become a leading North American provider of SMS-based services to individual consumers and businesses. ZIM intends to accomplish this goal by utilizing its expertise in database manipulation and software engineering, and its knowledge of North American SMS networks.

INDUSTRY BACKGROUND

         The market for wireless products and services continues to grow rapidly. Ovum predicts the number of mobile connections worldwide will increase from 727 million at the beginning of 2001 to more than 1.7 billion by the beginning of 2005. According to Goldman Sachs Equity Research, the billion-user mark for mobile phones worldwide will be exceeded globally by 2003. North American penetration rates currently exist in the area of 41% and are expected to grow towards the 75% level currently experienced in some European countries.

         SMS messaging has also grown rapidly. The number of SMS messages delivered worldwide has risen from approximately 2 billion messages per month to almost 30 billion per month in just 2 years. By the second quarter of 2003, Durlacher Research predicts worldwide SMS traffic will reach 329 billion messages per quarter. During 2002, the use of SMS as a messaging vehicle has overtaken the popular Instant Messaging in terms of message volumes, and is second only to the use of e-mail.

         ZIM believes that the awareness and use of SMS in North America has been suppressed largely as a consequence of the lack of carrier network interoperability. This limitation precludes the delivery of SMS messages across carrier networks, and significantly limits the usefulness of text messaging. In the last 6 months, most major wireless carriers in North America including AT&T


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

have made SMS interoperability announcements, enabling their subscribers to both send and receive SMS messages through their competitors' systems. This interoperability is expected to accelerate consumers' adoption of this service, because consumers will be allowed for the first time to use SMS, without regard to which carrier the receiving party utilizes.

         A number of significant factors have occurred which are expected to drive the growth of SMS messaging in North America;

         -        Network interoperability and viable roaming agreements
         -        Development of SMS based consumer applications
         -        Economies relative to voice calls
         -        Rapid acceptance by the youth market
         - Simplicity of use (not requiring understanding of complex functions or technology)
         -        High penetration of handsets with SMS functionality
         -        Growth in handsets with smart-text functionality
         -        Growth in percentage of subscribers able to use SMS
         -        Appealing to network operators - high gross margins


                GEOGRAPHIC BREAKDOWN OF MESSAGES SENT JUNE 2001

                                    [CHART]

                Japan                                 34%
                Asia ex Japan                         12%
                South America                          3%
                Middle East, India & Africa            1%
                Western Europe                        40%
                Eastern Europe                         8%
                North America                          2%

         In North America, operators are focused on SMS as an opportunity to increase revenues from mobile data. In Europe, SMS now generates an average of 7% of revenues for operators.

STRATEGY

         It is ZIM's goal to become a leading North American provider of SMS-based services to individual consumers and businesses. ZIM intends to accomplish this goal by utilizing its expertise in database manipulation and software engineering, its knowledge of North American SMS networks.

         ZIM believes that peer-to-peer messaging will initially drive adoption and familiarization with SMS in North America. Thereafter, ZIM expects North American SMS users will utilize the low cost SMS channel for a variety of business and personal communication services. These value-added communication services will enable the functionality to bridge the gap between personal computers and business compute systems, and mobile devices. This will enable tasks that are familiar in the personal computers or corporate systems environment to be extended to mobile devices including, group messaging, mobile chat, mobile marketing, calendaring, collaborative work processes, business process communications and desktop to mobile integration, to name a few.

         ZIM believes that there are multiple revenue stream opportunities for SMS. Direct payments will include both consumer to operator, as well as consumer to product and service provider. Indirect payments will arise from subsidies between various parties, advertising revenues, commissions, airtime-related commissions, and various taxation revenues implied by macro- and micro-payment system providers.

         ZIM will utilize a number of direct and indirect channels to deliver these services to end-users. ZIM's direct customers include consumers and small businesses through ZIM's retail portals, wireless network operators, traditional Internet portals, and systems integrators serving business customers.

         The principal components of ZIM's business strategy are as follows:

Immediate Term (1-12 months)

                  - Launch both consumer and business portals for SMS based services.

                  - Introduce SMS based communication services based on proprietary intellectual properties into business markets.

                  - Build key proof-of-concept solutions for high profile business clients to build corporate visibility and awareness for mobile data solutions. These early implementations will be geared towards short-sell-cycle, high-visibility, consumer SMS applications for large corporate clients.

                  - Build relationships with key partners, such as information technology consultants, handset manufacturers, and systems integrators to handle implementation and gain specialized business process knowledge, and mobile network operators to provide quality of service for data connectivity.


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

                  - Utilize the ZIM SMS Scenario Server to extend mobile interactivity to widely used commercial off-the-shelf enterprise software packages, such as SAP.

                  - Leverage existing relationships with current enterprise clients to extend mobile capability to existing applications.

         Near to Long Term (6 to 24+ months)

                  - Expand the breadth of premium priced service offerings.

                  - Secure key Internet portal providers and network operator customers.

                  - Expand content delivery and service management infrastructure.

                  - Expand the customer base and strengthen the ZIM brand through enhanced sales and marketing efforts.

                  - Increase market penetration through expansion into new segments and international markets.

HISTORY

         ZIM is a Canadian corporation formed in 1997. ZIM was formed by Blake Batson, who had previously served as vice-president of sales at Sterling Software. At the time of ZIM's formation in 1997, ZIM acquired the rights to the ZIM IDE software from EMJ Data Systems, Inc. and ZIM Technologies, Inc.

         Since 1997, ZIM's principal product has been the ZIM IDE software. The underlying technology for this software was developed by a team of scientists at Bell Northern Research in the 1980s. The technology was later acquired by Sterling Software. The software was designed to be capable of handling complex database manipulation. The ZIM IDE technology powers applications that provide important functions for numerous firms around the world.

         In the fall of 2000, ZIM expanded its business strategy to include the development of products for the mobile SMS based data market. This change in strategy coincided with the addition of Dr. Michael Cowpland as a member of ZIM's technology advisory board. Dr. Michael Cowpland is a co-founder of Mitel Corporation and the founder of Corel Corporation. In February 2001, he purchased a majority interest in ZIM and assumed the role of President and Chief Executive Officer. Since that time, ZIM has devoted significant resources to the development of new software products for the mobile SMS based data market.

PRODUCTS

ZIM SMS PORTAL SERVICE

         The ZIM SMS Portal Service will include both consumer and business oriented service offerings. ZIM may deliver these services either directly through a retail portal, or through third party vendors who will offer ZIM's service as part of their own offerings as "white labeled" service components to business customers. The consumer retail offering will be hosted by ZIM and made available to customers through either web- or SMS-based access. ZIM will sell white labeled service components to enterprise customers for integration into traditional internet and wireless network operator portals, as well as for integration into business processes.

         The ZIM SMS Portal Service will leverage the combined strength of both the web and mobile phones. ZIM expects to generate revenue streams from the following core ZIM SMS Portal Service elements:

                  -        Subscription Services
                                  (e.g. premium on-line services, SMS messaging)
                  -        E-Commerce Services
                                  (e.g. merchandising)
                  -        M-Commerce Services
                                  (e.g. smart messaging)
                  -        On-Line Advertising
                                  (e.g. banners, pop-ups, specials, sponsors)
                  -        Mobile Advertising
                                  (e.g. SMS trailers, Permission Marketing)
                  -        Mobile Traffic Revenue Share
                                  (e.g. SMS messaging, airtime)

         The service components offered through third parties may include any of the above items packaged for hosted delivery through an enterprise customer's website.

ZIM SMS OFFICE

         The ZIM SMS Office product will enable the integration of popular desktop office tools, with the mobility, cost effectiveness, and reliability of 2-way SMS messaging. This product will enable most components of office products such as Microsoft Office and Lotus Office Suite with interactive capability to mobile phones through the SMS messaging channel. The SMS connectivity will enable the flow of real time notifications from office based products to the handheld devices.

         The use of the SMS channel provides a highly reliable and persistent method for the delivery of notifications and alerts. Further, the user can rely on Push functionality to produce a notification, without the need to regularly launch a query session (e.g. as with traditional Wireless Access Protocol based protocols) to check for changes in status. Such functionality is primarily targeted at services such as mail notification services, meeting schedulers, and bring forward reminders.

         By mediating the notification session, ZIM SMS Office will also enable a 2-way interaction, thereby allowing the remote user to execute response options that are presented in an easy-to-use predefined format. Predefined response options will allow users of mobile devices to easily select actionable commands such as accept or decline meeting invitations, resulting in the automatic notification to the meeting originator and appropriate updates to calendaring tools.

         ZIM will make the product available in two configurations;


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

         - Client only solution, where all SMS messaging support is installed locally on a PC. This includes the user interface additions to the office product enhancing the user's SMS experience. This configuration can support its own SMS modem or rely on a SMS portal managed by ZIM.

         - Enterprise server integration, where enterprise exchange messages and incoming SMS messages are managed by a dedicated host. This configuration can support a pool of SMS modems or rely on a SMS portal managed by ZIM.

ZIM SMS SCENARIO SERVER

         The ZIM SMS Scenario Server eliminates the need for mobile users to constantly check on back-end systems and "browse" or "query" for the information they need for their small devices. Instead, the ZIM SMS Scenario Server allows corporate systems to proactively "log-on" to remote users when their input is required, and engage the user in a two-way, real-time, interactive dialog with enterprise systems. ZIM believes this will create a superior experience for the mobile user for two reasons. First, the user is prompted to make decisions and take action in a timely manner, even if they are pre-occupied. Second, the interactive dialog employs relevant messages and context sensitive response options that allow the user to easily take action and create activity on back-end systems, without the need to browse awkwardly on a small device.

         The ZIM SMS Scenario Server also allows the user to initiate the interaction. The same software engine will also allow users to browse or query corporate systems for information from remote devices in the usual manner, should the need arise.

         Since business processes typically span multiple applications, the ZIM SMS Scenario Server was designed to connect to virtually any form of corporate data, from multiple sources, to enable events to initiate an interactive dialog. ZIM connects with many popular database formats, including Oracle, SQL Server, DB2, or any ODBC or JDBC accessible database. Data will also be utilized from proprietary legacy systems, PC desktop sources such as Microsoft Outlook, electrical switches or sensors, or derived data.

ZIM IDE

         The ZIM Integrated Development Environment or ZIM IDE is an integrated application development environment for Microsoft Windows and UNIX environments. ZIM IDE is a well-developed technology, and represents the source of substantially all of ZIM's revenues to date.

         The ZIM IDE software was designed to handle complex data manipulation in a more efficient manner than other database technologies like SQL Server and Oracle. The distinctive characteristic of the software is the fact that its object dictionary contains more than just a table data. All relationships and data information are concurrently stored in the object dictionary, making it easier to manipulate and retrieve information. Furthermore, the technology uses data sets rather than record-by-record access to deal with information. This further simplifies the management of data.

         The ZIM IDE has been used to develop powerful database applications that have been deployed in a wide range of industries, including finance, marketing, human resources, information and records management. Applications built with the ZIM IDE also fully access most other major databases such as Oracle and SQL Server. With the recent integration of SMS functionality, the ZIM IDE is capable of triggering event-based interactions with mobile devices.

STRATEGIC ALLIANCES

ET ALIA LLC

ZIM has entered into a strategic alliance with Et alia, a Milwaukee technology consulting firm. Et alia specializes in consulting on SAP products, a major provider of enterprise management software. ZIM's alliance with Et alia is based on a revenue share agreement from a dual client base. The company employs 47 people and has sales offices in Atlanta, Washington, D.C., and Philadelphia. ZIM and Et alia combined solutions help to make SAP technology accessible via wireless outlets. As an example, if inventory levels reach a critically low level, an SMS-based alert will be automatically generated signaling the recipient and providing the capability to execute predefined response options. ZIM provides the wireless technology, while Et alia provides a sales channel and participates in the scenario definitions and response options.

EMOBILE PTE LTD

         ZIM has entered into a strategic alliance with eMobile Pte Ltd. of Singapore for the delivery of mobile commerce solutions for both financial institutions and their clients. eMobile is an established mobile commerce solution provider with technologies and expertise focused within banking and payment services. The agreement broadens ZIM's market reach into Southeast Asia, and provides ZIM with additional technologies and expertise to penetrate the financial services industry.

         ZIM and eMobile plan to include each other's products into their own mobile solutions. ZIM will incorporate eMobile's mobile banking, point-of-sale, payment, marketing/promotion and order entry products into its suite of mobile commerce solutions. eMobile will benefit from the incorporation of ZIM's SMS Scenario Server product into eMobile's financial offering to allow financial institutions and their customers to create mobile scenarios for employee or customer interaction via mobile devices. The combination of technologies will allow financial institutions to manage their operations with enterprise-initiated mobile data dialog. ZIM will also be able to provide banking customers with the security, speed and global coverage of the eMobile SMS-transaction and payment solutions with the scenario-based and user defined mobile enabling of ZIM. The strong combination of technologies provides ZIM with significant growth opportunities within the financial services industry. The alliance also provides ZIM with the opportunity to sell into eMobile's existing client base.

MARKETING AND SALES

EXISTING CUSTOMER BASE

         ZIM currently has over 1,000 current customers using its technology. These customers include Nokia, the US Army, Optus Cable & Wireless, Bell Canada, AT&T, Chemtex, Abbott Labs,


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

Carreker. No customer accounted for more than 10% of revenues for the nine month period ending February 28, 2002 or the fiscal year ended May 31, 2001.

         ZIM has increased its organizational structure in order to manage the sales, support, and development of its software business. This includes operational systems, technical support services, and selling channel relationships with value-added resellers and distributors. While continuing to sell its database technologies through its existing channels, ZIM management also plans to exploit its existing organizational infrastructure and channel relationships to introduce the new ZIM SMS mobile products. Concurrently, ZIM plans to expand its sales and channel capabilities to reach new customers and markets for mobile SMS based products and services.

MARKET OBJECTIVE

         ZIM's overarching marketing objective is to establish an early lead as a premier provider of SMS-based services in North America, in anticipation of the expected growth in SMS awareness and usage.

         ZIM will offer SMS based products and services to both consumers and business customers. Proprietary technology will be used to enable the offering of highly differentiated services to compliment more competitive services, creating attractive service bundles and one-stop shopping.

         ZIM plans to establish relationships with key industry players, including content aggregators, systems integrators, wireless network operators, cell phone manufacturers, and portal providers.

MARKET STRATEGY

         In order to accomplish its objective, ZIM plans to undertake the following primary activities:

         Initially, ZIM plans to generate short-term cash flows and maximize market visibility through fast time-to-market implementations of ZIM SMS technologies. Early implementations will be of two primary types: business-to-employee (B2E), and business-to-consumer (B2C) mobile solutions. B2C implementations of mobile technology will serve to build the ZIM brand and acquire high profile reference clients. B2E implementations will serve to illustrate high value process improvement through mobile data for early-adopter corporate clients.

         ZIM has already begun to execute on these first implementations with two clients -- Tracker Management and DUCT (a publicly traded utilities construction and technology company) -- for extending interactive mobile capabilities to SAP. ZIM also has completed projects, or is in the process of completing projects, related to mobile implementations for Nokia, Bell Canada, the National Capital Commission, and several professional sports franchises in consideration for both direct revenues or other marketing related considerations.

         ZIM will establish a direct customer portal through the ZIM SMS Portal, enabling an immediate branded relationship between customers and ZIM. The portal will offer a combination of competitive content services, as well as differentiated premium services. Pricing structures will encourage rapid adoption through a basic set of free messaging applications, with subscription and transaction-based pricing for premium services. Through the utilization of proprietary technologies,


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ZIM's management believes that the ZIM SMS Portal Service and SMS Office suites will maintain superior functionality, offering customers differentiated service capabilities.

         ZIM is also building relationships with technology consulting firms who will provide additional domain expertise and channel sales and implementation capabilities. These partners will help to expand the number of clients using the ZIM SMS Scenario Server to extend mobile functionality to their commercial off-the-shelf software, or COTS, systems (such as SAP, Siebel, and JD Edwards). One such example completed by ZIM was for the enterprise customer DUCT for extending interactive mobile capabilities to SAP.

COMPETITION

         ZIM expects that all of its products will be subject to significant competition. The principal competitors for ZIM's SMS Portal are based in Europe and Asia, where they have achieved significant market penetration. To date, these competitors have not devoted significant effort to marketing these products in North America due to cultural, business and technology hurdles.

         ZIM expects more significant competition for certain elements of ZIM's SMS Portal service offering. Typically, these are provided by wireless network operators, and are primarily focused on the alert and notification components. The SMS Office and SMS Scenario Server products have existing competitors, however, none have established a significant market position to date. A strong potential exists for established foreign companies seeking growth through expansion to enter the North American market for the delivery of SMS based-services. Further, established enterprise system software providers may choose to differentiate their offerings by placing more emphasis on wireless system connectivity, in direct competition to some of ZIM's products.

         The market for ZIM's IDE product is highly competitive. This product is subject to significant competition by large, well established competitors such as Oracle, MicroSoft and Sybase. These competitors currently control substantially all of the market for database software.

         The rapid growth of the wireless industry and the mobile data segment of the wireless industry make it likely that new competitors will enter these markets in the future. As a result, ZIM expects to encounter increasing competition in the markets in the future.

EMPLOYEES

         As of the date of this management proxy circular/prospectus, ZIM has approximately 50 employees in Ottawa, Canada and Sao Paulo, Brazil. ZIM's technical team consists of approximately 20 persons, including engineering, technical support, technical publications and management. Most of these are senior software developers with significant experience. ZIM has approximately 20 developers concentrating their work on the ZIM SMS Office, SMS Scenario Server and SMS Portal, which include development activities involving database, security, front-end user interface, back-end connectivity, network protocols, data adapters, and voice capability. ZIM is not a party to any collective bargaining agreements and believes that its employee relations are good.


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

INTELLECTUAL PROPERTY

         ZIM believes that it owns or has valid rights to use all of the intellectual property currently utilized in its business. ZIM relies upon the combination of confidentiality agreements, patent trademark copyright and trade secret laws to protect its intellectual property rights.

         At the present time, ZIM has applied for one U.S. patent with respect to a component of its scenario engine. ZIM is considering the possibility of seeking additional patents with respect to other components of this product as well as other products which ZIM is developing. There can be no assurance that any patent applications will be approved. Furthermore, even if these applications are approved, there can be no assurance that ZIM would be able to successfully prevent other parties from infringing on the trademarks.

         ZIM has registered the ZIM name in the U.S., Canada and several foreign countries and has applied to register the ZIM name in several key international markets. ZIM has also filed applications to register the ZIM logo in the U.S., Canada and several key international markets. These applications are currently pending. There can be no assurance that these applications will be approved. Furthermore, it is possible that third parties may utilize names which are similar to ZIM's without ZIM's knowledge.

SUBSIDIARIES

         ZIM does not currently have any subsidiaries other than ZIM Technologies do Brazil, a Brazil company based in Sao Paolo, Brazil.

FACILITIES OF ZIM

         ZIM's principal office is located in Ottawa, Ontario. ZIM leases an office suite of approximately 12,600 square feet. The lease, which was scheduled to expire in July 2002 has been extended for an additional 5 year period and will expire in July 2007. ZIM has a one time option to terminate the lease based on ZIM giving notice on or before July 31, 2004.

         ZIM has an additional office located in Sao Paolo, Brazil. ZIM leases an office of approximately 2,000 square feet in this location. The lease is currently scheduled to expire in April 2002. ZIM has agreed that, effective June 1, 2002, the leased premises will be reduced to approximately 1,000 square feet and the termination of the lease will be extended to April 2003.

MANAGEMENT OF ZIM

         The following table sets forth certain information regarding the directors and executive officers of ZIM as of the date of this management proxy circular/prospectus. The background of these individuals is summarized in the paragraphs following the table.

NAME                                    AGE       POSITION WITH ZIM
----                                    ---       -----------------
Dr. Michael Cowpland                    59        President, Chief Executive Officer and Director

Steven Houck                            32        Director

Tony Davidson                           42        Chief Technology Officer & VP Engineering

Gene Rheaume                            46        Director

Charles Saikaley                        43        Director

James Stechyson                         37        Chairman

Kathy Aubrey-Moore                      40        Chief Financial Officer

         MICHAEL COWPLAND has served as a director of ZIM since January 2001 and as president and chief executive officer since February 2001. In 1973, Dr. Cowpland co-founded Mitel Corporation (formerly NYSE:MTL) and was the company's Chief Executive Officer for 10 years. During Dr. Cowpland's tenure as CEO, Mitel's sales reached $300 million before it was acquired by British Telecom in 1984. After the acquisition of Mitel, Dr. Cowpland founded Corel Corporation (NASDAQ:CORL), a company that evolved into one of the world's leading providers of office productivity software. Corel was widely recognized for its WordPerfect Office Suite, and its PC graphics application, Corel Draw. Dr. Cowpland served as President of Corel from 1995 to January 2001. Dr. Cowpland began his career in 1964 at Bell Northern Research. Dr. Cowpland received a Bachelor of Science and Engineering from the Imperial College (London), a Masters of Engineering from Carleton University and Ph.D. in Engineering from Carleton University.

         STEVEN HOUCK has served as a director of ZIM since April 2001. Since 1995, Mr. Houck has held various positions with Corel Corporation, where he currently serves as the executive vice president for business development. Prior to his service to Corel, he founded Worldview Technologies, a company specializing in multimedia design and authoring and served as its CEO until 1995. He has received a Bachelors Degree in Business Administration from Florida Atlantic University.

         GENE S. RHEAUME has been a director of ZIM since February 2001. He also serves as a chairman of ZIM's audit committee. Since 1989, Mr. Rheaume has been a partner in the Ottawa based firm of Rheaume Williams Kalbfleisch, Chartered Accountants. He is also the president of Capital Transitions, Inc., a firm which provides financial forecasting and transition planing for technology companies and individuals. From 1977 to 1989, Mr. Rheaume was an accountant with KPMG LLP. Mr. Rheaume is an investor in several private companies based in Canada and serves as a director of EatSleepMusic.com, Inc. He received his Bachelor of Commerce from Carleton University and holds professional designations as a Chartered Accountant, Certified and Financial Planner and Certified Fraud Examiner.

         CHARLES SAIKALEY has served as a director of ZIM since May 2001. Since 1990, Mr. Saikaley has been a partner in the law firm of Lang Michener based in Ottawa, Canada. He practices in the area of real estate, providing advice in all aspects of the purchase and sale of residential and


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

commercial real estate as well as commercial leases, commercial mortgages and business arrangements. He is a member of the firm's alternative dispute resolution, and franchise and distribution real estate law groups. He is a member of the Canadian Bar Association, Law Society of Upper Canada. Mr. Saikaley received a Bachelor of the Arts in Business Administration from the University of Ottawa and a Bachelor of Laws from University of Ottawa in 1982.

         JAMES STECHYSON has served as a director of ZIM since January 1998 and was appointed into the position of chairman in May 2001. Since 1990, he has been the president of OM Video, Inc., a major hardware sales and systems integrator of professional video and presentation technology based in Ottawa, Canada. He is a charter member of the Innovators Alliance of Ontario, a government sponsored organization for the chief executive officers of leading growth firms. He is also the recipient of the Ottawa Carlton Board of Trade Young Entrepreneur of the Year Award. Mr. Stechyson holds a Bachelors Degree in Economics and Business from Carleton University, Canada.

         TONY DAVIDSON has served as the Vice-President of Engineering and Chief Technology Officer since March 2002 and April 2002, respectively. He started his career in the field of medical research. In 1991, Mr. Davidson joined Corel Corporation where he participated in the development of a wide range of commercial products covering a variety of genres including medical and entertainment products to digital stock photography and CDROM mastering software. This eventually led to his heading up Corel's Multimedia Division in the role of Executive Director. In 1996, Mr. Davidson joined Vorton Technologies as Executive Vice President and Chief Technology Officer. He left Vorton in June 2001 to join ZIM. In his role as VP Engineering at ZIM, he will be responsible for the technical direction of all new and current ZIM products. Mr. Davidson is a graduate of Applied Arts and Technology Program of St. Lawrence College in Kingston Ontario, and has over twenty years of experience developing software and applications using both low and high level languages.

         KATHY AUBREY MOORE has been the Chief Financial Officer of ZIM since May 2002. She served as the controller for ZIM from May 2001 to May 2002. She was the controller at Sedona Networks from May 2000 to March 2001. She served in various positions at CrossKeys Systems Corporation from May 1997 to May 2000, including positions of financial control and treasury. From 1983 to 1997 she served in various positions at SHL Systemhouse Inc. including the assistant controller. She is a certified management accountant graduating in 1985.

LEGAL PROCEEDINGS INVOLVING DR. COWPLAND

         Dr. Michael Cowpland, ZIM's president and chief executive officer, has been named as a defendant in several lawsuits relating to his actions as president and chief executive officer of Corel Corporation. These include a complaint filed by Anthony Basilio and Fred Spagnola on March 13, 2000 in the U.S. District Court for the Eastern District of Pennsylvania, a complaint filed by Alan Treski on March 29, 2000 in the U.S. District Court for the Eastern District of Pennsylvania and four additional complaints filed in the U.S. District Court for the Eastern District of Pennsylvania and one complaint filed in the U.S. District Court for the District of Massachusetts. In each of these cases, the complaints have been filed on behalf of persons who purchased or otherwise acquired common stock of Corel between December 7, 1999 and December 21, 1999. The complaints generally allege that the defendants including Dr. Cowpland violated various provisions of the US securities laws, including Section 10(b), Section 20(f) and Rule 10b-5 under the Securities Exchange Act of 1934, by misrepresenting or failing to disclose material information regarding Corel's financial condition.

         On October 14, 1999, the Ontario Securities Commission (the "OSC") filed charges against Dr. Michael Cowpland and his holding company, M.C.J.C. Holdings Inc. (MCJC) in the Ontario Superior Court. As announced in the news release of the OSC dated October 14, 1999, an information was laid in the Ontario Superior Court against Mr. Cowpland and MCJC (now called MC Lux Corporation), of which Dr. Cowpland is a director, charging Dr. Cowpland with three counts of violating Ontario securities law and charging MCJC with one count of violating Ontario securities law.

         The following is the OSC's published summary of its allegations.

         "Between the dates of August 11, 1997 and August 14, 1997, MCJC sold 2,431,200 Corel shares for total proceeds of approximately $20.4 million. At the time that these Corel shares were sold, MCJC had knowledge of a material fact with respect to Corel which had not been generally disclosed. The material fact was that [Corel] would fall short of its forecasted sales for the third quarter of 1997 ("Q3 1997") by a significant margin (the "material fact"). MCJC learned of the material fact from Cowpland who, as a director and officer of Corel, was an insider of Corel and therefore in a "special relationship" with Corel as defined in the Securities Act (Ontario) (the "Act"). By learning of the material fact from Cowpland, MCJC was in a special relationship with Corel. Therefore, MCJC, as a company in a special relationship with Corel, a reporting issuer, sold securities of Corel with knowledge of a material fact with respect to Corel that had not been generally disclosed. In this way, MCJC contravened subsection 76(1) and paragraph 122(1)(c) of the Act. By informing MCJC of the material fact before it had been generally disclosed and other than in the necessary course of business, Cowpland contravened subsection 76(2) and paragraph 122(1)(c) of the Act. In addition, as a director of MCJC, Cowpland authorized the commission of the offence by MCJC under subsection 76(1) and paragraph 122(1)(c) of the Act and therefore contravened subsection 122(3) of the Act and acted in a manner that is contrary to public interest.

         Cowpland attended a voluntary interview with Staff of the Commission on May 20, 1998. During this interview, Cowpland made a number of statements to Staff of the Commission which were misleading and untrue in a material respect. By making such statements to Staff of the Commission, Cowpland contravened paragraph 122(1)(a) of the Act."

         On February 11, 2002, MCJC pleaded guilty to the offense of insider trading in the Ontario Court of Justice in Ottawa, Canada and was fined CDN$1,000,000, which it has paid. The charges against Mr. Cowpland were stayed.

         In February 2002, Mr. Cowpland approved the terms of a proposed settlement agreement with the staff of the OSC. The proposed settlement consisted of Mr. Cowpland's agreement to pay $500,000 to the OSC, Mr. Cowpland's agreement not to serve as a director of a reporting issuer for a period of two years, and Mr. Cowpland's agreement to pay the legal fees of the OSC staff of $75,000. On February 12, 2002, a panel of the OSC rejected the proposed settlement agreement.

The staff of the OSC has not yet brought this matter forward for a full hearing nor proposed a new settlement agreement.

MANAGEMENT COMPENSATION OF ZIM

         None of the current executive officers of ZIM receives compensation at a rate in excess of US$100,000 per year during the fiscal year ended May 31, 2002. The Company's chief executive officer, Dr. Michael Cowpland, does not receive any salary or cash compensation for his services to ZIM. The following table sets forth the current salaries for the executive officers of ZIM:

NAME                                 POSITION                                     CURRENT ANNUAL SALARY
----                                 --------                                     ---------------------
Dr. Michael Cowpland                 President and Chief Executive Officer        None

Kathy Aubrey-Moore                   Chief Financial Officer                      CDN $ 85,000

Tony Davidson                        Chief Technology Officer                     CDN $140,000

         From time to time, the board of directors of ZIM issued stock options to key executives. During the fiscal year ended May 31, 2001, ZIM issued options for 5,805,000 shares to Dr. Cowpland.

TRANSACTIONS WITH AFFILIATES

         On November 10, 2000, ZIM entered into an agreement with ABK Capital Investments Ltd. to terminate certain royalty obligations under a software development and marketing agreement with ABK Capital Investments Ltd. ABK Capital Investments Ltd. was issued 1,550,000 common shares of ZIM in consideration of the termination of these obligations. These shares were valued at CDN $186,000 for the purposes of ZIM's financial statements. During the term of the software development and marketing agreement, royalties of $14,880 were paid to ABK Capital Investments Ltd. On November 10, 2000 ABK Investments Ltd. was affiliated with ZIM as a consequence of it being a significant shareholder of ZIM. ABK Capital Investments Ltd. is controlled by Alan Batson, who was a principal shareholder of ZIM.

         Effective June 1, 2001, ZIM sold the shares of its subsidiary, ZIM Technologies (B'Dos) Ltd. to Alan Batson Limited for the aggregate price of CDN$1.00. Alan Batson Limited is controlled by Alan Batson, who is the beneficial owner of 8% of ZIM's shares. His son, Blake Batson, is also a significant shareholder of ZIM.

         On June 1, 2001, ZIM acquired technology relating to the ZIM Scenario Server from Gerald Lalonde and Brane Vukelic, two employees of ZIM, for CDN$2,000,000, payable by the issuance of 2,000,000 shares.

         During the fiscal year ended May 31, 2001, ZIM borrowed funds from time to time from Blake Batson, during the period when he was the principal shareholder. The loans were made on a non-interest bearing basis and had no fixed terms of repayment. The largest outstanding balance during the year was CDN$527,000. ZIM repaid the loans prior to the end of the fiscal year.

         In 1998, ZIM entered into a lease agreement with ABK Investments Ltd., an affiliate of Blake Batson. The lease covered office space located in Bridgetown, Barbados. Lease payments during the fiscal years ended May 31, 2001, were CDN$101,000. The lease was terminated on May 31, 2001.

         On February 6, 2001, MC Lux Corporation, a company controlled by Dr. Michael Cowpland, purchased 16,553,657 newly issued common shares from ZIM for a price of CDN$2,000,000. MC Lux Corporation subsequently transferred these shares to Dr. Cowpland.

         Between February 6, 2001 and the date of this management proxy circular/prospectus. ZIM has issued options to Dr. Cowpland which entitled him to purchase up to 7,013,332 shares of ZIM's common shares at prices ranging from $0.50 to $1.10 per share.

         In January 2002, Dr. Michael Cowpland, and other members of Dr. Cowpland's family, purchased 1,000,000 special shares of ZIM for a price of CDN$1,100,000.

         In April 2002, Dr. Michael Cowpland loaned CDN$1,000,000 to ZIM. The loan bears interest at 5% per annum and is repayable on demand.

STOCK OPTION PLAN

         ZIM has adopted a stock option plan for the benefit of officers, directors, employees and consultants. The plan is administered by ZIM's board of directors. The plan provides that the maximum number of shares which may be issued from time to time under the plan, together with shares which may be issued under any other options for services or employee stock purchase or stock option plans of ZIM shall not exceed 10,000,000 shares. No option shall be granted for a term of more than 10 years of the date of its grant. The board of directors determines the exercise price of the options granted under the plan. Upon exercise of any option, the purchaser must pay the purchase price in cash or by certified check. No option issued under the plan may be assigned or transferred by the participant during the participant's lifetime. Following the death of any participant, his options must be exercised by the legal representative of the participant within 90 days after the date of the participant's death.

         In the event of a merger, amalgamation or consolidation of ZIM with another company, the receipt of an offer to purchase all or substantially all of the outstanding shares of ZIM from a third party, or the sale of all or substantially all of the assets of ZIM to a third party, then each outstanding option which is not fully exercisable shall be accelerated and become fully exercisable. However, if the successor agrees to assume all outstanding options or substitute equivalent options, then the board of ZIM, in its sole discretion, shall have power to determine that options which were not fully exercisable shall not be accelerated. In the case of the proposed amalgamation of ZIM by the Company, none of the options shall be accelerated.

         In the event of any proposed dissolution, liquidation or winding-up of ZIM, to the extent that an option has not been previously exercised, it will terminate immediately prior to such proposed action.

         If at any time, an option remains unexercised at the time ZIM authorizes a public offering of ZIM's shares, the board may, in its discretion, permit all participants to exercise their options in respect of any or all of the shares covered by their options until a date which is specified by the board and require the acceleration of the time of the exercise of the effected options and the time of the fulfillment of any conditions or restrictions on any such exercise.

         The Company will adopt ZIM's option plan at the time of the amalgamation.

SECURITY OWNERSHIP OF ZIM

         The following table sets forth, as of May 15, 2002, the number and percentage of ZIM common and special shares which are beneficially owned by:

         - each person who is the beneficial owner of 5% or more of the outstanding shares of ZIM;

         -        each director and executive officer of ZIM; and

         -        all executive officers and directors of ZIM as a group.

         Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares.

                                                                                     Beneficial Ownership
                                                                 ------------------------------------------------------------
                                                                         Common Shares                   Special Shares
                                                                 -----------------------------     --------------------------
Name                           Position                             Number          Percentage       Number        Percentage
----                           --------                          ----------         ----------     ----------      ----------
Michael Cowpland               President, Chief Executive        23,546,989(1)         58.6%        2,700,000          52.3%
                               Officer and Director

Blake Batson                   Principal Shareholder             8,645,907(2)          25.7%               --            --

Alan Batson                    Principal Shareholder             3,005,291(3)           9.1%               --            --

James Stechyson                Chairman                            500,000(4)           1.5%               --            --

Gene Rheaume                   Director                            200,000(5)           0.6%               --            --

Charles Saikaley               Director                            200,000(6)           0.6%               --            --

Steven Houck                   Director                            200,000(7)           0.6%               --            --

                                                                                     Beneficial Ownership
                                                                 ------------------------------------------------------------
                                                                         Common Shares                   Special Shares
                                                                 -----------------------------     --------------------------
Name                           Position                             Number          Percentage       Number        Percentage
----                           --------                          ----------         ----------     ----------      ----------
Gerald Lalonde                 Principal Shareholder             2,500,000(8)           7.5%               --            --

Kathy Aubrey-Moore             Chief Financial Officer             200,000(9)           0.6%               --            --

Tony Davidson                  Chief Technology Officer            300,000(10)          0.9%               --            --

(1) The beneficial ownership of Michael Cowpland consists of 16,533,657 common shares owned directly by Dr. Cowpland, 7,013,332 common shares which Dr. Cowpland has the right to acquire under outstanding stock options, 1,000,000 special shares owned by Dr. Cowpland's spouse, 1,300,000 special shares owned by a company controlled by Dr. Cowpland's spouse, and 200,000 special shares owned by the minor children of Dr. Cowpland and his spouse. Dr. Cowpland disclaims beneficial ownership of the shares held by his wife and the company controlled by his wife and the shares held by his minor children.

(2) The beneficial ownership of Blake Batson consists of 2,940,907 common shares owned directly by Mr. Batson, 5,255,000 common shares owned by a company controlled by Mr. Batson, 250,000 common shares which he has the right to acquire under outstanding stock options, and 200,000 common shares which Mr. Batson's spouse has the right to acquire under outstanding stock options.

(3) The beneficial ownership of Alan Batson consists of 3,005,291 common shares held by two companies controlled by Mr. Batson.

(4) The beneficial ownership of James Stechyson consists of 400,000 common shares owned directly and 100,000 common shares which he has a right to acquire under outstanding stock options.

(5) The beneficial ownership of Gene Rheaume consists of 100,000 common shares owned directly and 100,000 common shares which he has a right to acquire under outstanding stock options.

(6) The beneficial ownership of Charles Saikaley consists of 200,000 common shares which he has a right to acquire under outstanding stock options.

(7) The beneficial ownership of Steven Houck consists of 200,000 common shares which he has a right to acquire under outstanding stock options.

(8) The beneficial ownership of Gerald Lalonde consists of 1,000,000 common shares owned directly, 1,500,000 common shares owned by a company controlled by Mr. Lalonde.

(9) The beneficial ownership of Kathy Aubrey-Moore consists of 200,000 common shares which she has a right to acquire under outstanding stock options.


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

(10) The beneficial ownership of Tony Davidson consists of 300,000 common shares which he has a right to acquire under outstanding stock options.

INFORMATION ABOUT SHARES

         There is no established public trading market for the shares of ZIM. As of the date of this management proxy circular/prospectus, there were approximately 86 shareholders of record of ZIM's shares, consisting of 52 holders of common shares and 34 holders of special shares.

DIVIDENDS

         ZIM has never paid a dividend and currently has no plans to pay dividends in the future. The payment of dividends by ZIM is subject to restrictions under its by-laws which provide that ZIM shall neither declare nor pay a dividend if there are reasonable grounds for believing that:

                  - ZIM is, or after the payment would be unable to pay its liabilities as they become due; or

                  - the realizable value of ZIM's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION OF ZIM

         The following discussion should be read in conjunction with ZIM's consolidated financial statements and the related notes included elsewhere in this management proxy circular/prospectus.

OVERVIEW

         ZIM was incorporated under the Canada Business Corporations Act in 1997. Following its incorporation, ZIM acquired the ZIM IDE software. To date, substantially all of ZIM's revenues have been generated from the licensing of this software and related maintenance and consulting fees.

         In February 2001, Dr. Michael Cowpland acquired a controlling interest in ZIM. Since that time, the Company has devoted significant resources to the development of a new line of mobile data software products. The first of these products became generally available during December 2001. To date, ZIM has only generated minimal revenues from this new product.

OPERATING RESULTS FOR THE FISCAL YEARS ENDED MAY 31, 2001, 2000 AND 1999

         All amounts set forth in this section are stated in Canadian dollars.

         TOTAL REVENUES. ZIM's revenues were CDN $1.6 million in 2001, CDN$3.2 million in 2000 and CDN$3.9 million in 1999. The decline in revenues during these three years was due to a combination of a poorly executed marketing plan, inconsistent customer support and management focus on financing requirements.

         ZIM primarily derives its revenues from sales in North America and Brazil. The following table reflects sales by region for the three years ended May 31:

                                                     2001                        2000                         1999
                                                     ----                        ----                         ----
Canada                                               24.4%                       24.4%                        20.3%

United States                                        13.4%                       10.6%                           --

Brazil                                               39.5%                       28.6%                        38.4%

Denmark                                               9.6%                       10.5%                           --

Other                                                13.1%                       25.9%                        41.3%
                                                     ----                        ----                         ----
         Total                                        100%                        100%                         100%

         For the 2001 fiscal year, royalties from ZTI do Brazil accounted for 39.5% of total revenues. ZTI do Brazil was an independent distributor of ZIM's products based in Brazil. In August 2001, ZIM acquired all of the outstanding shares of this company in exchange for payment of CDN$287,000. No other customer accounted for more than 10% of revenues during the 2001 fiscal year.

         SOFTWARE LICENSE REVENUES. Software revenues primarily consist of revenues received from licensing the ZIM IDE software product. Software license revenues were CDN$1.0 million in 2001, CDN$2.1 million in 2000 and CDN$2.7 million in 1999. As discussed above, the decline of license revenues was due to ZIM's failure to effectively market and support the ZIM IDE software product.

         MAINTENANCE AND CONSULTING REVENUES. Maintenance and consulting revenues primarily consist of fees earned from maintenance contracts on the ZIM IDE software product and consulting fees received from users of the ZIM IDE software product. Maintenance revenue was approximately CDN$500,000 in all three years. This stability was due to the steady base of licensees. Consulting revenue were CDN$64,000 in 2001, CDN$506,000 in 2000 and CDN$760,000 in 1999.
Consulting revenues during 2000 and 1999 were primarily received from one client, which discontinued these services during 2000.

OPERATING EXPENSES

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were CDN$5.1 million in 2001, CDN$3.2 million in 2000 and CDN$2.8 million in 1999 representing 322%, 101% and 70% of total revenues in the respective years. The increase in expenses for 2001 was due to increased marketing expenses for ZIM's proposed mobile software products, as well as fees and expenses arising from the proposed transaction between the Company and ZIM, and a non-cash compensation expense of CDN$1.3 million which resulted from stock options granted to non-employees. The increase in 2000 was attributable, in large part, to the management's decision to expend significant amounts on a new marketing plan for the ZIM IDE software product which proved to be ineffective as well as marketing plans for a new software product, the ZIM Architect, which was never accepted by the marketplace.

         RESEARCH AND DEVELOPMENT. Research and development costs have primarily consisted of amounts spent in maintaining the viability of the ZIM IDE software product as well as the development of the Architect product. Research and development expenses, net of investment tax credits, totaled CDN$0.7 million in 2001 and CDN$1.0 million in 2000 and 1999, representing 41%, 32% and 26% of total revenues in the respective years.

         Investment tax credits received were CDN$65,000 in 2000 and CDN$58,000 in 1999. There was no claim filed for the February 2001 change of control tax return, as it was management's view that the majority of the expenses were incurred in Barbados, and would not qualify for investment tax credits.

         COST OF SOFTWARE REVENUES. Cost of software revenues consists primarily of costs associated with product media, documentation, packaging and royalties to third-party software vendors. Cost of software revenues was CDN$178,000 in 2001, CDN$384,000 in 2000 and CDN$938,000 in 1999. Cost of software revenues as a percentage of total revenues was 11% in 2001, 12% in 2000 and 24% in 1999. The higher percentage reflected in 1999 is due to the Company's decision to provide CDN$400,000 in support costs to its Brazilian distributor. This was done in order to induce the distributor to undertake the distribution of ZIM's products.

LIQUIDITY AND CAPITAL RESOURCES

         During the fiscal year ended May 31, 2001, ZIM primarily financed its operations through the private sale of shares. During the 2001 fiscal year, ZIM received CDN$2.6 million from the sale of the shares as well as CDN$4.0 million in share subscriptions which were subsequently issued during the 2002 fiscal year.

         Net cash used by operating activities was CDN$2,816,000 in 2001, CDN$372,000 in 2000 and CDN$1,098,000 in 1999. The principal use of cash in each of these periods was to fund losses incurred during these periods.

         Net cash used by investment activities was CDN$159,000 in 2001, CDN$131,000 in 2000 and CDN$135,000 in 1999. These amounts primarily reflected the purchase of property and equipment used to support ZIM's business.

         Net cash provided by financing activities was CDN$6,385,000 in 2001, CDN$519,000 in 2000 and CDN$1,238,000 in 1999. Net cash provided by operations in 2001 primarily consisted from proceeds from the sale of shares and the receipt of share subscription amounts. The net cash flows from financing activities in 2000 primarily consisted of the proceeds of a loan of approximately CDN$922,000 received from a related party as well as the proceeds from the issuance of common shares. These amounts were used in part to repay existing bank debt. The cash provided for financing activities in 1999 was primarily generated by the sale of shares and the proceeds of long term debt and bank financing.

         At May 31, 2001, ZIM had cash and cash equivalents of approximately CDN$3,529,000. ZIM's cash and cash equivalents have declined significantly since that time due to continuing losses.

OPERATING RESULTS FOR THE NINE MONTHS ENDED FEBRUARY 28, 2002 AND 2001

         TOTAL REVENUES. ZIM's revenues for the nine months ending February 2002 were CDN $2.5 million compared to CDN$1.2 million in February 2001. The increase in revenues was due to a combination of the acquisition of a Brazilian distributor as well as greater emphasis on selling ZIM's products. Sales from ZIM's Brazilian office accounted for approximately 42% of the total revenue for the nine months ending February 28, 2002. The Brazil acquisition provided ZIM the opportunity to share in 100% of ZTI do Brazil Ltda.'s profits and losses.

         SOFTWARE LICENSE REVENUES. Software revenues primarily consist of revenues received from licensing the ZIM IDE software product. Software license revenues were CDN$1,200,000 for the nine months ending February 2002 compared to CDN$738,000 for the corresponding period in 2001. As discussed above, the increase in revenues was due to a combination of the acquisition of ZIM's Brazilian distributor as well as greater emphasis on selling ZIM's products.

         MAINTENANCE AND CONSULTING REVENUES. Maintenance and consulting revenues primarily consist of fees earned from maintenance contracts on the ZIM IDE software product and consulting fees received from users of the ZIM IDE software product. Maintenance revenue was CDN$1,078,000 for the nine months ending February 2002, or 177% greater than the same period in the prior fiscal year. This increase can be attributed to ZIM's sales team re-establishing contact with customers whose maintenance had expired. Consulting revenue increased by 173% to CDN$174,000 for the nine months ending February 2002, compared to the same period last year. As discussed above, this increase is a direct result of ZIM's sales team focused on selling ZIM's products.

OPERATING EXPENSES

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were CDN$3.9 million for the nine months ending February 2002 compared to CDN$3.2 million for the same period in fiscal year 2001. This represents an 18% increase in selling, general and administrative expenses. The increase is a result of the acquisition of ZIM's Brazilian distributor, as well the fees and expenses arising from the proposed transaction between ZIM and the Company. The increase was also due to a decision by management to grow all the various support organizations within ZIM.

         RESEARCH AND DEVELOPMENT. Research and development costs have primarily consisted of amounts spent in maintaining the viability of the ZIM IDE software product as well as the development of the SMS based services. Research and development expenses, net of investment tax credits, totaled CDN$3.1 million for the nine months ending February 2002 compared to CDN$440,000 for the same period in fiscal 2001. This represents a 607% increase in expenditures. The increase is attributed to the purchase of intellectual property for CDN $2.0 million that was in the early stages of conceptual design. Management felt that this expenditure did not meet the criteria for deferral and amortization, and was therefore expensed in the period that it was incurred. For the nine months ending February, 2002 and 2001 the research and development expenditures represented 126%, and 37% of total revenues respectively.

         COST OF SOFTWARE REVENUES. Cost of software revenues consists primarily of costs associated with product media, documentation, packaging and royalties to third-party software vendors. Cost of software revenues was CDN$ 110,000 for the nine months ending February 2002, compared to CDN $125,000 for the same period in 2001. Cost of software revenues as a percentage of total revenues for the nine month period ending February 2002 was 4% compared to 10% for the nine months ending February 2001. The reduction in the cost of software revenues is a result of the elimination of third party royalty costs.

LIQUIDITY AND CAPITAL RESOURCES

         During the nine months ended February 28, 2002, ZIM primarily financed its operations with the cash received from ZIM's private sale of shares in fiscal 2001.

         Net cash used by operating activities for the nine months ending February 28, 2002 was CDN$3.6 million compared to CDN$1.5 million in February 2001 period. The principal use of cash in each of these periods was to fund losses incurred during these periods.

         Net cash used by investment activities was CDN$446,000 and CDN$10,000 for the nine months ending February 2002 and February 2001 respectively. The main use of cash for investment activities was the purchase of fixed assets. These assets were purchased in order to support ZIM's business.

         Net cash provided by financing activities was CDN$1,003,000 for the nine months ended February 28, 2002 and CDN$1,891,000 in February 2001. The cash provided for financing activities in 2002 was primarily generated by the issue of special shares, and for 2001 the issue of common shares.

         At February 28, 2002, ZIM had cash and cash equivalents of approximately CDN$ 500,000. ZIM's cash and cash equivalents have declined since that time due to continuing losses. In April of 2002, Dr. Michael Cowpland, ZIM's principal shareholder, loaned ZIM CDN$1.0 million. The loan bears interest at the rate of 5% per annum and is repayable on demand.

         ZIM's ability to continue as a going concern is subject to substantial uncertainty due to its continuing operating losses. ZIM's new management team has devoted significant resources to the development of new mobile data software which management believes will generate substantial revenues in the future. Nevertheless, sales of the new software have been insignificant to date.

         ZIM expects to incur a substantial operating loss during the 2002 fiscal year, due in part to approximately CDN$4.3 million in research and development expenditures, as well as the cost of marketing ZIM's new mobile data software. Furthermore, ZIM does not expect that it will generate sufficient cash flow from operations to meet operating expenses for at least 6 months.

         In light of the foregoing, ZIM will need to raise significant amounts of debt or equity financing in order to implement its business plan and to meet its working capital requirements. Since January 2001, Dr. Michael Cowpland, ZIM's principal shareholder and other investors have provided financing to ZIM to meet its cash requirements. At the present time, ZIM expects that Dr. Cowpland will fund ZIM's working capital requirements for the next 6 months to the extent that funds are not received from other investors. However, Dr. Cowpland has no obligation to provide such financing and it is possible that he may not do so. If ZIM were unable to obtain required financing from third parties, ZIM might be required to discontinue operations.

         CRITICAL ACCOUNTING POLICIES. The preparation of our financial statements in conformity with Canadian generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

         Certain of our accounting policies require higher degrees of judgment than others in their application. One such policy relates to revenue recognition. Our policy and related procedures for revenue recognition is summarized below.

         ZIM recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition," as amended by Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." ZIM earns revenue primarily from licensing the rights to its software products to end users and from sublicense fees from resellers. ZIM also generates revenue from consulting and maintenance. Revenues from software license agreements are recognized as revenue when all of the following criteria have been met: (i) a purchase order has been received; (ii) the software has been shipped;
(iii) the fee is fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

         At the time of the transaction, we assess whether the fee associated with our revenue transactions is fixed and determinable and whether or not collection is reasonably assured. We assess whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after our normal payment terms, which are 30 to 90 days from invoice date, we account for the fee as not being fixed and determinable. In these cases, we recognize revenue as the fees become due.

         We assess collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

         For arrangements with multiple obligations (e.g., undeliverable maintenance and support), we allocate revenue over the term of the maintenance agreement period, which is typically one year. If maintenance services are included free of charge or discounted in a license agreement, such amounts are unbundled from the license fee at their fair market value based upon the value established by independent sales of such maintenance services to other customers. Where we cannot determine the fair value of maintenance and support, the entire contract value is recognized over the maintenance period.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. In December 2001, the CICA issued Handbook Section 3870, which establishes standards for recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provide by employees and non-employees. The standard requires that a fair value based method of accounting be applied to all stock-based payments to employee and to non-employee awards that are direct awards of stock, that call for settlement in cash or other assets or are stock appreciation rights that call for settlement by the issuance of equity instruments. However, the new standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees. Consideration paid by employees on the exercise of stock options is recorded as share capital. The standard is effective for the Company's fiscal year beginning June 1, 2002 for awards granted on or after that date.

         In July 2001, the FASB issued Statement No. 141 "Business Combinations" and Statement No. 142 "Goodwill and Intangible Assets." These statements are substantially consistent with CICA Sections 1581 and 3062 (refer to note 1(m)) except that under US GAAP, any transitional impairment charge is recognized in earnings as a cumulative effect of a change in accounting principle. Under Canadian GAAP, the cumulative adjustment is recognized in opening deficit.

         In October 2001, FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets," which retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses of long-lived assets other than goodwill. Statement 144 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from ongoing operations. This Statement is effective for the Company's fiscal year commencing June 1, 2002, to be applied prospectively. The Company expects the adoption of this standard will have no material impact on its financial position, results of operations or cash flows.

                                 LEGAL MATTERS

         The validity of the Company shares to be issued in the amalgamation will be passed upon by Borden Ladner Gervais LLP, Ottawa, Canada. Certain legal matters will be passed upon for ZIM by Borden Ladner Gervais LLP, Ottawa, Canada. One member of Borden Ladner Gervais LLP holds options to purchase 100,000 common shares at a price of CDN$1.00 per share.

                                    EXPERTS

         The financial statements of the Company for the period from August 6, 1999 (inception) to July 31, 2000, included in this management proxy circular/prospectus have been audited by David Tow, independent certified public accountant, as stated in his opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

         The financial statements of the Company for the twelve months ended July 31, 2001, included in this management proxy circular/ prospectus have been audited by Rachlin, Cohen & Holtz LLP, independent certified public accountants.

         The consolidated financial statements of ZIM as of May 31, 2001, 2000 and 1999 included in this management proxy circular/prospectus have been audited by KPMG LLP, independent chartered accountants, as stated in their opinion, which has been rendered upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

         As of the date of this management proxy circular/prospectus, the ZIM board does not know of any matters that will be presented for consideration at the special meeting other than as described in this management proxy circular/ prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any matters that fall within the purposes outlined in the Notice of Special Meeting as determined by a majority of ZIM's board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the amalgamation will not be voted in favor of any adjournment or postponement.

         The Board of Directors of ZIM has approved the contents of this
management proxy circular and the mailing of same on or about [          ], 2002
to shareholders of record on [         ], 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

         The Company has filed a registration statement on Form S-4 with the SEC to register the common shares and special shares that the Company will issue in the amalgamation. As permitted by the rules and regulations of the SEC, this management proxy circular/prospectus does not contain all of the information that you can find in the registration statement and its exhibits.

         You may read and copy the Company's registration statement, and any reports and other information which the Company may file with the SEC at the SEC's public reference rooms in Washington, D.C., New York or Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Securities and Exchange Commission. The address of this website is http://www.sec.gov.

         The Company has a class of securities registered under Section 12 of the Securities Exchange Act of 1934. As a result, the Company files with the Securities and Exchange Commission an annual report on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The Company sends an annual report to each of its shareholders and this report contains audited financial statements for the Company.

                                   EXHIBIT A

                             ACQUISITION AGREEMENT


         ACQUISITION AGREEMENT dated as of May 29, 2002 (this "Agreement"), by and among Private Capital Investors, Inc., a corporation organized under the laws of the State of Florida (the "Company"); ZIM Technologies International, Inc., a corporation organized under the laws of Canada ("ZIM"); and certain shareholders of the Company listed on signature pages to this Agreement (the "Company Shareholders").

                                    RECITALS

         A. ZIM is a privately held company engaged in the business of developing and marketing various types of software.

         B. ZIM desires to become a publicly traded company in order to enhance its access to capital and its ability to consummate acquisitions of other businesses.

         C. The Company is a public company in the United States by virtue of the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         D. The board of directors of each of the Company and ZIM have approved the acquisition of ZIM by the Company and a series of related transactions designed to cause ZIM to become a publicly traded company, as more fully described in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

         SECTION 1.01. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Acquisition Proposal" has the meaning set forth in Section 6.05.

         "Affiliate" of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person.

         "Amalgamated Company" has the meaning set forth in Section 2.02.

         "Amalgamation" has the meaning set forth in Section 2.01.

         "Amalgamation Agreement" has the meaning set forth in Section 2.02.

         "Amalgamation Subsidiary" has the meaning set forth in Section 2.01.

         "Benefit Plan" has the meaning set forth in Section 4.18.

         "CBCA" means the Canada Business Corporation Act.

         "Closing" has the meaning set forth in Section 2.03.

         "Closing Date" has the meaning set forth in Section 2.03.

         "Company" means Private Capital Investors, Inc., a Florida corporation.

         "Company Approvals" has the meaning set forth in Section 5.04.

         "Company Common Shares" means the common shares in the capital of the Company, which shares will be created concurrently with the Continuance.

         "Company Options" has the meaning set forth in Section 2.05.

         "Company Reports" has the meaning set forth in Section 5.09.

         "Company Shareholders" means the shareholders of the Company listed on the signature pages to this Agreement.

         "Company Shares" means shares of the Company's common stock, par value US$.001 per share (prior to the Continuance) and the Company's common shares (after the Continuance).

         "Company Special Shares" means the special shares in the capital of the Company, which shares will be created concurrently with the Continuance.

         "Continuance" has the meaning set forth in Section 2.06.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "Damages" has the meaning set forth in Section 8.03.

         "Effective Date" has the meaning set forth in Section 2.02.

         "Exchange Act" has the meaning set forth in Recital C to this Agreement.

         "Exchange Ratio" has the meaning set forth in Section 2.02.

         "Expiration Date" has the meaning set forth in Section 2.02."Exchange Act" has the meaning set forth in Recital C to this Agreement.

         "GAAP" means generally accepted accounting principles, as in effect in the United States (in the case of the Company, until its continuance) and in Canada (in the case of ZIM, ZIM and the Company, after continuance).

         "Global" means Global Intermatch, Inc., a Minnesota corporation.

         "Governmental Entity" shall mean any government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, including any federal, state, provincial or local governmental entity.

         "Intellectual Property" has the meaning set forth in Section 4.16.

         "Knowledge" means actual knowledge of a Person.

         "Liens" means any mortgage, pledge, lien, charge, security interest, encumbrance or restriction.

         "Lock-Up Agreement" has the meaning set forth in Section 3.04.

         "Material Adverse Effect" means any change, effect, event, development or circumstance which, individually or when taken together with all other changes, effects, events, developments or circumstances, causes or results, or could reasonably be expected to cause or result a material adverse effect on the business, financial condition or prospects of a Person.

         "Material Contracts" has the meaning set forth in Section 4.14.

         "Matter" has the meaning set forth in Section 8.03.

         "Person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, trust, association, citizens' group or other entity or a political subdivision, agency or instrumentality of a government.

         "Related Transactions" has the meaning set forth in Section 2.092.06.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Special Share Exchange Ratio" has the meaning set forth in Section
         2.02.

         "Subsidiary" means any corporation, partnership, joint venture, association or other entity in which a Person owns more than 50% of the direct or indirect equity or ownership interests of such entity.

         "Tax" has the meaning set forth in Section 4.08.

         "Transactions" has the meaning set forth in Section 3.01.

         "ZIM" means ZIM Technologies International, Inc., a corporation organized under the CBCA.

         "ZIM Approvals" has the meaning set forth in Section 4.04.

         "ZIM Common Shares" means the issued and outstanding common shares in the capital of ZIM.

         "ZIM Due Diligence Materials" means the documents contained in the books delivered by ZIM to the Company pursuant to the due diligence request provided by the Company to ZIM as well as all information disclosed in writing to the Company by ZIM or its agents (which shall include information disclosed through electronic mail communication).

         "ZIM Financial Statements" has the meaning set forth in Section 4.09.

         "ZIM Options" has the meaning set forth in Section 2.04.

         "ZIM Permits" has the meaning set forth in Section 4.06.

         "ZIM Shares" means collectively, the ZIM Common Shares and the ZIM Special Shares.

         "ZIM Special Shares" means the issued and outstanding special shares in the capital of ZIM.

                                   ARTICLE II
                   THE AMALGAMATION AND RELATED TRANSACTIONS

         SECTION 2.01. AMALGAMATION. Subject to the terms and conditions set forth in this Agreement, the Company will acquire all of the ZIM Common Shares and all of the ZIM Special Shares through an amalgamation (the "Amalgamation") involving the Company, a newly formed subsidiary of the Company (the "Amalgamation Subsidiary") and ZIM in accordance with the provisions of this Article II.

         SECTION 2.02. TERMS OF AMALGAMATION. Upon the fulfillment of the conditions set forth in Article VII, the parties will complete the Amalgamation on the following terms and conditions:

                  (a) The Company will incorporate the Amalgamation Subsidiary, as wholly owned subsidiary, under the CBCA.

                  (b) The Company, ZIM and the Amalgamation Subsidiary shall enter into the amalgamation agreement in the form of Exhibit A to this Agreement (the "Amalgamation Agreement").

                  (c) The Amalgamation Subsidiary and ZIM will amalgamate under subsection 182(1) of the CBCA to create a new corporate entity (the "Amalgamated Company"), by filing articles of amalgamation in accordance with the provisions of the Amalgamation Agreement.

                  (d) Upon the effective date (the "Effective Date") of the Amalgamation, each outstanding ZIM Common Share will be exchanged for one Company Common Share and each outstanding ZIM Special Share will be exchanged for one Company Special Share. All of the ZIM Special Shares and ZIM Common Shares will be cancelled.

                  (e) Upon the Effective Date of the Amalgamation, all of the outstanding shares of the Amalgamation Subsidiary shall become outstanding shares of the Amalgamated Company and shall continue to be held by the Company.

         SECTION 2.03. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Borden Ladner Gervais LLP, Ottawa, Canada. The date of the Closing is hereinafter referred to as the "Closing Date."

         SECTION 2.04.     ADJUSTMENTS TO REFLECT CHANGES IN ZIM CAPITALIZATION.

                  (a) Except as provided in Section 2.04(b), in the event that ZIM issues additional ZIM Shares after the date of this Agreement, then the Company shall be authorized to issue a stock dividend to the holders of the outstanding Company Shares so that the holders of the Company Shares immediately prior to the Closing shall hold 2.64% of the Company Shares immediately after the Effective Date (assuming that all outstanding rights, warrants and options to acquire ZIM Shares ("ZIM Options") outstanding as of the Effective Date and all options reserved for grant under ZIM's employee stock option plan but not yet granted have been exercised).

                  (b) The Company shall not be authorized to issue the stock dividend described in Section 2.04(a) in respect of (i) the issuance of an unlimited number of ZIM Special Shares provided that such shares are sold to investors at a minimum price of CDN$1.00 per share, and (ii) the issuance of an unlimited number of ZIM Common Shares, provided that such shares are issued at a minimum of CDN$1.00 per share or if the price is less than CDN$1.00 per share such shares are issued upon the exercise of ZIM options granted on or before May 1, 2001.

         SECTION 2.05. EXCHANGE OF ZIM OPTIONS. Prior to the Effective Date, the Company shall offer the holders of the ZIM Options the right to exchange their ZIM Options for options to acquire common shares of the Company (the "Company Options"). The terms and conditions of the Company Options will be identical to the ZIM Options, except that they will entitle the holders to acquire Company Common Shares in lieu of ZIM Common Shares. The offer will be contingent upon the consummation of the Amalgamation.

         SECTION 2.06. RELATED TRANSACTIONS. The Company will use its best efforts to complete the following actions (the "Related Transactions") as promptly as possible following the execution of this Agreement:

                  (a) DISTRIBUTION OF COMPANY SHARES BY GLOBAL INTERMATCH, INC. One of the Company Shareholders, Global Intermatch, Inc. ("Global"), will distribute 90,000 Company Shares to its shareholders.

                  (b) CONTINUANCE. The Company will file Articles of Continuance under the CBCA so that the Company becomes a corporation organized under the CBCA (the "Continuance").

                  (c) CHANGE OF NAME. The Company will change its name to "ZIM Corporation".

                                  ARTICLE III
                             ADDITIONAL AGREEMENTS

         SECTION 3.01.     PREPARATION OF SEC FILINGS.

                  (a) The Company will use its best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") the registration statements and other filings which the Company is required to file with the SEC in order to consummate the Amalgamation and Related Transactions (the "Transactions"). The Company will file with all Canadian securities commissions, except in the province of Quebec (the "Canadian Securities Commissions"), all filings which the Company is required to file with the Canadian Securities Commissions in order to consummate the Transactions. The parties acknowledge that the required filings include registration statements pursuant to which the Company will register under the Securities Act: (i) the distribution of 90,000 Company Shares by Global to the shareholders of Global;
(ii) the deemed issuance of the shares by the Company as a result of the Continuance of the Company under the CBCA; and (iii) the issuance of the Company Common Shares and the Company Special Shares by the Company pursuant to the Amalgamation.

                  (b) The Company Shareholders and ZIM shall cooperate with the Company in preparing the required SEC filings by providing any information and documentation reasonably required by the Company in order to prepare such filings.

                  (c) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file a registration statement on Form S-4 (the "Form S-4") with respect to the issuance of the Company Common Shares and the Company Special Shares pursuant to the Amalgamation. ZIM shall cooperate with the Company in connection with the preparation and filing of, and provide all information reasonably required by the Company for inclusion in, the Form S-4. The Form S-4, and the prospectus contained therein and made a part thereof, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Amalgamation and the transactions contemplated thereby. The

Company shall, as promptly as practicable after receipt thereof, provide ZIM copies of any written comments and advise them of any oral comments, with respect to the Form S-4 received from the SEC. The Company will provide ZIM with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide ZIM with a copy of all such filings made with the SEC. The Company shall also take any action required to be taken under the state securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Company Common Shares and the Company Special Shares pursuant to the Amalgamation, and ZIM shall furnish all information concerning ZIM and the holders of ZIM Shares as may be reasonably requested in connection with any such action. The Company will advise ZIM promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Company Common Shares or Company Special Shares issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4. If at any time prior to the Closing Date any information relating to the Company or ZIM, or any of their respective affiliates, officers or directors, should be discovered by the Company or ZIM which should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of ZIM.

         SECTION 3.02. OTHER FILINGS WITH GOVERNMENTAL ENTITIES. Each of the parties shall promptly prepare and make all other filings required to be made by any of them in order to consummate the Transactions.

         SECTION 3.03. COMMITMENTS OF COMPANY SHAREHOLDERS. The Company Shareholders will vote to approve the Transactions, to the extent that the approval of the Company Shareholders is required.

         SECTION 3.04. LOCK-UP AGREEMENT. Within ten (10) days of the date of this Agreement, the Company shall arrange for Stuart Cooper, Cooper Family Holdings, Pasadena Investments Limited, Thornhill Consulting Limited and Global to enter into a Stock Restriction Agreement in the form of Exhibit B to this Agreement (the "Lock-Up Agreement").

         SECTION 3.05. REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the shareholders of ZIM the benefits of Rule 145(d) promulgated under the Securities Act and any other rules and regulations of the SEC which may permit the sale of the Company Shares to the public without registration, the Company agrees to do the following:

                  (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

                  (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act, at all times after the effective date of this Agreement; and

                  (c) Furnish to any ZIM Shareholder (including any transferee of a ZIM Shareholder), so long as such shareholder owns any Company Common Shares or Company Special Shares, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any such shareholder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

         SECTION 3.07. LISTING OF COMPANY STOCK. The Company shall use its reasonable best efforts to have authorized for listing on the OTC Bulletin Board, or such other national exchange on which the Company Shares may subsequently become listed, the Company Shares issuable pursuant to the Amalgamation (including the Company Common Shares issuable upon conversion or exchange of the Company Special Shares.)

                                   ARTICLE IV
               REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ZIM

         ZIM hereby represents and warrants to and covenants and agrees with the Company and the Company Shareholders as follows:

         SECTION 4.01.     ORGANIZATION AND QUALIFICATION.

         ZIM and each of its Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (iii) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not constitute a Material Adverse Effect. True and complete copies of the Articles of Incorporation and the By-laws (or other comparable governing documents) of ZIM and each of its Subsidiaries have been delivered to the Company.

         Set forth on Schedule 4.01 is a list of each of the Subsidiaries of ZIM, including a description of the interest of ZIM in each Subsidiary.

         SECTION 4.02.  CAPITALIZATION.

                  (a) The authorized capital stock of ZIM consists of an unlimited number of ZIM Common Shares and an unlimited number of ZIM Special Shares. As of the date of this Agreement: (i) 33,183,921 ZIM Common Shares and 5,163,500 ZIM Special Shares were issued and outstanding; and (ii) no ZIM Shares are, or ever have been, held in the ZIM's treasury. All outstanding ZIM Shares are validly issued, fully-paid and nonassessable and are not subject to preemptive rights.

                  (b) Each of the ZIM Options is listed on Schedule 4.02. Except for the ZIM Options listed on Schedule 4.02, as of the date of this Agreement, there are no outstanding rights, warrants, options, subscriptions, calls, rights, commitments or any other agreements to which ZIM or any of its Subsidiaries is a party or by which ZIM or any of its Subsidiaries is bound which obligate ZIM or any of its Subsidiaries to: (A) issue, deliver or sell or cause to be issued, delivered or sold any additional ZIM Shares or any other capital stock of ZIM or any of its Subsidiaries or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any ZIM Shares or any other capital stock of ZIM or its Subsidiaries; or (B) purchase, redeem or otherwise acquire any ZIM Shares and any other capital stock of the ZIM or its Subsidiaries. Except as described in the ZIM Due Diligence Materials, there are no outstanding contractual obligations of ZIM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ZIM Shares or any other capital stock of ZIM or its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

                  (c) To the knowledge of ZIM, except as described in the ZIM Due Diligence Materials, there are no voting trusts or shareholder agreements to which ZIM or its Subsidiaries or any ZIM Shareholder is a party with respect to the capital stock of ZIM or its Subsidiaries.

         SECTION 4.03. AUTHORIZATION AND VALIDITY OF AGREEMENT. ZIM has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement. The Board of Directors of ZIM has duly authorized the execution, delivery and performance of this Agreement by ZIM. This Agreement has been duly and validly executed and delivered by ZIM and constitutes the legal, valid and binding obligation of ZIM, enforceable against ZIM in accordance with its terms, except as enforcement thereof may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.04. CONSENTS AND APPROVALS. Except as described in the ZIM Due Diligence Materials, all consents, waivers, registrations, certificates, approvals, grants, franchises, concessions, permits, licenses, exceptions or authorizations of, or declarations or filings with, or notices or reports to, (a) any Governmental Entity and (b) any other Person (including, but not limited to, any party to a contract or other agreement or commitment of ZIM or its Subsidiaries) (collectively, the "ZIM Approvals"), which ZIM or its Subsidiaries must obtain or make in order to consummate the Transactions have been obtained and are in full force and effect, and ZIM or its Subsidiaries is in full compliance with each of such ZIM Approvals.

         SECTION 4.05. NO VIOLATION. Assuming the receipt of all ZIM Approvals, the execution, delivery and performance of this Agreement by ZIM and the consummation by ZIM of the Transactions will not: (a) conflict with or violate the organizational documents of ZIM; (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any material Lien on any assets or property of ZIM or its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ZIM or its Subsidiaries is a party or by which ZIM or its Subsidiaries or any of their respective assets or properties are bound, other than such items which would not have a Material Adverse Effect on ZIM or (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to ZIM or its Subsidiaries, or any of their assets and properties, other than conflicts or violations which would not have a Material Adverse Effect on ZIM.

         SECTION 4.06. LICENSES AND PERMITS. Each license, franchise, permit, registration or other similar governmental authorization affecting, or relating in any way to, the business of ZIM or its Subsidiaries, together with the name of the Governmental Entity issuing such authorization (the "ZIM Permits") are valid and in full force and effect, will not be terminated or impaired or become terminable as a result of the Transactions. ZIM and its Subsidiaries hold all Permits necessary for the conduct of their business and the use of their properties.

         SECTION 4.07. COMPLIANCE WITH LAWS. Except as described in the ZIM Due Diligence Materials, ZIM and its Subsidiaries are in material compliance with all applicable federal, state, provincial, local or foreign statutes, rules, regulations, decrees, ordinances, code requirements or orders of any Governmental Entity or rules of common law, other than violations which would not have a Material Adverse Effect on ZIM.

         SECTION 4.08.     TAXES.

                  (a) For purposes of this Agreement: (i) "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem (including real property, tangible and intangible taxes), stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges; and (ii) "Tax Returns" means all reports and returns (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Governmental Entity in any foreign or domestic jurisdiction relating to Taxes.

                  (b) Except as disclosed in the ZIM Due Diligence Materials and items which would not have a Material Adverse Effect on ZIM, (i) ZIM and its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) ZIM and its Subsidiaries have paid or deposited or made adequate provision in ZIM's consolidated financial statements for the payment of all Taxes required by the Tax Returns referred to in clause (i) above, including Taxes that ZIM and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (iii) as of the date of this Agreement, there are no pending or, to the Knowledge of ZIM, threatened (in writing or otherwise) audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to ZIM and its Subsidiaries; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against ZIM or its Subsidiaries; (v) there are no material Liens for Taxes upon the assets of ZIM or its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) no extension of the statute of limitations on the assessment or allocation of any Taxes has been granted by ZIM or its Subsidiaries and is currently in effect; (vii) all Taxes required to be withheld, collected or deposited by or with respect to ZIM or its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required have been paid to the relevant taxing authority; (viii) there are no requests for information currently outstanding that could affect the Taxes of ZIM or its Subsidiaries; (ix) there are no proposed reassessments of any property owned by ZIM or its Subsidiaries or other Persons that could increase the amount of any Tax to which ZIM or its Subsidiaries or any such Person would be subject; (x) ZIM or its Subsidiaries is not a party to nor is obligated to make payments under a Tax sharing agreement with respect to the payment of Taxes; and (xi) neither ZIM nor its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes other than one of which ZIM was the common parent.

         SECTION 4.09. FINANCIAL STATEMENTS AND REPORTS. The consolidated balance sheets of ZIM as of May 31, 2001, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flow for each of the years then ended, delivered to the Company, present fairly, in all material respects, the consolidated financial position of ZIM as of the dates thereof and its results of operations and changes in financial position for the periods then ended in conformity with GAAP applied on a consistent basis throughout the periods then ended.

         SECTION 4.10. PROPERTIES AND ASSETS. As of the date of this Agreement, ZIM and its Subsidiaries has good and marketable title to all the properties and assets, tangible and intangible, owned by them, subject to no material Liens, except for Liens for taxes and governmental charges not yet due, and Liens disclosed in the ZIM Due Diligence Materials. Except as aforesaid, the assets and properties owned by ZIM and its Subsidiaries at the Closing shall be free and clear of any material Liens (other than Liens arising in the ordinary course of business).

         SECTION 4.11. DISCLOSURE OF LIABILITIES. Except for liabilities which have been incurred since May 31, 2001, in the ordinary course of business or disclosed in the ZIM Due Diligence Materials, ZIM and its Subsidiaries have not incurred any liability of any material nature (whether accrued, absolute, contingent or otherwise) since May 31, 2001.

         SECTION 4.12. LITIGATION. Except as disclosed in the ZIM Due Diligence Materials, there is no action, suit, claim, investigation or proceeding pending against, or to the knowledge of ZIM, threatened or contemplated against or affecting ZIM or its Subsidiaries, or their assets or properties before any court or arbitrator or any Governmental Entity.

         SECTION 4.13. REAL PROPERTY LEASES. The ZIM Due Diligence Materials include true and correct copies of each material lease for real property to which ZIM or its Subsidiaries is a party. Each such lease is in full force and effect and neither ZIM, its Subsidiaries nor the other party to such lease is in default thereunder.

         SECTION 4.14.     MATERIAL CONTRACTS.

                  (a) The ZIM Due Diligence Materials include true and correct copies of each of the following contracts and agreements of ZIM and its Subsidiaries (such contracts and agreements being "Material Contracts"):

                           (i)      all material distributor, dealer, agency,
sales promotion, market research, marketing, consulting and advertising contracts and agreements to which ZIM or its Subsidiaries is a party;

                           (ii)     all management contracts, employment
contracts and contracts with independent contractors or consultants (or similar arrangements) to which ZIM or its Subsidiaries is a party, and all Benefit Plans;

                           (iii)    all material contracts and agreements
relating to indebtedness of ZIM or its Subsidiaries or to any direct or indirect guaranty by ZIM or its Subsidiaries of indebtedness of any other Person;

                           (iv)     all material joint venture contracts or
similar arrangements or agreements which involve the showing of profits or payments;

                           (v)      all material license agreements, either as
licensor or licensee, or other similar contracts or commitments;

                           (vi)     all material contracts and agreements for
the sale or other transfer of any assets, property or rights of ZIM or its Subsidiaries;

                           (vii)    all material contracts or arrangements
providing for the maintenance or support of the products, services or supplies;

                           (viii)   all contracts or arrangements providing for
any capital expenditures or addition to property, plan or equity in excess of $25,000;

                           (ix)     all material contracts, agreements,
commitments, written understandings or other arrangements with any Governmental Entity, to which ZIM or its Subsidiaries is a party;

                           (x)      all material contracts and agreements that
limit or purport to limit the ability of ZIM or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time; and

                           (xi)     all other material contracts and
agreements, whether or not made in the ordinary course of business, which are material to ZIM or its Subsidiaries, or the conduct of the business of ZIM or its Subsidiaries.

                  (b) Each Material Contract: (i) is legal, valid and binding on ZIM or its

Subsidiaries and, to the knowledge of ZIM, the other parties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions shall continue in full force and effect without penalty or other adverse consequence. ZIM and its Subsidiaries are not in breach of, or default under, any Material Contract.

         SECTION 4.15. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since February 28, 2002, except as disclosed in the ZIM Due Diligence Materials, there has not been:

                  (a) Any material adverse change in the business, assets, condition (financial or otherwise), or results of operations of ZIM or its Subsidiaries, or any fact, or any anticipated event which, individually or in the aggregate, may be reasonably expected to give rise to any Material Adverse Effect with respect to ZIM or its Subsidiaries.

                  (b) Any change in any method of accounting or accounting practice of ZIM or its Subsidiaries.

                  (c) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of ZIM or its Subsidiaries, or any repurchase, redemption, retirement or other acquisition by ZIM or its Subsidiaries of any outstanding shares or capital stock or other securities of, or other equity or ownership interest in, ZIM or its Subsidiaries.

                  (d) Any changes in the Articles of the Incorporation or the By-laws of ZIM or its Subsidiaries or any amendment to any term of any outstanding security of ZIM or its Subsidiaries.

                  (e) Any transaction or commitment made or contract or agreement entered into by ZIM or its Subsidiaries relating to its assets or business outside the ordinary course of business.

                  (f) terminated any employees, officers and director have been terminated;

                  (g) granted any options under the ZIM Employee Stock Option plan;

                  (h)      made any capital expenditures in excess of $10,000;

                  (i) Any payment of any amounts to, or liability incurred in respect of, or sale of any properties or assets (real, personal, mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any Person in which ZIM or its Subsidiaries or any of its corporate officers and directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act) of any such Person has any direct or indirect ownership interest.

                  (j) Any agreement undertaken or commitment to do any of the foregoing.

         SECTION 4.16.     INTELLECTUAL PROPERTY.

                  (a) Except as described in the ZIM Due Diligence Materials, to the knowledge of ZIM, ZIM and its Subsidiaries own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service applications, trade names, copyrights, formulae, trade secrets, customer lists, software, strategies and know how (collectively, the "Intellectual Property") necessary to the conduct of their business as now conducted and as proposed to be conducted, and no claim is pending or threatened to the effect that the operations of ZIM or its Subsidiaries infringe upon or conflict with the rights of any other Person. No claim is pending or, to the knowledge of ZIM, threatened to the effect that any such Intellectual Property owned or licensed by ZIM or its Subsidiaries, or which ZIM or its Subsidiaries otherwise has the right to use, is invalid or unenforceable by ZIM or its Subsidiaries. All formulae, trade secrets, customer lists, strategies and know how have been kept confidential by ZIM or its Subsidiaries.

                  (b) To the knowledge of ZIM, the Intellectual Property owned by ZIM or its Subsidiaries or for which ZIM or its Subsidiaries is the exclusive licensee is free and clear of all Liens, is not currently being challenged in any way, has not lapsed or expired and is not involved in any pending or threatened interference proceedings.

                  (c) Except as described in the ZIM Due Diligence Materials, neither ZIM nor any of its Subsidiaries have, during the five (5) years precedent to the date of this Agreement, been sued or charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to the business of ZIM or its Subsidiaries that involves a claim of infringement of any Intellectual Property. To the Knowledge of ZIM, no Person has made any claim of infringement by ZIM or its Subsidiaries, and no Person is improperly using, misappropriating or infringing any of the Intellectual Property. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by ZIM or its Subsidiaries or restricting the licensing thereof by ZIM or its Subsidiaries to any other party.

                  (d) Except as described in the ZIM Due Diligence Materials, none of the present or former employees, officers or directors of ZIM or its Subsidiaries owns directly or indirectly, in whole or in part, any of the Intellectual Property of ZIM. Except as described in the ZIM Due Diligence Materials, to the knowledge of ZIM, each current and former officer, employee or consultant of ZIM or its Subsidiaries having access to confidential or proprietary information of ZIM or its Subsidiaries has executed and delivered to ZIM or its Subsidiaries an agreement regarding the protection of such confidential and proprietary information and the assignment of inventions to ZIM or its Subsidiaries. To the knowledge of ZIM, ZIM and its Subsidiaries are not and never have been engaged in any dispute or litigation with any employee or former employee regarding matters pertaining to Intellectual Property or assignment of inventions.

         SECTION 4.17.     BOOKS AND RECORDS.

                  (a) The books, records and accounts of ZIM and its Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) were stated in reasonable detail and accurately and fairly reflect the transactions of ZIM and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the financial statements of ZIM and its Subsidiaries.

                  (b) ZIM and its Subsidiaries have implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general and specified authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied and to maintain the accountability for assets and liabilities.

         SECTION 4.18.     EMPLOYEE BENEFIT PLANS.

                  (a) For purposes of this Agreement, "Benefit Plan" means any employment, severance or similar contract, arrangement or policy, and each plan or arrangement providing for insurance coverage, worker's compensation, disability benefits, supplementary unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post retirement insurance, compensation or benefits that is maintained or contributed to by ZIM or any of its Subsidiaries.

                  (b) Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules or regulations which are applicable to such Benefit Plan.

         SECTION 4.19. CONFLICTS OF INTEREST. To the Knowledge of ZIM, none of the directors, officers, employees of ZIM or its Subsidiaries, or any of their Affiliates, (a) has any material direct or indirect interest in any Person which does business with ZIM or its Subsidiaries, (b) has any direct or indirect interest in any property, asset or right which is used by ZIM or its Subsidiaries in the conduct of its business, or (c) has any contractual relationship with ZIM or its Subsidiaries other than such relationship which occur from being an officer, employee, director or shareholder of ZIM or its Subsidiaries.

         SECTION 4.20 BROKERS AND FINDERS. No broker, finder or investment bank has acted directly or indirectly for ZIM, nor has ZIM incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the Transactions.

         SECTION 4.21 NO MISLEADING STATEMENTS. The representations and warranties of ZIM contained in this Agreement and each of the Schedules are accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein not misleading

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to and covenants and agrees with ZIM as follows:

         SECTION 5.01. ORGANIZATION AND QUALIFICATION. The Company: (a) is duly organized, validly existing and in good standing under the laws of Florida; (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary.

         SECTION 5.02.     CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, par value $.001 per share. As of the date of this Agreement: (i) 1,535,455 Company Shares were issued and outstanding; and (ii) no Company Shares are, or ever have been, held in the Company's treasury. All outstanding Company Shares are validly issued, fully-paid and nonassessable and are not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which the Company is a party or by which the Company is bound which obligate the Company to: (A) issue, deliver or sell or cause to be issued, delivered or sold any additional the Company Shares or any other capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such the Company Shares; or (B) purchase, redeem or otherwise acquire any the Company Shares and any other capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any the Company Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

                  (b) There are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

                  (c) The Company Shares to be issued in the Amalgamation, will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

         SECTION 5.03. AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement. The Board of Directors of the Company has duly authorized the execution, delivery and performance of this Agreement by the Company, and, except as set forth on SCHEDULE 5.04, no other action or other proceedings on the part of the Company or its shareholders is necessary to authorize this Agreement or the Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 5.04. CONSENTS AND APPROVALS. Set forth on Schedule 5.04 is a complete list of all consents, waivers, registrations, certificates, approvals, grants, franchises, concessions, permits, licenses, exceptions or authorizations of, or declarations or filings with, or notices or reports to,
(a) any Governmental Entity and (b) any other Person (including, but not limited to, any party to a contract or other agreement or commitment of the Company or its Subsidiaries) (collectively, the "Company Approvals"), which the Company must obtain or make in order to consummate the

Transactions. Except as set forth on Schedule 5.04, all of the Company Approvals have been obtained and are in full force and effect, and ZIM or its Subsidiaries is in full compliance with each of such Company Approvals.

         SECTION 5.05. NO VIOLATION. Assuming the receipt of all Company Approvals, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict with or violate the Articles of Incorporation or the By-Laws of the Company; (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or properties are bound; or (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets and properties.

         SECTION 5.06. COMPLIANCE WITH LAWS. The Company is in material compliance with all applicable federal, state, provincial, local or foreign statutes, rules, regulations, decrees, ordinance, code requirements or orders of any Governmental Entity or rules of common law.

         SECTION 5.07. DISCLOSURE OF LIABILITIES. Except for liabilities disclosed on Schedule 5.07, the Company has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

         SECTION 5.08. PRIOR ACTIVITIES OF THE COMPANY. From the date of its incorporation through the date of this Agreement, the Company has not engaged in any business activity of any kind other than those directly related to the negotiation, execution and consummation of this Agreement. Except for the letter of intent entered into with ZIM, the Company is not party to any agreements.

         SECTION 5.09. SEC FILINGS. The Company Shares are registered with the SEC under Section 12(g)(3) of the Exchange Act. Except as listed on
Schedule 5.09, the Company has timely filed and previously furnished to ZIM true and correct copies of (i) its Registration Statement on Form 10-SB, (ii) its Quarterly Report on Form 10-QSB for the period ended April 30, 2001 and
(iii) all other reports, registration statements, forms, schedules and other documents required to be filed by it with the SEC under the Exchange Act since the effective date of its registration statement on Form 10-SB, all in the form (including exhibits) so filed (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports complied in all material respects with the Securities Act, the Exchange Act and the then applicable published rules and regulations of the SEC with respect thereto at the date of their issuance and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements included in the Company Reports has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the Company as at its date or the results of operations, stockholders equity or cash flows, subject to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect. Upon effectiveness of the Continuance, the successor entity to the Company under the CBCA will succeed to the registration status and reporting history of Private Capital Investors, Inc., a Florida corporation, under the Exchange Act and will continue to be a reporting issuer under the Exchange Act.

         SECTION 5.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 2000, there has not been any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

         SECTION 5.11. LITIGATION. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened or contemplated against or affecting the Company or its properties and assets before any court or arbitrator or any Governmental Entity.

         SECTION 5.12. BROKERS AND FINDING. No broker, finder or investment bank has acted directly or indirectly for the Company or any of the Company Shareholders, nor has the Company or any of the Company Shareholders incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the Transactions.

         SECTION 5.13. NO MISLEADING STATEMENTS. The representations and warranties of the Company contained in this Agreement are accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein or therein not misleading.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS

         SECTION 5A.01 REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDERS. The Company Shareholders hereby jointly and severally represent and warrant to ZIM as follows:

                  (a) The Company Shareholders are the record and beneficial owners of the outstanding Company Shares, free and clear of any Liens, in the amounts set forth on Schedule 5A.01.

                  (b) Each of the Company Shareholders has full legal right, power and authority to enter into this Agreement. This Agreement has been duly authorized and delivered by each of the Company Shareholders and constitutes the legal, valid and binding obligation of each of the Company Shareholders enforceable against each of the Company Shareholders in accordance with its terms, except as enforcement thereof may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Neither the execution and delivery of this Agreement by each of the Company Shareholders, nor the performance of this Agreement by each of the Company Shareholders, nor the consummation of the Transactions will require on the part of any of the Company Shareholders any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity that has not already been made, filed or received, as the case may be. Neither the execution or delivery of this Agreement by each of the Company Shareholders nor the performance of this Agreement by each of the Company Shareholders and the consummation by each of the Company Shareholders of the Transactions will (i) result in a violation or breach of, constitute a default under (with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of any of the Company Shareholders pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which any of the Company Shareholders is a party or by which any of the assets or properties of the Company Shareholders are bound; or (ii) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Company Shareholders or any of their properties or assets.

                  (d) Except for liabilities disclosed on Schedule 5.07, the Company has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

         SECTION 6.01. CONDUCT OF BUSINESS BY ZIM. Except as contemplated by this Agreement, from the date of this Agreement to the Closing Date, ZIM will conduct its operations, and will cause its Subsidiaries to conduct their operations, only in the ordinary and usual course of business and consistent with past practices and will use its best efforts to preserve intact its present business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers and others so that its good will and ongoing business shall not be impaired. During such period, ZIM shall promptly report to the Company any occurrence or omission which shall have caused any representation or warranty of ZIM hereunder to become untrue as of the date of such occurrence or omission, and shall confer on a regular and frequent basis with representatives of the Company to report operational matters of a material nature and report the general status of the ongoing operations of the business of ZIM. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, ZIM will not, prior to the Closing Date, without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in each instance:

                  (i) Except as permitted by Section 2.04(b) and the grant of ZIM Options with an exercise price of at least CDN$1.00, issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) any shares of capital stock of any class of ZIM or its Subsidiaries (including ZIM Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities, other than upon the exercise, in accordance with the present terms thereof, of ZIM Options, or (ii) any other securities in respect of, in lieu of or in substitution of outstanding ZIM Shares;

                  (ii) Purchase or redeem or otherwise acquire, or propose to purchase or redeem or otherwise acquire, any outstanding shares of capital stock of any class of ZIM or its Subsidiaries

(including ZIM Shares), or securities convertible to any such shares or any rights, warrants or options to acquire any such shares or convertible securities;

                  (iii) Declare or pay any dividend or distribution on any shares of the capital stock of ZIM or its Subsidiaries other than as approved in writing by the Company or repurchase, redeem, retire or otherwise acquire any shares of the capital stock or securities of or equity or other ownership interest in, ZIM or its Subsidiaries;

                  (iv) Authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination, any acquisition of assets or securities, any disposition of assets or securities or any change in the capitalization of ZIM or its Subsidiaries, except as permitted by
Section 2.04(b) and except for the grant of ZIM Options with an exercise price of at least CDN$1.00;

                  (v) Take any action which could make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

                  (vi) Enter into any material agreement, contract or commitment (other than in the ordinary course of business and other than agreements, contracts or commitments which were under negotiation on the date hereof and were described in the ZIM Due Diligence Materials);

                  (vii) Enter into any contract, agreement, license or commitment which would be breached or violated or in respect of which a right of acceleration would be created by the Company's execution and deliver of this Agreement and the transactions contemplated hereby; or

                  (viii) Agree in writing or otherwise to take any of the foregoing actions.

         SECTION 6.02. COVENANTS OF THE COMPANY. Except as contemplated by this Agreement, from the date of this Agreement to the Closing Date, the Company will conduct its operations only in the ordinary and usual course of business and consistent with past practices. During such period, the Company shall promptly report to the ZIM any occurrence or omission which shall have caused any representation or warranty of the Company hereunder to become untrue as of the date of such occurrence or omission, and shall confer on a regular and frequent basis with representatives of ZIM to report operational matters of a material nature and report the general status of the ongoing operations of the business of the Company. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, the Company will not, prior to the Closing Date, without the prior written consent of ZIM, which shall not be unreasonably withheld or delayed in each instance:

                  (a) Issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) any shares of capital stock of any class of the Company (including Company Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities, or (ii) any other securities in respect of, in lieu of or in substitution of outstanding Company Shares, except as provided by Section 2.04(a);

                  (b) Purchase or redeem or otherwise acquire, or propose to purchase or redeem or otherwise acquire, any outstanding shares of capital stock of any class of the Company (including Company Shares), or securities convertible to any such shares or any rights, warrants or options to acquire any such shares or convertible securities;

                  (c) Declare or pay any dividend or distribution on any shares of the capital stock of the Company other than as approved in writing by ZIM or repurchase, redeem, retire or otherwise acquire any shares of the capital stock or securities of or equity or other ownership interest in, the Company;

                  (d) Authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination, any acquisition of assets or securities, any disposition of assets or securities or any change in the capitalization of the Company;

                  (e) Take any action which could make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

                  (f) Enter into any contract, agreement, license or commitment which would be breached or violated or in respect of which a right of acceleration would be created by the ZIM's execution and deliver of this Agreement and the transactions contemplated hereby; or

                  (g) Agree in writing or otherwise to take any of the foregoing actions.

         SECTION 6.03.     ACCESS AND INFORMATION CONFIDENTIALITY.

                  (a) ZIM shall afford to the Company and to the Company's accountants, counsel and other representatives access throughout the period prior to the Closing Date to its senior management, properties, books, contracts, commitments and records and all other information concerning its business, properties and personnel as the Company may reasonably request.

                  (b) The Company shall afford to ZIM and to its accountants, counsel and other representatives access throughout the period prior to the Closing Date to its senior management, properties, books, contracts, commitments and records and all other information concerning the Company as ZIM may reasonably request.

                  (c) The Company has entered into a confidentiality agreement with ZIM concerning the Company's obligations to protect the confidential information of ZIM. The Company hereby affirms its obligations under such agreement. If this Agreement is terminated in accordance with
Section 9.01 hereof, ZIM shall, and shall cause its accountants, counsel and other representatives to deliver to the Company all documents and other material, and all copies thereof, obtained by ZIM or on its behalf from the Company in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Section 9.01 hereof, the Company shall, and shall cause its accountants, counsel and other representatives to, deliver to ZIM all documents and other material, and all copies thereof, obtained by the Company or on its behalf from ZIM in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

         SECTION 6.04. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations expeditiously and practicably to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and to effect all necessary registrations and filings.

         SECTION 6.05. NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 9.01 hereof, neither ZIM nor any of its officers, directors or affiliates nor any ZIM Shareholder or any of its representatives shall (a) initiate contact with, solicit or encourage any inquiry or proposal by or (b) enter into discussions with, or disclose, directly or indirectly, any information not customarily disclosed to the public concerning the business and properties of ZIM to, or afford access to the properties, books or records of ZIM to, any corporation, partnership, person or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of ZIM's capital stock or a merger, consolidation, sale of all or a substantial portion of the assets of ZIM or any similar transaction, except for any transaction permitted by Section 2.04(b). ZIM will notify the Company immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

         SECTION 6.06. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, the Company and ZIM will obtain the written consent of each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions and shall not issue any such press release or make any public statement prior to obtaining such consent, except as may be required by applicable law.

         SECTION 6.07. FEES AND EXPENSES. Assuming the consummation of the Transactions, all costs and expenses incurred by the Company hereto in connection with this Agreement and the Transactions (including, without limitation, fees and disbursements of counsel and accountants) shall be paid by Cooper Consultants, Inc. Assuming the consummation of the Transactions, all costs and expenses incurred by ZIM hereto in connection with this Agreement and the Transactions (including, without limitation, fees and disbursements of counsel and accountants) shall be paid by ZIM. In the event that the Transactions are not consummated for any reason, then each of the parties shall bear its own expenses in connection with this Agreement and the Transactions, except as otherwise provided in Section 9.02.

         SECTION 6.08. SEC FILINGS. The Company will file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act, at all times after the date of this Agreement.

                                  ARTICLE VII
                                   CONDITIONS

         SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the parties to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) statutory requirements for the valid consummation by the Company of the Transactions contemplated by this Agreement shall have been fulfilled; and all authorizations, waivers, consents, approvals and actions of all Governmental Entities required to be obtained in order to permit consummation of the Transactions contemplated by this Agreement shall have been obtained.

                  (b) No court of competent jurisdiction shall have issued any order, decree or injunction restraining or preventing the consummation of the Transactions or otherwise materially adversely affecting the Transactions;

                  (c) No investigation, action, suit or proceeding by any Governmental Entity, and no action, suit or proceeding by any other person, firm, corporation or entity, shall be pending on the Closing Date which challenges, or might reasonably be expected to result in a challenge to, this Agreement or the Transactions, or which claims, or might reasonably be expected to give rise to a claim for, damages in a material amount as a result of the consummation of the Transactions.

         SECTION 7.02. CONDITIONS TO OBLIGATION OF THE COMPANY AND THE COMPANY SHAREHOLDERS. The obligation of the Company and the Company Shareholders to consummate the Transactions shall be subject at the option of the Company to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) ZIM shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date; and the representations and warranties of ZIM set forth in Article IV hereof shall be true, correct and complete as of the Closing Date as if made as of such time, except as contemplated or permitted by this Agreement; and at the Closing, the Company shall have received certificates executed by the President of ZIM to the foregoing effect;

                  (b) No action, suit, claim, investigation or proceeding shall be pending or threatened against ZIM, any of its Subsidiaries or their properties and assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                  (c) At the Closing, there shall be delivered to the Company and Company Shareholders the opinion of Borden Ladner Gervais LLP, counsel for ZIM, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel.

                  (d) All corporate and other proceedings to be taken by ZIM in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                  (e) No material adverse change in the business, assets, condition (financial or otherwise) or results of operations of ZIM and its Subsidiaries taken as a whole shall have occurred.

         SECTION 7.03. CONDITIONS TO OBLIGATIONS OF ZIM. The obligations of ZIM to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The Company and the Company Shareholders shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company and the Company Shareholders set forth in Article V and Article V-A hereof shall be true, correct and complete as of the Closing Date as if made as of such time, except as contemplated or permitted by this Agreement; and at the Closing, ZIM shall have received a certificate executed by the President of the Company to the foregoing effect;

                  (b) No action, suit, claim, investigation or proceeding shall be pending or threatened against the Company or its properties and assets which, if adversely determined, could reasonably by expected to have a Material Adverse Effect;

                  (c) At the Closing, there shall be delivered to ZIM the opinion of Shutts & Bowen LLP, counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to ZIM and its counsel.

                  (d) All corporate and other proceedings to be taken by the Company and the Company Shareholders in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to ZIM and its counsel, and ZIM and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                  (e)      The Related Transactions shall have been completed.

                  (f) Tax clearance certificates referred to Section 2.07 have been received by the Company.

                  (g) The Company shall have no liabilities of any nature, accrued, absolute, contingent or otherwise, except as described in Schedule 5.07.

                  (h) The Company (or the successor entity under the CBCA pursuant to the Continuance) shall continue to be a public company in the United States by virtue of the registration of its common stock under Section 12(g) of the Exchange Act.

                  (i) The Company shall have been issued a receipt for a final prospectus in the province of Ontario qualifying the conversion of its special shares.

                                  ARTICLE VIII
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES
                         AND COVENANTS; INDEMNIFICATION

         SECTION 8.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants of the Company, Company Shareholders and ZIM contained in this Agreement or in any schedule, document, written statement, certificate or other instrument delivered by or on behalf of the Company, Company Shareholders or ZIM, as the case may be, pursuant to the terms of this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Company, the Company Shareholders or ZIM, as the case may be, and the completion of the Transactions and shall terminate on the second anniversary of the Closing Date; provided that nothing in this Agreement shall be deemed to limit any right or remedy of any party for criminal activity or fraud, or breaches of covenants or inaccuracies in any representations or warranties set forth in the Lockup Agreement.

         SECTION 8.02. EXCLUSIVE REMEDY. The exclusive remedy of the parties for any and all claims arising from or related to this Agreement or the transactions contemplated by this Agreement (whether in contract, tort or otherwise) shall be to assert a claim for indemnification pursuant to Section 8.03, except for those claims specifically excluded under Section 8.01.

         SECTION 8.03.     INDEMNIFICATION.

                  (a) ZIM, from and after the Closing, shall indemnify and hold the Company and the Company Shareholders harmless from and against any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) ("Damages") suffered by any of them as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of ZIM under this Agreement.

                  (b) The Company, from and after the Closing, shall indemnify and hold ZIM harmless from and against any and all Damages suffered by any of them as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Company under this Agreement.

                  (c) The Company Shareholders, from and after the Closing, shall indemnify and save the Company and ZIM harmless from any and all Damages suffered by any of them as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or non-fulfillment of any agreements or covenant on the part of the Company Shareholders under this Agreement.

                  (d) Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such discovery of facts or third-party action being collectively referred to herein as a "Matter"), with respect to any Matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Matter if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such Matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Matter, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

                  (e) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Matter with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 calendar days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Matter. If the indemnifying party has elected to assume the defense of any Matter, except as otherwise provided in this Section 8.03, the indemnifying party will not be liable for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party fails to notify the indemnified party of its intent to assume the defense of the Matter within such 20-day period, the indemnified party may assume its own defense, and the indemnifying party will be liable for any reasonable expenses thereof. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any particular Matter, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Matter, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Matter, whereupon such action shall be taken unless the indemnified party reasonably determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 calendar days of such request from the indemnifying party. Whenever the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Matter had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party. The indemnified party shall not settle any Matter for which it is seeking indemnification without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

                  (f) If requested by the indemnifying party, the indemnified party agrees to cooperate, including, without limitation, providing reasonable access to its books and records relating to the Matter, with the indemnifying party and its counsel in contesting any Matter that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Matter, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Matter with respect to all reasonable requests for such cooperation.

                  (g) The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Matter against the indemnified party or conferences with representatives of or counsel for such Persons.

                  (h) The indemnifying party shall pay to the indemnified party any amounts to which the indemnified party may become entitled by reason of the provisions of this Section 6.13, such payment to be made within five business days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Section 8.03, the amount shall be reduced by all Tax benefits and other reimbursements credited to or received by the indemnified party related to the Damages and shall be increased by the amount of any Taxes actually paid by the indemnified party as a result of the indemnified party's receipt of such Damages.

                                   ARTICLE IX
                       TERMINATION; AMENDMENT AND WAIVER

         SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a)      By mutual written consent of ZIM and Company;

                  (b) By ZIM or by Company if, at or before the Closing, any conditions set forth herein for the benefit of ZIM or Company, as the case may be, (i) shall not have been timely met or (ii) shall have become impossible to satisfy;

                  (c) By ZIM, if there has been a material breach of this Agreement on the part of the Company or any of the Company Shareholders with respect to any of their covenants, representations or warranties contained herein and such breach has not been cured within 10 days after written notice thereof from ZIM;

                  (d) By Company, if there has been a material breach of this Agreement on the part of ZIM with respect to any of their covenants, representations or warranties contained herein and such breach has not been cured within 10 days after written notice thereof from Company; or

                  (e)      By ZIM or the Company if:

                           (i)      the Closing shall not have occurred on or
before June 15, 2003, or such later date as may have been agreed upon in writing by ZIM and the Company; provided, that the right to terminate this Agreement under this clause (i) shall not be available to any party if such party's breach of any representation, warranty or agreement contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

                           (ii)     there shall be a final nonappealable order
of a court of competent jurisdiction in effect preventing consummation of the Transactions;

                           (iii)    there shall be any action taken, or any
statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity which would make consummation of the Transactions illegal; or (iv) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity, which would render ZIM or the Company unable to consummate the Transactions.

                  (f) The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

         SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party, except (i) the provisions of Section 6.03(c) hereof shall survive indefinitely; and (ii) in the event this Agreement is terminated pursuant to Section 9.01(c), the reasonable, documented expenses incurred by ZIM shall be paid by the Company. All payments pursuant to this section shall be made within 30 days of a written claim.

         SECTION 9.03. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Company Shareholders and ZIM.

         SECTION 9.04. WAIVER. At any time prior to the Closing, the Company and ZIM, by action taken by their respective Boards of Directors, may
(a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01. NOTICES. All notices, requests, claims, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of delivery (if delivered personally), three days after the date of mailing (if mailed by registered or certified mail, postage prepaid, return receipt requested to the parties at the following addresses), or on the date of transmission (if sent by electronic transmission to the telecopier number specified below):

                  (a)      If to the Company:
                           511 N.E. 94th Street
                           Miami Shores, Florida 33138
                           Attention:  Stuart D. Cooper
                           Fax:  (305) 759-2444

with a copy to:
                           Shutts & Bowen LLP
                           201 South Biscayne Boulevard
                           Suite 1500
                           Miami,  Florida  33131
                           Attention:  Alfred G. Smith, II
                           Fax:  (305) 381-9982


                  (b)      If to ZIM:
                           20 Colonnade Road, Suite 200
                           Ottawa,  Ontario Canada  K2E7M6
                           Attention:   Kathy Aubrey-Moore
                           Fax:  (613) 727-9868

With a copy to:

                           Borden Ladner Gervais LLP
                           1100-100 Queen Street
                           Ottawa, ON  K1P 1J9
                           Attention:  Timothy J. McCunn
                           Fax:  (613) 230-8842

         Notice to a "copy to" address shall be provided as a courtesy, but shall not be deemed to be actual notice received by a party for any purpose. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         SECTION 10.03. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.04. SEVERABILITY. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         SECTION 10.05. ENTIRE AGREEMENT. This Agreement (together with the Schedules and the Exhibits) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 10.06. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 10.07. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.08. TIME. Time is of the essence with respect to this Agreement.

         SECTION 10.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario.

         SECTION 10.11. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Province of Ontario in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in a court of competent jurisdiction in the Province of Ontario (and waives any objection based on forum non CONVENIECES or any other objection to venue therein).

         SECTION 10.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed, or caused to be executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.


COMPANY:

PRIVATE CAPITAL INVESTORS, INC.


By:    /s/  Stuart D. Cooper
   ----------------------------------
         President


ZIM:


ZIM TECHNOLOGIES INTERNATIONAL INC.


By:    /s/  Michael Cowpland
   ----------------------------------
         President


COMPANY SHAREHOLDERS:


       /s/  Stuart Cooper
-------------------------------------
STUART COOPER, Individually


COOPER FAMILY TRUST


By:    /s/  Stuart Cooper
   ----------------------------------
Name:       Stuart Cooper
     --------------------------------
            Trustee

GLOBAL INTERMATCH, INC.


By:    /s/  Stuart Cooper
   ----------------------------------
         President


COOPER CONSULTANTS:


COOPER CONSULTANTS, INC.


By:    /s/  Stuart Cooper
   ----------------------------------
       Stuart Cooper, President

                                   EXHIBIT B

                         FORM OF AMALGAMATION AGREEMENT


     AMALGAMATION AGREEMENT dated as of the _____ day of __________ , 2002.


BETWEEN:

                  ZIM TECHNOLOGIES INTERNATIONAL INC., a corporation governed by the Canada Business Corporations Act, having its registered office in the City of Ottawa in the Province of Ontario,

                  (hereinafter referred to as "ZIM")

AND

                  PCI CANADA INC., a corporation governed by the Canada Business Corporations Act, having its registered office in the City of Ottawa in the Province of Ontario,

                  (hereinafter referred to as "Canco")

AND

                  ZIM CORPORATION, INC., a corporation governed by the Canada Business Corporations Act, having its registered office in the City of Ottawa in the Province of Ontario, and formerly known as "Private Capital Investors, Inc."

                  (hereinafter referred to as the "Company")


WHEREAS ZIM was incorporated pursuant to the laws of Canada on November 13, 1997 with authorized capital consisting of an unlimited number of common shares of which ___________ are currently issued and outstanding and an unlimited number of special shares of which ________ are currently issued and outstanding;

AND WHEREAS Canco was incorporated pursuant to the laws of Canada on ____________, 2002 with authorized capital consisting of an unlimited number of common shares of which 100 common shares are currently issued and outstanding;

AND WHEREAS the parties hereto, have determined that it is desirable that ZIM and Canco should amalgamate, under the authority contained in the Canada Business Corporations Act, and continue as one corporation upon the terms and conditions hereinafter set out.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained (the adequacy of which is hereby mutually admitted), the parties hereto have agreed as follows:

                                  ARTICLE ONE
                                 INTERPRETATION

1.01 DEFINITIONS. Whenever used in this Agreement, the following terms shall have the respective meanings ascribed to them as follows:

         (a) "Act" means the Canada Business Corporations Act as heretofore enacted or as the same may from time to time be amended or re-enacted, or any other legislation hereafter enacted in substitution therefor or replacement thereof, and includes any regulations heretofore or hereafter made pursuant to such Act or other legislation, and any term defined in the Act and not otherwise defined herein is used in this Agreement with the same meaning;

         (b)      "Amalgamating Corporations" mean ZIM and Canco;

         (c) "Amalgamated Corporation" means the corporation continuing from the amalgamation of the Amalgamating Corporations;

         (d) "Amalgamation Agreement" or "Agreement" means this Amalgamation Agreement;

         (e) "Articles" means the articles of amalgamation by which the Amalgamated Corporation is incorporated as a result of this Agreement;

         (f) "Business Day" means any day other than a Saturday, Sunday or civic or statutory holiday in the City of Ottawa;

         (g) "Canco Shares" means the issued and outstanding common shares of Canco;

         (h) "Certificate of Amalgamation" means the certificate of amalgamation issued by the Director in respect of the Amalgamation;

         (i) "Common Shares" means the common shares of the Amalgamated Corporation, the rights, privileges, restrictions and conditions attaching to such shares being as set forth in
                  Section 3.06 herein;

         (j) "Company Common Shares" means the common shares of the Company;

         (k) "Company Shares" means the common shares and special shares of the Company;

         (l) "Company Special Shares" means the special shares of the Company;

         (m)      "Director" means the Director appointed under the Act;

         (n) "Dissenting Shareholder" means a holder of ZIM Shares or Canco Shares, as the case may be, who has exercised its right of dissent in respect of the special resolution authorizing the amalgamation in strict compliance with section 190 of the Act and has been paid fair value in accordance therewith;

         (o) "Effective Date" means the date of the Certificate of Amalgamation which is expected to be ______________, 2002;

         (p) "Expiry Time" means 5:00 p.m. (Ottawa time) on that date which is 30 days following the Effective Date;

         (q) "Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Common Shares being as set forth in Schedule "I" attached hereto;

         (r) "ZIM Common Shares" means the issued and outstanding common shares of ZIM;

         (s) "ZIM Shares" means the issued and outstanding common shares and special shares of ZIM; and

         (t) "ZIM Special Shares" means the issued and outstanding special shares of ZIM.

                                  ARTICLE TWO
                                IMPLEMENTATION

2.01 IMPLEMENTATION. The Amalgamating Corporations and each of them do hereby agree to amalgamate under the provisions of the Act effective immediately upon the commencement of the [____] day of [________], 2002, under the terms and conditions hereinafter set out. After this Agreement has become effective, subject to Section 2.02 hereof, Articles of Amalgamation in prescribed form shall be delivered to the Director, together with all other documents necessary to bring the amalgamation into effect.

2.02 TERMINATION. Notwithstanding the approval of this Agreement by the shareholders of the Amalgamating Corporations, the Board of Directors of any of the Amalgamating Corporations may, without further shareholder approval, terminate the amalgamation and this Agreement at any time before the issuance of a Certificate of Amalgamation.

                                 ARTICLE THREE
                                  ORGANIZATION

3.01 NAME. The name of the Amalgamated Corporation shall be ZIM TECHNOLOGIES INTERNATIONAL INC.

3.02 REGISTERED OFFICE. The registered office of the Amalgamated Corporation shall be in the City of Ottawa in the Province of Ontario. Until changed in accordance with the provisions of the Act, the address of the Registered Office shall be 200-20 Colonnade Road, Ottawa, Ontario, K2E 7M2.

3.03 NUMBER OF DIRECTORS. The number of directors of the Amalgamated Corporation, until changed in accordance with the provisions of the Act, shall be a minimum of 1 and a maximum of 10.

3.04     DIRECTORS. The first directors of the Amalgamated Corporation shall be:


Name                                     Residential Address                              Resident Canadian
----                                     -------------------                              -----------------
[TO BE ADDED]




3.05 RESTRICTIONS ON BUSINESS. There shall be no restrictions on the business of the Amalgamated Corporation or on the powers that the Amalgamated Corporation may exercise.

3.06 AUTHORIZED CAPITAL. The Amalgamated Corporation is authorized to issue an unlimited number of Common Shares and the rights, privileges, restrictions and conditions attaching to such shares are as set forth in Appendix "I" attached hereto.

3.07 RESTRICTED TRANSFER. The right to transfer shares in the capital stock of the Amalgamated Corporation shall be restricted and no shares shall be transferred without either:

         (a) the consent of the majority of the directors of the Amalgamated Corporation expressed by a resolution passed by the board of directors; or

         (b) the consent of the holders of the common shares for the time being outstanding expressed by a resolution passed by such shareholders.

3.08 OTHER PROVISIONS. The other provisions to be included in the Articles of Amalgamation shall be as follows:

         (a) the number of shareholders of the Amalgamated Corporation exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Amalgamated Corporation, were, while in that employment, and have continued after the termination of that employment to be, shareholders of the Amalgamated Corporation, is limited to not more than 50, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder;

         (b) any invitation to the public to subscribe for the securities of the Amalgamated Corporation shall be prohibited;

         (c) the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

                  (i)      borrow money on the credit of the Amalgamated
                           Corporation;

                  (ii) issue, reissue, sell or pledge debt obligations (secured or unsecured) of the Amalgamated Corporation;

                  (iii) give a guarantee on behalf of the Amalgamated Corporation to secure performance of an obligation of any person or body corporate; and

                  (iv) charge, mortgage, hypothecate, pledge, cede and transfer or otherwise create a security interest in all or any of the currently owned or subsequently acquired real or personal, movable or immovable, property of the Amalgamated Corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or other debt or liability of the Amalgamated Corporation; and

         (d) the board of directors may from time to time delegate to such one or more directors and officers of the Amalgamated Corporation as may be designated by the board all or any of the powers conferred on the board pursuant to subparagraph
                  (c) above to such extent and in such manner as the board of directors shall determine at the time of each such delegation.

         (e) the Amalgamated Corporation shall have a lien on the shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Amalgamated Corporation.

                                  ARTICLE FOUR
                                 ISSUED CAPITAL

4.01     EXCHANGE OF SHARES. At the time the Amalgamation becomes effective:

         (a) each Canco Share shall be exchanged for issued and fully paid Common Shares of the Amalgamated Corporation on the basis of one (1) Common Share of the Amalgamated Company for one (1) Canco Share;

         (b) each ZIM Common Share other than those held by Dissenting Shareholders shall be exchanged for issued and fully paid Company Common Shares on the basis of one (1) Company Common Share for one (1) ZIM Common Share;

         (c) each ZIM Special Share other than those held by Dissenting Shareholders shall be exchanged for issued and fully paid Company Special Shares on the basis of one (1) Company Special Share for one (1) ZIM Special Share;

         (d) each ZIM Share held by Dissenting Shareholders tendered for cancellation in accordance with the provisions of section 190 of the Act shall be cancelled;

         (e) all ZIM Shares which have been exchanged or tendered in accordance with this section 4.01 shall thereupon be cancelled; and

         (f) all authorized but unissued shares in the capital of Canco and ZIM shall be cancelled.

4.02 FRACTIONAL SHARES. No fractional shares of the Company will be issued to any holder of ZIM Shares. In lieu thereof such shareholders shall receive a whole Company Share.

4.03     SHARE CERTIFICATES. After the Effective Date:

         (a) the holders of ZIM Shares (other than Dissenting Shareholders holding such shares) shall be entitled to receive certificates representing Company Shares on the basis provided for in sections 4.01 and 4.02 hereof on presentation and surrender for cancellation of the certificates representing the ZIM Shares held by them, or such other properly executed documentation as the Amalgamated Corporation may request in lieu of such certificates, at the office of the Company; and

         (b) the holders of Canco Shares (other than Dissenting Shareholders holding such shares) shall be entitled to receive certificates representing Common Shares on the basis provided for in section 4.01 on presentation and surrender for cancellation of the certificates representing the Canco Shares held by them, or such other properly executed documentation as the Amalgamated Corporation may request in lieu of such certificates at the office of the Amalgamated Corporation.

4.04 DISSENTING SHAREHOLDER. Notwithstanding anything in this Agreement to the contrary, ZIM Shares, in respect of which a Dissenting Shareholder shall dissent shall not, at the Effective Date, be converted into Company Shares as provided in Sections 4.01 and 4.02 hereof, and no Company Shares shall be issued to such Dissenting Shareholder, as provided in Sections 4.01 and 4.02 hereof; provided however, that in the event that a Dissenting Shareholder who has exercised the right of dissent under section 190 of the Act fails to perfect or withdraws or forfeits his or her right to make a claim under section 190 of the Act or his or her rights as a shareholder are otherwise reinstated such shareholder's ZIM Shares shall thereupon be deemed to have been exchanged as at the Effective Date into Company Shares as provided in Sections 4.01 and
4.02 hereof, and the Company shall be deemed to have issued to such shareholder as at the Effective Date the Company Shares as provided in Sections 4.01 and
4.02 hereof.

4.05 CONSIDERATION. In consideration of the issue by the Company of the Company Shares to holders of the ZIM Shares as contemplated by Sections 4.01 and 4.02 hereof, the Amalgamated Corporation shall, upon the Amalgamation becoming effective, issue to the Company fully paid and non-assessable Common Shares having an aggregate fair market value of the said Company Shares issued upon the Amalgamation to the said holders of ZIM Shares as contemplated by Sections 4.01 and 4.02 hereof, such fair market value to be determined by the board of directors of the Amalgamated Corporation.

4.06 STATED CAPITAL. The aggregate stated capital of each class of shares in the capital of the Amalgamated Corporation shall be equal to the aggregate stated capital of the class(es) of shares in the capital of the Amalgamating Corporations which it replaced immediately before such amalgamation becomes effective.

                                  ARTICLE FIVE
                                 MISCELLANEOUS

5.01 ARTICLES. Upon the shareholders of ZIM and Canco approving this Agreement in accordance with the provisions of the Act and the obtaining of all other consents or orders of all regulatory authorities, federal, provincial, domestic or foreign, ZIM and Canco shall forthwith complete and send to the Director the Articles in prescribed form and such other related documents as may be required pursuant to the Act or any other regulatory authority.

5.02 FURTHER ASSURANCES. The parties hereto shall with reasonable diligence do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party hereto shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions.

5.03 AMENDMENT. This Agreement may be amended by an agreement in writing signed by each of the parties hereto, provided that the amendment is approved by a special resolution of the shareholders of each Amalgamating Corporation.

5.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

5.05 BY-LAWS. The by-laws of Canco shall, so far as applicable, be the by-laws of the Amalgamated Corporation, until repealed, amended, altered or added to and a copy of such by-laws may be examined at the registered office address of the Amalgamated Corporation.

         IN WITNESS WHEREOF this Amalgamation Agreement has been duly executed by the parties hereto as witnessed by the signatures of their proper officers in that behalf.


                                    ZIM TECHNOLOGIES INTERNATIONAL INC.


                                    By:
                                       ----------------------------------------


                                    PCI CANADA INC.


                                    By:
                                       ----------------------------------------


                                    ZIM CORPORATION


                                    By:
                                       ----------------------------------------

                                  APPENDIX "I"
                     TO THE AMALGAMATION AGREEMENT BETWEEN
                      ZIM TECHNOLOGIES INTERNATIONAL INC.
                                PCI CANADA INC.
                                      AND
                                ZIM CORPORATION


THE RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO THE COMMON SHARES OF THE AMALGAMATED CORPORATION SHALL BE AS FOLLOWS:

A.       COMMON SHARES

1.       DIVIDENDS

1.1 The holders of the Common Shares shall be entitled, subject to the provisions of the Canada Business Corporations Act (the "CBCA"), to receive and the Amalgamated Corporation shall pay thereon, as and when declared by the board of directors of the Amalgamated Corporation, out of any or all profits or surplus available for dividends, such dividends (if any) as the directors may from time to time declare.

2.       VOTING RIGHTS

2.1 Except for meetings at which only the holders of another specified class of shares of the Amalgamated Corporation are entitled to vote separately as a class, the holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Amalgamated Corporation and shall be entitled to one vote for each Common Share held by them at all meetings of the shareholders of the Amalgamated Corporation.

3.       DISSOLUTION

3.1 In the event of the liquidation, dissolution or winding up of the Amalgamated Corporation, whether voluntary or involuntary, or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, after payment to the holders of any class having priority to the holders of Common Shares, all of the remaining property and assets of the Amalgamated Corporation shall be distributed among the holders of Common Shares in proportion to the number of shares held.

                                   EXHIBIT C


                      FINANCIAL STATEMENTS OF THE COMPANY

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Private Capital Investors, Inc.
Miami Shores, Florida

We have audited the accompanying balance sheet of Private Capital Investors, Inc. (A Development Stage Company) (the Company) as of July 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the year then ended and cumulative from inception (August 6, 1999). The statement of operations, stockholders' equity and cash flows from inception (August 6, 1999) to July 31, 2000, were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included as cumulative from inception (August 6, 1999) to July 31, 2000, is based solely on the report of the other auditor. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditor, the financial statements referred to above present fairly, in all material respects, the financial position of Private Capital Investors, Inc. (A Development Stage Company) as of July 31, 2001, and the results of its operations and its cash flows for the year then ended and cumulative from inception, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company is subject to certain risks and uncertainties, which conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                            RACHLIN COHEN & HOLTZ LLP

Miami, Florida
November 16, 2001

                          Independent Auditor's Report


To the Board of Directors
Private Capital Investors, Inc. (formerly Private Funding Inc.)
Miami Shores, Florida

         I have audited the accompanying statements of operations, stockholders' equity and cash flows of Private Capital Investors, Inc. (formerly Private Funding, Inc.) for the period ended July 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted accounting standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provided a reasonable basis for my opinion.

         In my opinion, the accompanying financial statements present fairly, in all material respects, the results of operations and cash flows of Private Capital Investors, Inc. (formerly Private Funding, Inc.) for the period ended July 31, 2000 in conformity with generally accepted accounting principles.


                    David I. Tow, Certified Public Accountant


Port St. Lucie, Florida
September 8, 2000

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                  BALANCE SHEET

                                  JULY 31, 2001

          ASSETS
Current Assets:
  Cash                                                                 $   600
                                                                       -------
   Total assets                                                        $   600
                                                                       =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses                                $    --
                                                                       -------
Stockholders' Equity:
  Common stock, $.001 par value; 100,000,000 shares authorized;
    1,535,455 shares issued and outstanding                              1,535
  Additional paid-in capital                                             8,465
  Deficit accumulated during the development stage                      (9,400)
                                                                       -------
   Total stockholders' equity                                              600
                                                                       -------
   Total liabilities and stockholders' equity                          $   600
                                                                       =======


                       See notes to financial statements.

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                     INCEPTION
                                                                     (AUGUST 6,
                                                   YEAR                1999)
                                                   ENDED              THROUGH             CUMULATIVE
                                                  JULY 31,            JULY 31,              FROM
                                                    2001                2000              INCEPTION
                                                ------------        ------------         ------------
Revenue                                         $         --        $         --         $         --
                                                ------------        ------------         ------------
Costs and Expenses:
   Organization costs                                     --               9,400                9,400
                                                ------------        ------------         ------------
                                                          --               9,400                9,400
                                                ------------        ------------         ------------
Net Loss                                        $         --        $     (9,400)        $     (9,400)
                                                ============        ============         ============
Weighted Average Number of Common Shares
 Outstanding                                       1,535,455           1,535,455
                                                ============        ============
Net Loss Per Share                              $         --        $      (0.01)
                                                ============        ============

                       See notes to financial statements.

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FROM INCEPTION (AUGUST 6, 1999) THROUGH JULY 31, 2001

                                                                                                  DEFICIT
                                                                                                ACCUMULATED
                                                        COMMON STOCK             ADDITIONAL     DURING THE
                                                ----------------------------      PAID-IN       DEVELOPMENT
                                                   SHARES          AMOUNT         CAPITAL          STAGE            TOTAL
                                                ------------    ------------    ------------    ------------     ------------
Inception (August 6, 1999) to July 31, 2000:              --    $         --    $         --    $         --     $         --
  Shares issued for cash                             153,545             153             847              --            1,000
  Shares issued for services                       1,381,910           1,382           7,618              --            9,000
  Net loss                                                --              --              --          (9,400)          (9,400)
                                                ------------    ------------    ------------    ------------     ------------

Balance, July 31, 2000                             1,535,455           1,535           8,465          (9,400)             600
Year Ended July 31, 2001:
  Net loss                                                --              --              --              --               --
                                                ------------    ------------    ------------    ------------     ------------
Balance, July 31, 2001                             1,535,455    $      1,535    $      8,465    $     (9,400)    $        600
                                                ============    ============    ============    ============     ============


                       See notes to financial statements.

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                    INCEPTION
                                                                    (AUGUST 6,
                                                    YEAR              1999)
                                                   ENDED             THROUGH           CUMULATIVE
                                                  JULY 31,           JULY 31,             FROM
                                                    2001               2000            INCEPTION
                                                 ----------         ----------         ----------
Cash Flows from Operating Activities:
  Net loss                                       $       --         $   (9,400)        $   (9,400)
  (Decrease) increase in accounts payable              (400)               400                 --
                                                 ----------         ----------         ----------
     Cash used in operating activities                 (400)            (9,000)            (9,400)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock                 --             10,000             10,000
                                                 ----------         ----------         ----------
Net (Decrease) Increase in Cash                        (400)             1,000                600
Cash, Beginning                                       1,000                 --                 --
                                                 ----------         ----------         ----------

Cash, Ending                                     $      600         $    1,000         $      600
                                                 ==========         ==========         ==========


                       See notes to financial statements.

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 31, 2001

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION

         Private Capital Investors, Inc. (the Company) was incorporated in Florida on August 6, 1999. The Company intends to serve as a vehicle to effect asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business. At July 31, 2001, the Company had not yet commenced any formal business operations.

         DEVELOPMENT STAGE ENTERPRISE

         As described above, the Company was incorporated on August 6, 1999, and, since that time, has been seeking candidates to effect an asset acquisition, merger, exchange of shares or the business combination. As of July 31, 2001, operations have not commenced. Accordingly, the Company is considered to be in the development stage, and the accompanying financial statements represent those of a development stage enterprise.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

         INCOME TAXES

         The Company accounts for its income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         ORGANIZATION COSTS

         During fiscal 2000, the Company issued 153,545 shares for cash and 1,381,910 shares of common stock in exchange for $9,000 in organization costs to its incorporators. The shares issued have been restated to reflect the stock split in 2001 (see Note 6)

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         LOSS PER SHARE

         The Company computes loss per share in accordance with SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted earnings per share computation.

         Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during the year. The Company does not have any potentially dilutive securities outstanding at July 31, 2001. Share amounts have been adjusted retroactively to reflect the stock split in 2001 (see Note 6)

         RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations". SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The statement requires that the amount recorded as a liability be capitalized by increasing the carrying amount of the related long-lived asset. Subsequent to initial measurement, the liability is accreted to the ultimate amount anticipated to be paid, and is also adjusted for revisions to the timing or amount of estimated cash flows. The capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 will be effective for the Company's financial statements beginning July 1, 2002, with earlier application encouraged. The Company believes that the adoption of this statement will not have a significant impact on the results of operations or financial position of the Company.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets" which replace Accounting Principles Board Opinion Nos. 16, "Business Combinations" and 17, "Intangible Assets", respectively. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that the use of the pooling-of-interests method be prohibited. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only method. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of SFAS No. 142, which the Company will be required to adopt on August 1, 2002. After July 31, 2002, goodwill can only be written down upon impairment discovered during annual tests for fair value, or discovered during tests taken when certain triggering events occur. The Company does not believe the impact of these pronouncements on its financial position and results of operations will be significant.

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  ACCOUNTING POLICIES AND OPERATIONS (Continued)

         RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

         In June 1998, the FASB issued SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives gains and losses to offset related results on the hedged item in the income statement and requires that the company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The adoption of this statement has not had a significant impact on the results of operations or financial position of the Company.

NOTE 2.  GOING CONCERN CONSIDERATIONS

         The accompanying financial statements have been presented in accordance with accounting principles generally accepted in the United States, which assumes the continuity of the Company as a going concern. However, the Company has generated no revenue to date, and has limited assets and an accumulated deficit of approximately $9,400 at July 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern.

         Management's plans with regard to these matters include consummating a merger with an operating company (see Note 3). However, there can be no assurance that management's plans will be successful.


NOTE 3.  PROPOSED TRANSACTION

         On May 2, 2001, the Company and Zim Technologies International, Inc.
         (ZTI) entered into a letter of intent regarding the Company's proposed acquisition of ZTI. ZTI is a privately held developer of leading edge mobile applications based in Ottawa, Ontario. The parties intend to structure the acquisition as a share exchange, in which each outstanding share of ZTI will be exchanged for one share of the common stock of the Company. The letter of intent provides that the shareholders of ZTI will receive approximately 96.2% of the shares in the Company outstanding after the completion of the acquisition. The current shareholders of the Company will retain the remaining 3.8%. Additionally, all of ZTI's outstanding stock options will be exchanged for options to purchase shares of the common stock of the Company. ZTI has agreed to pay the costs in connection with the proposed transaction up to the amount of $352,000.

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3.   PROPOSED TRANSACTION (Continued)

          The completion of the proposed transactions involving ZTI is subject to a variety of conditions and contingencies, many of which are outside of the control of the Company. As a result, there can be no assurance that the transaction will be completed.

NOTE 4.   INCOME TAXES

          Deferred income taxes are comprised of the following:


                                                             2001
             Deferred tax assets:                          --------
               Organization cost                           $  3,760
               Less valuation allowance                       3,760
                                                           --------
                                                           $     --
                                                           ========

         A valuation allowance has been established against the deferred tax asset since the Company believes it is more likely than not that the amounts will not be realized.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

         OPERATIONAL COSTS

         For fiscal year ended July 31, 2001, the Company's principal shareholder provided the Company, at no cost, with office space, secretarial services, telephone, fax and related administrative services.

         SALARIES

         The Company's principal officer and director have waived any right to receive a salary for the fiscal year ended July 31, 2001.

         EMPLOYMENT CONTRACTS

         At July 31, 2001, the Company was not a party to any employment agreements.

         LEGAL

         At July 31, 2001, the Company was not a party to legal proceedings.

                         PRIVATE CAPITAL INVESTORS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 6.  STOCKHOLDERS' EQUITY

         STOCK SPLIT

         On May 18, 2001, the Company's Board of Directors approved a 1.535455 for 1 stock split of its common stock. The stock split was effective as to shareholders of record on the close of business on June 5, 2001. The effect of the stock split has been recognized retroactively in the stockholders' equity accounts in the balance sheet at July 31, 2001, and in all share and per share data in the accompanying financial statements. Stockholders' equity accounts have been restated to reflect the reclassification of an amount equal to the par value increase in issued common shares from the capital in excess of par value accounts to the common stock account.

                         PRIVATE CAPITAL INVESTORS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS
                                  (UNAUDITED)


                                                                   4/30/02            7/31/01
                                                                 ----------         ----------
                                                                 (UNAUDITED)
                   ASSETS
CURRENT ASSETS
Cash                                                             $      600         $      600
                                                                 ----------         ----------
TOTAL ASSETS                                                     $      600         $      600
                                                                 ==========         ==========
LIABILITIES & STOCKHOLDERS' EQUITY
LIABILITIES                                                              --                 --
STOCKHOLDERS' EQUITY
Common Stock, $.001 par value, 100,000,000 shares
  authorized, 1,535,455 shares issued and outstanding                 1,535              1,535
Additional paid-in capital                                            8,465              8,465
Deficit accumulated during the development stage                     (9,400)            (9,400)
                                                                 ----------         ----------
Total Stockholders' Equity                                              600                600
                                                                 ----------         ----------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                         $      600         $      600
                                                                 ==========         ==========


           See accompanying notes to condensed financial statements.

                         PRIVATE CAPITAL INVESTORS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                                               CUMULATIVE
                                                                                                  FROM
                     FOR THE            FOR THE            FOR THE            FOR THE           08/06/99
                  THREE MONTHS       THREE MONTHS        NINE MONTHS        NINE MONTHS       (INCEPTION) TO
                  ENDED 4/30/02      ENDED 4/30/01      ENDED 4/30/02      ENDED 4/30/01         4/30/02
                 ---------------    ---------------    ---------------    ---------------    ---------------
REVENUE          $            --    $            --    $            --    $            --    $            --
EXPENSES                      --                 --                 --                 --              9,400
Organization
  Costs                       --                 --                 --                 --                 --
                 ---------------    ---------------    ---------------    ---------------    ---------------
NET LOSS                      --                 --                 --                 --    $        (9,400)
                 ===============    ===============    ===============    ===============    ===============
Net loss per
  share
  (basic and
   diluted)                   --                 --                 --                 --    $         (0.01)
                 ===============    ===============    ===============    ===============    ===============
Weighted
  average
  number of
  shares
  outstanding          1,535,455          1,535,455          1,535,455          1,535,455          1,535,455
                 ===============    ===============    ===============    ===============    ===============


            See accompanying notes to condensed financial statements.

                         PRIVATE CAPITAL INVESTORS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                                                               CUMULATIVE
                                                                                                 FROM
                                                                                                08/06/99
                                                    NINE MONTHS          NINE MONTHS          (INCEPTION) TO
                                                   ENDED 4/30/02        ENDED 4/30/01            4/30/02
                                                  ---------------      ---------------       ---------------
Cash flows from operating activities:
  Net loss                                        $            --      $            --       $        (9,400)
  Adjustments to reconcile net loss to cash
    used in operating activities:
  (Decrease) Increase in Current Liabilities                   --                 (400)                   --
                                                  ---------------      ---------------       ---------------
  Cash used in operating activities                            --                 (400)               (9,400)
Cash flows from financing activities:
  Proceeds from issuance of common stock                       --                   --                10,000
                                                  ---------------      ---------------       ---------------
NET (DECREASE) INCREASE IN CASH                                --                 (400)                  600
CASH - BEGINNING OF PERIOD                                    600                1,000                    --
                                                  ---------------      ---------------       ---------------
CASH - END OF PERIOD                              $           600      $           600       $           600
                                                  ===============      ===============       ===============

            See accompanying notes to condensed financial statements.

                         PRIVATE CAPITAL INVESTORS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                              AS OF APRIL 30, 2002
                                   (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the nine month periods ended April 30, 2002 and 2001 are not necessarily indicative of the results to be expected for the fiscal year ended July 31, 2002.

NOTE 2. STOCKHOLDERS' EQUITY

The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $.001 per share.

On May 18, 2001, the Company's Board of Directors approved a 1.535455 for 1 stock split of its common stock. The stock split was effective as to shareholders of record on the close of business on June 5, 2001. The effect of the stock split has been recognized retroactively in all share and per share data in the accompanying condensed financial statements.

NOTE 3. LIQUIDITY CONSIDERATIONS

The Company is a development stage company and, to date, has neither engaged in any operations nor generated any revenue. The Company is subject to certain liquidity considerations.

                                    EXHIBIT D

          FINANCIAL STATEMENTS OF ZIM TECHNOLOGIES INTERNATIONAL, INC.

AUDITORS' REPORT TO THE DIRECTORS

We have audited the consolidated balance sheets of ZIM Technologies International Inc. as at May 31, 2001 and 2000 and the consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three year period ended May 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period ended May 31, 2001 in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP
Chartered Accountants

Ottawa, Canada
August 3, 2001 (except for note 16
   which is as of May 30, 2002)


COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA - U.S. REPORTING DIFFERENCE

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1(a) to the financial statements. Our report to the directors dated August 3, 2001 (except for Note 16 which is as of May 30, 2002) is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

/s/ KPMG LLP
Chartered Accountants

Ottawa, Canada
August 3, 2001 (except for note 16
   which is as of May 30, 2002)

ZIM TECHNOLOGIES INTERNATIONAL INC.
Consolidated Balance Sheets

(Expressed in Canadian dollars)

                                                                 February 28,         May 31,           May 31,
                                                                     2002              2001              2000
                                                                 ------------       ----------        -----------
                                                                  (unaudited)
Assets

Current assets:
     Cash and cash equivalents                                    $  499,766        $3,529,068        $   119,123
     Accounts receivable (note 3)                                    879,266           314,743            404,086
     Investment tax credits receivable                               409,104            13,557             79,881
     Prepaid expenses                                                 62,031            44,858             24,930
                                                                  ----------        ----------        -----------
                                                                   1,850,167         3,902,226            628,020

Property and equipment (note 4)                                      620,532           421,255            460,948

Goodwill                                                             323,873                --                 --
                                                                  ----------        ----------        -----------
                                                                  $2,794,572        $4,323,481        $ 1,088,968
                                                                  ==========        ==========        ===========

Liabilities and Shareholders' Equity (Deficiency)

Current liabilities:
     Bank loans (note 5)                                          $       --        $   63,332        $   246,666
     Accounts payable                                                185,150           271,242            669,379
     Accrued liabilities                                             529,508           488,673            149,346
     Deferred revenue                                                614,317           409,394            625,956
     Current portion of capital lease obligations (note 6)            52,343            46,806             40,351
                                                                  ----------        ----------        -----------
                                                                   1,381,318         1,279,447          1,731,698

Capital lease obligations (note 6)                                    29,312            69,294            116,100

Due to related party (note 7)                                             --                --            496,554

Shareholders' equity (deficiency)                                  1,383,942         2,974,740         (1,255,384)

Future operations (note 1(a))
Commitments and contingencies (note 14)
Subsequent events (note 16)
Canadian and United States accounting policy
   differences (note 17)
                                                                  ----------        ----------        -----------
                                                                  $2,794,572        $4,323,481        $ 1,088,968
                                                                  ==========        ==========        ===========

See accompanying notes to consolidated financial statements.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Consolidated Statements of Earnings

(Expressed in Canadian dollars)

                                                                Nine months ended                       Years ended
                                                           ---------------------------   ---------------------------------------
                                                           February 28,   February 28,     May 31,       May 31,       May 31,
                                                               2002           2001           2001          2000          1999
                                                           ------------   ------------  ------------   -----------   -----------
                                                           (unaudited)     (unaudited)
Revenues:
  Software                                                  $ 1,230,660   $   738,085   $    999,429   $ 2,115,970   $ 2,655,858
  Maintenance                                                 1,070,760       386,104        508,693       544,195       524,062
  Consulting                                                    174,399        63,970         63,970       506,123       760,127
                                                            -----------   -----------   ------------   -----------   -----------
                                                              2,475,819     1,188,159      1,572,092     3,166,288     3,940,047

Costs and expenses (income):
  Selling, general and administrative (note 8)                3,883,034     3,292,941      5,062,395     3,213,871     2,753,514
  Research and development, net of investment tax credits     3,113,867       439,894        653,229     1,003,319     1,009,217
  Depreciation of property and equipment                        183,294       155,493        198,552       218,901       144,622
  Cost of software revenues                                     109,572       124,579        177,520       383,826       937,935
  Interest                                                       22,224        34,608         61,741        70,882        11,620
  Foreign exchange gain                                         (42,401)       (2,392)       (26,891)       (1,118)      (17,253)
  Other                                                              --      (161,883)      (100,797)      (76,443)      (48,866)
                                                            -----------   -----------   ------------   -----------   -----------

                                                              7,269,590     3,883,240      6,025,749     4,813,238     4,790,789
                                                            -----------   -----------   ------------   -----------   -----------
Net loss before income taxes                                 (4,793,771)   (2,695,081)    (4,453,657)   (1,646,950)     (850,742)

Income taxes (note 10)                                           86,000            --             --            --            --
                                                            -----------   -----------   ------------   -----------   -----------
Net loss                                                    $(4,879,771)  $(2,695,081)  $ (4,453,657)  $(1,646,950)  $ (850,742)
                                                            ===========   ===========   ============   ===========   ===========
Loss per share - basic and fully diluted (note 11)          $     (0.15)  $     (0.29)  $      (0.31)  $     (0.33)  $    (0.18)
                                                            ===========   ===========   ============   ===========   ===========

Weighted average number of shares outstanding                33,204,811     9,308,648     14,497,588     5,065,923     4,837,438
                                                            ===========   ===========   ============   ===========   ===========



See accompanying notes to consolidated financial statements.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Consolidated Statements of Shareholders Equity (Deficiency)

(Expressed in Canadian dollars)

                                                                                     Foreign                          Total
                                    Share             Share                         currency                      shareholders'
                                   capital        subscriptions     Contributed    translation                        equity
                                   (note 8)         received          surplus      adjustment      Deficit        (deficiency)
                                 ------------     -------------     -----------    -----------   ------------     ------------
Balance, June 1, 1998            $    200,001      $        --      $        --      $    --     $   (361,460)     $  (161,459)

Shares issued                         565,517               --               --           --               --          565,517

Net loss for the year                      --               --               --           --         (850,742)        (850,742)
                                 ------------      -----------      -----------      -------     ------------      -----------
Balance, May 31, 1999                 765,518               --               --           --       (1,212,202)        (446,684)

Shares issued                         839,000               --               --           --               --          839,000

Shares redeemed                      (307,946)              --               --           --          307,196             (750)

Net loss for the year                      --               --               --           --       (1,646,950)      (1,646,950)
                                 ------------      -----------      -----------      -------     ------------      -----------
Balance, May 31, 2000               1,296,572               --               --           --       (2,551,956)      (1,255,384)

Shares issued                       3,334,448               --               --           --               --        3,334,448

Share subscriptions received               --        4,010,500               --           --               --        4,010,500

Shares redeemed                          (850)              --               --           --             (150)          (1,000)

Stock options issued to
  non-employees (note 8(c))                --               --        1,339,833           --               --        1,339,833

Net loss for the year                      --               --               --           --       (4,453,657)      (4,453,657)
                                 ------------      -----------      -----------      -------     ------------      -----------
Balance, May 31, 2001               4,630,170        4,010,500        1,339,833           --       (7,005,763)       2,974,740

Shares issued                       7,111,550       (4,010,500)              --           --               --        3,101,050

Stock options issued to
  non-employees (note 8(c))                --               --          163,324           --               --          163,324

Currency translation                       --               --               --       24,599               --           24,599

Net loss for the period                    --               --               --           --       (4,879,771)      (4,879,771)
                                 ------------      -----------      -----------      -------     ------------      -----------
Balance, February 28, 2002       $ 11,741,720               --      $ 1,503,157      $24,599     $(11,885,534)     $ 1,383,942
                                 ============      ===========      ===========      =======     ============      ===========


See accompanying notes to consolidated financial statements.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)


                                                                Nine months ended                       Years ended
                                                           ---------------------------   ---------------------------------------
                                                           February 28,   February 28,     May 31,       May 31,       May 31,
                                                               2002           2001           2001          2000          1999
                                                           ------------   ------------   -----------    ----------    ----------
                                                            (unaudited)    (unaudited)
Cash flows from operating activities:
     Net loss                                               $(4,879,771)  $(2,695,081)   $(4,453,657)  $(1,646,950)   $ (850,742)
     Items not involving cash:
         Depreciation of property and equipment                 183,294       155,493        198,552       218,901       144,622
         Compensation expense (note 8(c))                       163,324     1,333,771      1,339,833            --            --
         Common shares issued for future royalty
          stream (note 8(b))                                         --       186,000        186,000            --            --
         Common shares issued for services                           --        48,000         53,000        14,000            --
         Common shares issued for acquired technology         2,000,000            --             --            --            --
         Gain on disposal of Zim Technologies
          (B'Dos) Ltd.                                           (2,017)           --             --            --            --
     Change in non-cash operating working
       capital (note 12)                                     (1,075,808)     (535,586)      (139,633)    1,042,538      (391,532)
                                                            -----------    -----------   -----------    -----------   ----------
                                                             (3,610,978)   (1,507,403)    (2,815,905)     (371,511)   (1,097,652)
Cash flows from investing activities:
     Purchase of property and equipment                        (354,093)       (9,952)      (158,859)     (130,691)     (134,908)
     Acquisition of ZTI do Brasil Ltda., net of cash            (88,708)           --             --            --            --
     Disposition of Zim Technologies (B'Dos) Ltd.                (3,388)           --             --            --            --
                                                            -----------    -----------   -----------    -----------   ----------
                                                               (446,189)       (9,952)      (158,859)     (130,691)     (134,908)
Cash flows from financing activities:
     Net proceeds from (repayment of) bank loans                (63,332)     (172,389)      (183,334)     (547,146)      246,688
     Repayment of capital lease obligations                     (34,445)      (29,696)       (40,351)      (30,660)           --
     Net proceeds from long-term debt                                --            --             --            --       565,524
     Net proceeds from (repayment of) due to
      related party                                                  --       (58,893)       (36,931)      922,361       (43,823)
     Issue of common shares                                       1,050     2,153,275      2,635,825       175,000       176,793
     Issue of preferred shares                                       --            --             --            --       293,200
     Issue of special shares                                  1,100,000            --      4,010,500            --            --
     Redemption of common shares                                     --        (1,000)        (1,000)         (750)           --
                                                            -----------    -----------   -----------    -----------   ----------
                                                              1,003,273     1,891,297      6,384,709       518,805     1,238,382
Effects of exchange rates on cash and cash equivalents           24,592            --             --            --            --
                                                            -----------    -----------   -----------    -----------   ----------
Increase (decrease) in cash and cash equivalents             (3,029,302)      373,942      3,409,945        16,603         5,822
Cash and cash equivalents, beginning of year                  3,529,068       119,123        119,123       102,520        96,698
                                                            -----------    -----------   -----------    -----------   ----------
Cash and cash equivalents, end of year                      $   499,766    $  493,065    $ 3,529,068    $  119,123    $  102,520
                                                            ===========    ==========    ===========    ==========    ==========
Supplemental cash flow disclosure:
     Interest paid                                          $    22,224    $   34,608    $    41,742    $   70,882    $   11,620
                                                            ===========    ==========    ===========    ==========    ==========

See accompanying notes to consolidated financial statements.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


         ZIM Technologies International Inc. (the "Company") was incorporated under the Canada Business Corporations Act on November 13, 1997 to provide enterprise-class software and tools for designing, developing and manipulating database systems and applications. The Company has built upon its core database technology to create an innovative solution to provide wireless data services and systems that enable people to engage in remote or mobile decision-making based on real-time interactive data communications and transactions.



1.       SIGNIFICANT ACCOUNTING POLICIES:

         (a)      Future operations:

                  These financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will realize the carrying value of its assets and satisfy its obligations as they become due in the normal course of operations. At February 28, 2002, the Company has positive working capital of $468,849 however it incurred a loss of $4,879,771 and generated negative cash flow from operations of $3,610,978 for the nine months then ended. In addition, the Company has accumulated losses of $11,884,912 as of February 28, 2002.

                  The Company's new management team and recent technology acquisition have focused the direction of the Company from a mature database and application development technology player to a provider of interactive mobile messaging for enterprise database systems.

                  All of the factors above raise doubt about the Company's ability to continue as a going concern. Management's plans to address these issues include continuing to raise capital through the private placement of equity and, if necessary, renegotiating the repayment terms of accounts payable and accrued liabilities. The Company's ability to continue as a going concern is subject to management's ability to successfully implement the above plans. Failure to implement these plans could have a material adverse effect on the Company's position and/or results of operations and may necessitate a reduction in operating activities. The consolidated financial statements do not include adjustments that may be required if the assets are not realized and the liabilities settled in the normal course of operations.

                  In the longer term, the Company has not yet generated the level of sales which would result in cash self sufficiency and it may need to continue to raise capital by selling additional equity or by obtaining credit facilities. The Company's future capital requirements will depend on many factors, including, but not limited to, the market acceptance of its software, the level of its promotional activities and advertising required to support its software. No assurance can be given that any such additional funding will be available or that, if available, it can be obtained on terms favourable to the Company.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


1.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (b)      Principles of consolidation:

                  The consolidated financial statements for the period ended February 28, 2002 include the financial statements of ZIM Technologies International Inc. and its wholly-owned subsidiary, ZTI do Brasil Ltda. from the date of acquisition on August 1, 2001. The consolidated financial statements for the years ended May 31, 2001, 2000 and 1999 include the financial statements of ZIM Technologies International Inc. and its wholly-owned subsidiary, Zim Technologies (B'Dos) Inc.

         (c)      Cash equivalents:

                  The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less.

         (d)      Property and equipment:

                  Property and equipment is recorded at cost. Property under capital leases is initially recorded at the present value of minimum lease payments at the inception of the lease. Depreciation is provided over the estimated useful lives of the underlying assets on a straight-line basis using the following annual rates:

                  Asset                                   Rate
                  -----                                   ----
                  Computer equipment                     3 years
                  Software                               2 years
                  Office furniture and equipment         5 years
                  Automobiles                            5 years
                  Leasehold improvements                 5 years

         (e)      Leases:

                  Leases are classified as either capital or operating in nature. Capital leases are those which substantially transfer the benefits and risks of ownership to the Company. Assets acquired under capital leases are depreciated at the same rates as those described in note 1(d). Obligations recorded under capital leases are reduced by the principal portion of lease payments. The imputed interest portion of lease payments is charged to expense.

         (f)      Revenue recognition:

                  The Company recognizes software revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

                  Revenue from license fees for standard software products is recognized when the software is delivered provided no significant future vendor obligations exist and collection is probable.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


1.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (f)      Revenue recognition (continued):

                  Maintenance contracts entitle the customer to telephone support, bug fixing and the right to receive preferential pricing for software updates when-and-if available. Revenue from maintenance contracts, including product support included in initial license fees, is recognized ratably over the annual contract period.

                  Consulting revenue is recognized as the services are performed.

                  For contracts with multiple obligations (e.g., deliverable and undeliverable products, support obligations, consulting and other software-related services), the Company allocates revenue to each element of the contract based on objective evidence, specific to the Company, of the fair value of the element.

                  Billings in excess of revenue earned are recorded as deferred revenue.

         (g)      Research and development:

                  Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria and are expensed as incurred. Research costs are expensed as incurred. No software development costs incurred to date meet the criteria for deferral and amortization.

         (h)      Advertising:

                  Advertising costs are expensed as incurred. Advertising costs amounted to $10,155 for the nine months ended February 28, 2002 (May 31, 2001 - $19,973; May 31, 2000 - $50,333; and May
                  31, 1999 - $11,063).

         (i)      Investment tax credits:

                  Investment tax credits are accounted for using the cost reduction approach whereby they are recorded as a reduction of the related expense or the cost of the assets acquired when there is reasonable assurance that they will be realized.

         (j)      Foreign currency translation:

                  The accounts of the Company's self-sustaining foreign operations are translated into Canadian dollars using the current rate method. Assets and liabilities are translated at rates of exchange at the balance sheet date and revenue and expenses are translated at average exchange rates. Gains and losses arising from the translation of financial statements of foreign operations are deferred and included as a separate component of shareholders' equity (deficiency).

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)

1.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (j)      Foreign currency translation (continued):

                  Monetary assets and liabilities of the Company's integrated foreign operation are translated into Canadian dollars at exchange rates in effect as at the balance sheet date. Non-monetary assets and liabilities are translated at historic exchange rates and revenues and expenses are translated at average exchange rates prevailing during the period. Exchange gains and losses are reflected in the consolidated statement of operations.

         (k)      Income taxes:

                  Income taxes are accounted for under the asset and liability method. Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

         (l)      Use of estimates:

                  The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures in these financial statements. Actual results could differ from those estimates. Significant management estimates include assumptions used in estimating investment tax credits receivable. Receipt of these credits is dependent on Canada Customs and Revenue Agency's review and acceptance of the eligibility of expenditures.

         (m)      Changes in accounting policy:

                  Earnings per share:

                  Basic earnings per share are computed by dividing net earnings by the weighted average shares outstanding during the reporting period.

                  As a result of the new Canadian Institute of Chartered Accountants (CICA) Handbook Section 3500 "Earnings per share," the Company is required to retroactively use the treasury stock method for calculating diluted earnings per share. Under the treasury stock method, diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds were used to acquire shares of common stock at the average market price during the reporting period. Previously reported diluted earnings per share have been restated to reflect this change.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


1.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (m)      Changes in accounting policy (continued):

                  Business combinations and goodwill:

                  In September 2001, the CICA issued Handbook Sections 1581 "Business Combinations" and 3062 "Goodwill and Other Intangible Assets." The new standards mandate the purchase method of accounting for business combinations and require that goodwill no longer be amortized but tested for impairment at least annually. The new standards are substantially consistent with US GAAP.

                  Effective July 1, 2001 and for the remainder of the fiscal year, goodwill acquired in business combinations completed after June 30, 2001 was not amortized. In addition, the criteria for recognition of intangible assets apart from goodwill has been applied to business combinations after June 30, 2001.

                  In connection with Section 3062's transitional goodwill impairment evaluation, the Company is required to assess whether goodwill is impaired as of June 1, 2002. The Company has up to six months to determine the fair value of its reporting units and compare that to the carrying amounts of the reporting units. To the extent a reporting unit's carrying amount exceeds its fair value, the Company must perform a second step to measure the amount of the impairment in a manner similar to a purchase price allocation. This second step is to be completed no later than May 31, 2003. Any transitional impairment will be recognized as an effect of a change in accounting principle and will be charged to opening deficit as of June 1, 2002.

                  As of February 28, 2002, the Company has unamortized goodwill of $323,873 which is subject to the transitional provisions of Sections 1581 and 3062. Goodwill was not amortized during the period ended February 28, 2002. Because of the extensive effort required to comply with the remaining provisions of Sections 1581 and 3062, the Company has not estimated the impact of these provisions on its financial statements.

         (n)      Recently issued accounting pronouncements:

                  Stock based compensation:

                  In December, 2001, the CICA issued Handbook Section 3870, which establishes standards for recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provided by employees and non-employees. The standard requires that a fair value based method of accounting be applied to all stock-based payments to non-employees and to employee awards that are direct awards of stock, that call for settlement in cash or other assets or are stock appreciation rights that call for settlement by the issuance of equity instruments. However, the new standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees. Consideration paid by employees on the exercise of stock options is recorded as share capital. The standard is effective for the Company's fiscal year beginning June 1, 2002 for awards granted on or after that date.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


2.       ACQUISITION AND DISPOSAL:

         (a)      Acquisition of ZTI do Brasil Ltda.:

                  Effective August 1, 2001, the Company acquired 100% of the issued and outstanding common shares of its South American distributor, ZTI do Brasil Ltda. This acquisition provided the Company with the opportunity to share in 100% of ZTI do Brasil Ltda.'s profits and losses. The transaction has been accounted for using the purchase method, whereby the cost of acquisition is allocated to the identifiable assets acquired and liabilities assumed using estimates of their fair value. The goodwill recorded for ZTI do Brasil Ltda. is not tax deductible. The results of operations of ZTI do Brasil Ltda. have been consolidated with the results of operations of the Company

                  The total cost of the acquisition was allocated to the assets acquired and liabilities assumed as follows:

                                                                (unaudited)
                  Assets acquired:
                       Cash                                      $ 198,496
                       Other current assets                        127,127
                       Property and equipment                       54,490
                       Goodwill                                    323,873
                                                                 ---------
                                                                   703,986
                  Liabilities assumed:
                       Current liabilities                         416,782
                                                                 ---------
                                                                 $ 287,204
                                                                 =========
                  Consideration given:
                       Cash                                      $ 287,204
                                                                 =========

                  Supplemental pro forma information:

                  Had the acquisition of ZTI do Brasil Ltda. occurred on June 1, 2001 the proforma combined revenue and net loss of the Company at February 28, 2002 would have been $2,716,229 and $4,925,558, respectively.

                  Had the acquisition of ZTI do Brasil Ltda. occurred on June 1, 2000 the proforma combined revenue and net loss of the Company at May 31, 2001 would have been $3,246,468 and $3,991,842, respectively.

         (b)      Disposal of Zim Technologies (B'Dos) Ltd.:

                  In June 2001, the Company disposed of its 100% interest in Zim Technologies (B'Dos) Ltd.

                  The total cost of the disposal has been allocated to the assets disposed of and liabilities transferred as follows:

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


2.       ACQUISITION AND DISPOSAL (CONTINUED):

         (b)      Disposal of Zim Technologies (B'Dos) Ltd. (continued):

                                                                   (unaudited)
                  Assets disposed of:
                       Cash                                         $  3,387
                       Other current assets                           13,425
                       Property and equipment                         26,012
                                                                    --------
                                                                      42,824
                  Liabilities transferred:
                       Current liabilities                            44,840
                                                                    --------
                                                                      (2,016)
                  Consideration received - cash                            1
                                                                    --------
                  Gain on disposal                                  $  2,017
                                                                    ========


3.       ACCOUNTS RECEIVABLE:

                                                        February 28,     May 31,     May 31,
                                                            2002          2001        2000
                                                        ------------    --------    --------
                                                        (unaudited)
         Trade accounts receivable                       $  946,764     $299,580    $399,794
         Allowance for doubtful accounts                    (76,840)          -           -
         Other                                                9,342       15,163       4,292
                                                         ----------     --------    --------
                                                         $  879,266     $314,743    $404,086
                                                         ==========     ========    ========


4.       PROPERTY AND EQUIPMENT:

                                                                          Accumulated       Net book
         February 28, 2002                                    Cost        depreciation        value
                                                           ----------     ------------      --------
                                                                                           (unaudited)
         Computer equipment                                $  783,491       $441,292        $342,199
         Software                                              37,252         10,505          26,747
         Office furniture and equipment                       150,958         61,110          89,848
         Automobile                                            14,176          1,742          12,434
         Leasehold improvements                               143,019         88,667          54,352
         Office furniture and equipment
           under capital leases                               187,111         92,159          94,952
                                                           ----------       --------        --------
                                                           $1,316,007       $695,475        $620,532
                                                           ==========       ========        ========

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


4.       PROPERTY AND EQUIPMENT (CONTINUED):


                                                                Accumulated         Net book
         May 31, 2001                             Cost          depreciation         value
                                               -----------      ------------       ---------
         Computer equipment                    $   570,394        $ 404,188        $ 166,206
         Office furniture and equipment            111,970           59,439           52,531
         Automobiles                                47,727           35,357           12,370
         Leasehold improvements                    133,265           66,136           67,129
         Office furniture and equipment
            under capital leases                   187,111           64,092          123,019
                                               -----------        ---------        ---------
                                               $ 1,050,467        $ 629,212        $ 421,255
                                               ===========        =========        =========


                                                                Accumulated         Net book
         May 31, 2000                             Cost          depreciation         value
                                               -----------      ------------       ---------
         Computer equipment                    $   418,362        $ 301,211        $ 117,151
         Office furniture and equipment            105,143           38,330           66,813
         Automobiles                                47,727           25,189           22,538
         Leasehold improvements                    133,265           39,483           93,782
         Office furniture and equipment
           under capital leases                    187,111           26,447          160,664
                                               -----------        ---------        ---------
                                               $   891,608        $ 430,660        $ 460,948
                                               ===========        =========        =========


         During the year ended May 31, 2000, property and equipment was acquired at an aggregate cost of $317,802 of which $187,111 were acquired by means of capital leases. Cash payments of $130,691 were made to purchase property and equipment.


5.       BANK LOANS:

                                                                  February 28,         May 31,          May 31,
                                                                      2002               2001             2000
                                                                  ------------        ---------        ---------
                                                                   (unaudited)
         Demand loan bearing interest at prime, with
           scheduled monthly principal payments of
           $3,750 plus interest, maturing October 15, 2002         $        --        $  63,332        $      --
         Line of credit, due on demand, bearing interest at
           prime plus 2.5%                                                  --               --          140,000
         Business improvement loan bearing interest at
           prime plus 3%, monthly principal payments of
           $3,750 plus interest, maturing November 30, 2002                 --               --          106,666
                                                                   -----------        ---------        ---------
                                                                   $        --        $  63,332        $ 246,666
                                                                   ===========        =========        =========

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


5.       BANK LOANS (CONTINUED):

         The demand loan was secured by a pledge on the liquid assets of the Company and the line of credit was secured by the assets of the Company.

         At February 28, 2002, the Company's available line of credit was $Nil (2001 - $Nil and 2000 - $10,000).

6.       CAPITAL LEASE OBLIGATIONS:

                                                                       February 28,       May 31,          May 31,
                                                                          2002              2001             2000
                                                                       -----------       ---------        ---------
                                                                       (unaudited)
         Period ending February 28 and May 31:
         2001                                                           $      --        $      --        $  61,522
         2002                                                                  --           61,522           61,522
         2003                                                              61,542           59,135           59,135
         2004                                                              30,942           17,968           17,968
                                                                        ---------        ---------        ---------
                                                                           92,484          138,625          200,147

         Less amount representing interest (with interest
           rates varying between 13% and 17%)                              10,829           22,525           43,696
                                                                        ---------        ---------        ---------

         Present value of net minimum lease payments                       81,655          116,100          156,451

         Current portion of obligations under capital leases               52,343           46,806           40,351
                                                                        ---------        ---------        ---------
                                                                        $  29,312        $  69,294        $ 116,100
                                                                        =========        =========        =========

7.       RELATED PARTY TRANSACTIONS:

         (a)      Due to related party:

                  The amount due to related party was due to the then controlling shareholder, was non-interest bearing and had no fixed terms of repayment. At May 31, 2000, the due to related party was subordinated up to $500,000 in favour of the bank loan. This amount was repaid in fiscal 2001.

         (b)      Transactions with related parties:

                  Prior to May 31, 2001, the Company leased premises from a shareholder. During the year ended May 31, 2001, lease payments of $100,600 (2000 - $108,500; 1999 - $110,673) were incurred under the terms of this lease.

                  During the year ended May 31, 2001, the Company issued 1,550,000 common shares to a related party to cancel a software development contract which would have required the Company to make future software royalty payments. The common shares were valued at $186,000 which represents the fair value of the shares. During the year ended May 31, 2000, royalties of $14,880 were paid under the software development contract.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


7.       RELATED PARTY TRANSACTIONS (CONTINUED):

         (b)      Transactions with related parties (continued):

                  During the year ended May 31, 2001, the Company borrowed funds from the then controlling shareholder. The loans were non-interest bearing and had no fixed terms of repayment. At May 31, 2001, all such amounts had been repaid.

                  On June 1, 2001, the Company acquired certain technology from two employees in exchange for 2,000,000 common shares. The common shares were valued at $2,000,000 which represents the fair value of the shares.

8.       SHARE CAPITAL:

         (a)      Authorized:

                  Unlimited number of shares without par value:

                    Preferred shares, bearing a non-cumulative dividend at a rate to be determined by the Board of Directors and redeemable for $1 per share.

                    Special shares, non-voting, non-participating, convertible into common shares on a one-for-one basis at any time at the option of the holder and automatically on the earlier of (i) the fifth day following the date of issuance of a receipt for a final prospectus qualifying the common shares issuable upon conversion of the special shares; and (ii) June 1, 2002. On May 30, 2002, the Company's shareholders will vote on a resolution to extend this latter date to June 1, 2004.

                    Common shares

         (b)      Issued and outstanding:

                                                                                 Number
                                                                                of shares           Amount
                                                                                ---------        -----------
         Preferred shares:
           Balance, June 1, 1998                                                       --        $        --
           Issued for cash                                                        293,200            293,200
                                                                                ---------        -----------
           Balance, May 31, 1999                                                  293,200            293,200
           Redemption of shares                                                  (293,200)          (293,200)
                                                                                ---------        -----------
           Balance, May 31, 2000 and 2001                                              --                 --

         Special shares:
           Balance, June 1, 2001                                                       --                 --
           Issued for cash                                                      5,010,500          5,110,500
           Converted from common shares                                           153,000            153,000
                                                                                ---------        -----------
           Balance, February 28, 2002                                           5,163,500          5,263,500
                                                                                ---------        -----------
         Balance forward                                                                           5,263,500

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


8.       SHARE CAPITAL (CONTINUED):

         (b)      Issued and outstanding (continued):

                                                                                Number
                                                                               of shares            Amount
                                                                               ----------        ------------
         Balance forward                                                                         $  5,263,500

         Common shares:
           Balance, June 1, 1998                                                4,750,000             200,001
           Issued for cash                                                        133,000             176,793
           Issued on conversion of amounts due to related party                    95,524              95,524
                                                                               ----------        ------------
           Balance, May 31, 1999                                                4,978,524             472,318
           Issued for cash                                                        233,333             175,000
           Issued for services                                                     14,000              14,000
           Issued on conversion of amounts due to related party                   866,667             650,000
           Redemption of shares                                                  (103,000)            (14,746)
                                                                               ----------        ------------
           Balance, May 31, 2000                                                5,989,524           1,296,572
           Issued for cash                                                     19,920,657           2,635,825
           Issued for services                                                    405,000              53,000
           Issued on conversion of amounts due to related party                 3,473,740             459,623
           Issued in exchange for future royalty stream                         1,550,000             186,000
           Redemption of shares                                                    (4,000)               (850)
                                                                               ----------        ------------
           Balance, May 31, 2001                                               31,334,921           4,630,170
           Issued for cash                                                          2,000               1,050
           Issued in exchange for technology                                    2,000,000           2,000,000
           Converted to special shares                                           (153,000)           (153,000)
                                                                               ----------        ------------
           Balance, February 28, 2002                                          33,183,921           6,478,220
                                                                               ----------        ------------
                                                                                                 $ 11,741,720
                                                                                                 ============

                  During the year ended May 31, 2000, the Company redeemed the 293,200 preferred shares in exchange for software licenses, the fair value of which was $293,200.

                  During 2001, the Company redeemed 4,000 (2000 - 3,000) common shares for cash consideration of $1,000 (2000 - $750). In addition, during 2000, the Company redeemed 100,000 common shares in exchange for products valued at $146,600.

                  Included in selling, general and administrative expenses for the year ended May 31, 2001 is a non-cash expense of $186,000 which represents the fair value of common shares issued to cancel a contract which would have required the Company to make future software royalty payments.

                  Included in selling, general and administrative expenses for the nine months ended February 28, 2002 is a non-cash expense of $2,000,000 which represents the fair value of common shares issued in exchange for acquired technology.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


8.       SHARE CAPITAL (CONTINUED):

         (c)      Contributed surplus:

                  Included in contributed surplus and selling, general and administrative expenses for the nine months ended February 28, 2002 is a non-cash compensation expense of $163,324 (2001 - $1,339,833) which represents the fair value of stock options issued to non-employees.

9.       STOCK OPTIONS:

         Under the Company's Stock Option Plan, the Company may grant options to its officers, directors and employees for up to 10,000,000 common shares. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant as determined by the Board of Directors. Options are granted periodically and both the maximum term of an option and the vesting period are set at the Board's discretion.

         In addition to options granted under the Company's Stock Option Plan, 8,293,333 options were granted to officers, directors, employees and advisory board members outside of the Plan. 8,103,333 options were granted with an exercise price of $1.00, 200,000 were granted with an exercise price of $0.50 and 10,000 with an exercise price of $1.00 were cancelled. The options have a term of either 3 or 4 years and vest immediately.

         A summary of the status of the stock options is as follows:


                                        February 28, 2002              May 31, 2001                 May 31, 2000
                                   --------------------------   --------------------------   -------------------------
                                                  (unaudited)
                                                   Weighted                      Weighted                    Weighted
                                                    average                      average                     average
                                                   exercise                      exercise                    exercise
                                      Shares         price         Shares          price       Shares          price
                                   -----------    -----------   -----------      ---------   ----------      ---------
         Options outstanding,
           beginning of period      11,806,833     $     .98      3,704,500      $    0.11    1,995,250      $    0.09

         Granted                     3,653,332          1.05     11,593,333           0.98    1,824,500           0.18

         Exercised                      (2,000)          .45     (3,255,000)         (0.04)          --             --

         Forfeited                     (99,250)          .95       (236,000)         (0.58)    (115,250)         (0.77)
                                   -----------     ---------    -----------      ---------   ----------      ---------
         Options outstanding,
           end of period            15,358,915     $    1.00     11,806,833      $    0.98    3,704,500      $    0.11
                                   ===========     =========    ===========      =========   ==========      =========

         At February 28, 2002, there were 15,358,915 (May 31, 2001 - 11,806,833 and May 31, 2000 - 3,656,000) options exercisable with a weighted average exercise price of $1.00 (May 31, 2001 - $0.98 and May 31, 2000
         - $0.10).

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


9.       STOCK OPTIONS (CONTINUED):

         The following table summarizes information about stock options outstanding at February 28, 2002:

                                    Options                                              Options
                                  outstanding                                          exercisable
          ---------------------------------------------------------------       -----------------------
                                               Weighted          Weighted                      Weighted
             Range            Number            average           average         Number        average
          of exercise      outstanding         remaining         exercise       exercisable    exercise
             prices        at 2/28/02       contractual life       price        at 2/28/02       price
          ------------     -----------      ----------------     --------       -----------    --------
          $       0.25         125,000            2.62            $  .25           125,000      $  .25
           0.45 - 0.60         302,750            2.25               .50           302,750         .50
           0.75 - 1.75      14,931,165            2.24              1.01        14,931,165        1.01
                            ----------                            ------        ----------      ------
                            15,358,915                            $ 1.00        15,358,915      $ 1.00
                            ==========                            ======        ==========      ======


10.      INCOME TAXES:

         Income tax expense varies from the amount that would be computed by applying the basic federal and provincial income tax rates to loss before taxes, as follows:

                                                            February 28,            May 31,             May 31,
                                                               2002                  2001                2000
                                                            -----------          -----------          ---------
                                                            (unaudited)
         Tax rate                                                 40.66%               42.12%             44.12%

         Expected Canadian income tax
           recovery                                         $(1,949,147)         $(1,875,880)         $(726,397)

         Decrease resulting from:
           Change in valuation allowance for
             originating temporary differences
             and loss carryforwards                             929,000              816,000            473,000
           Acquired technology                                  813,000                   --                 --
           Difference between Canadian and
             foreign tax rates                                  199,000              207,000            178,000
           Adjustments to opening future tax
             asset for changes in tax laws and rates                 --              276,000             62,000
           Non-deductible stock option benefits                  66,000              564,300                 --
           Other                                                 28,147               12,580             13,397
                                                            -----------          -----------          ---------
                                                            $    86,000          $        --          $      --
                                                            ===========          ===========          =========


         Income tax expense of $86,000 for the period ended February 28, 2002 relates to income taxes paid by the Company's Brazilian subsidiary.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


10.      INCOME TAXES (CONTINUED):

         Future income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that gave rise to significant portions of the future tax asset and future tax liability are as follows:

                                                                  February 28,          May 31,            May 31,
                                                                      2002               2001               2000
                                                                  -----------         -----------         ---------
                                                                  (unaudited)
         Future tax asset:
             Loss carryforwards                                   $ 1,470,000         $ 1,195,000         $ 775,000
             Property and equipment - differences in net
               book value and undepreciated capital cost               76,000             113,000            85,000
             Scientific research and experimental
               development - amounts deductible for tax in
               excess of amounts deductible for accounting            284,000              88,000            99,000
             Other                                                    101,000              50,000             7,000
                                                                  -----------         -----------         ---------
             Total gross future tax asset                           1,931,000           1,446,000           966,000

         Less valuation allowance                                  (1,931,000)         (1,446,000)         (966,000)
                                                                  -----------         -----------         ---------
         Net future tax asset                                     $        --         $        --         $      --
                                                                  ===========         ===========         =========

         The differences in the amounts deductible for tax and accounting purposes relate primarily to differences in the values of property and equipment on these bases and undeducted scientific research expenditures.

         The Company's year end for tax purposes is December 31. The Company has federal non-capital losses available to reduce taxable income in Canada which expire on December 31 of the following years:

                       Federal         Provincial
                     ----------        ----------
         2005        $   45,000        $   96,000
         2006         1,060,000         1,108,000
         2007           430,000           483,000
         2008           439,000           439,000
         2009         2,745,000         2,745,000
         2010           121,000           121,000
                     ----------        ----------
                     $4,840,000        $4,992,000
                     ==========        ==========

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


11.      LOSS PER SHARE:

         For the purposes of the loss per share computation, the weighted average number of common shares outstanding has been used. Had the treasury stock method been applied to the unexercised share options and the special shares been converted, the effect on the loss per share would be anti-dilutive.

         The following securities could potentially dilute basic earnings per share in the future but have not been included in diluted earnings per share because their effect was antidilutive:

                                              February 28,    February 28,       May 31,        May 31,         May 31,
                                                   2002            2001            2001           2000           1999
                                              ------------    ------------     ----------      ---------       ---------
                                               (unaudited)     (unaudited)
         Stock options                         15,358,915       3,346,833       11,806,833      3,704,500      1,995,250
         Special shares                         5,163,500              --               --             --             --
                                               ==========      ==========       ==========      =========      =========


12.      CHANGE IN NON-CASH OPERATING WORKING CAPITAL:


                                              February 28,    February 28,       May 31,        May 31,         May 31,
                                                   2002            2001            2001           2000           1999
                                              ------------    ------------     ----------      ---------       ---------
                                               (unaudited)     (unaudited)
         Accounts receivable                    $(462,766)      $   8,800       $  89,343       $ 635,657       $(801,654)
         Investment tax credits receivable       (395,547)         66,324          66,324            (400)        176,265
         Prepaid expenses                          (5,219)         (5,480)        (19,928)         43,492         (41,938)
         Accounts payable                        (487,640)       (306,457)       (398,137)        407,849          88,171
         Accrued liabilities                       70,441         (23,179)        339,327          47,430         (31,186)
         Deferred revenue                         204,923        (275,594)       (216,562)        (91,490)        218,810
                                             ------------       ---------       ---------      ----------       ---------
                                             $ (1,075,808)      $(535,586)      $(139,633)     $1,042,538       $(391,532)
                                             ============       =========       =========      ==========       =========


13.      FINANCIAL INSTRUMENTS:

         Risk management activities

         The Company operates internationally, giving rise to significant exposure to market risks from changes in foreign exchange rates.

         Foreign exchange risk management

         Accounts receivable at February 28, 2002 include amounts receivable in US dollars of $235,397 (May 31, 2001 - $181,040 and May 31, 2000 -
         $192,861). Accounts payable at February 28, 2002 included $5,639 (May 31, 2001 - $31,096 and May 31, 2000 - $133,598) payable in US dollars.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


13.      FINANCIAL INSTRUMENTS (CONTINUED):

         Concentrations of credit risk

         The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. Credit exposure is minimized by dealing with only creditworthy counterparties in accordance with established credit approval policies.

         Concentrations of credit risk in accounts receivable are indicated below by the percentage of the total balance receivable from customers in the specified geographic area.


                                                               February 28,          May 31,          May 31,
                                                                   2002               2001             2000
                                                               ------------          -------          -------
                                                                (unaudited)
         Canada                                                      30%               14%              28%
         North and South America, excluding Canada                   46%               63%              49%
         Europe                                                      23%               21%              20%
         Other                                                        1%                2%               3%


         Fair values

         The carrying values of cash and cash equivalents, accounts receivable, investment tax credits receivable, bank loans, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments. The fair values of other financial assets and liabilities included in the consolidated balance sheet are as follows:

                                February 28,                  May 31,                    May 31,
                                    2002                       2001                       2000
                           ----------------------     -----------------------    ------------------------
                           Carrying                   Carrying                   Carrying
                            amount     Fair value       amount     Fair value     amount       Fair value
                           --------    ----------     --------     ----------    --------      ----------
                                       (unaudited)
         Capital lease
          obligations      $ 81,655      $ 70,587     $ 116,100     $ 104,326     $ 156,451     $ 143,160
                           ========      ========     =========     =========     =========     =========

         The following methods and assumptions were used to estimate fair value of each class of financial instrument:

         Capital lease obligations - at the present value of contractual future payments, discounted at the current market rates of interest available to the Company for the same or similar debt instruments.

         It is not practicable to determine the fair value of the amount due to related party as there are no terms of repayment.

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


14.      COMMITMENTS AND CONTINGENCIES:

         (a)      Operating lease commitments:

                  The Company has the following lease commitments relating to facilities and equipment:

         2002                              $  37,940
         2003                                159,800
         2004                                134,180
         2005                                144,690
         2006                                149,170
         Thereafter                          176,480
                                           ---------
                                           $ 802,260
                                           =========


                  For the nine months ended February 28, 2002, rent expense was $200,057 (year ended May 31, 2001 - $288,776; year ended May
                  31, 2000 - $347,942 and year ended May 31, 1999 - $246,005).

         (b)      Legal proceedings:

                  The Company is a defendant in a suit that alleges, among other things, a breach in a distribution agreement. The plaintiff is seeking damages in an amount to be determined by the court in terms of lost sales. Management is of the opinion that the plaintiff's claim is without merit and the Company will prevail in defending the suit.

                  The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.


15.      SEGMENT REPORTING:

         Management has determined that the Company operates in one dominant industry segment, which involves providing enterprise software for designing, developing and manipulating database systems and applications.

         The following table sets forth external revenues attributable to geographic areas based on the location of the customer:

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


15.      SEGMENT REPORTING (CONTINUED):

                           February 28,       May 31,         May 31,         May 31,
                               2002            2001            2000            1999
                           ------------     ----------      ----------      ----------
                            (unaudited)
         Canada             $  191,086      $  384,054      $  773,586      $  797,183
         United States         370,220         210,641         334,191              --
         Brazil              1,161,855         620,437         904,878       1,514,413
         Australia             182,689         206,187         820,983       1,628,451
         Denmark                    --         150,773         332,650              --
         Europe                555,618              --              --              --
         Other                  14,351              --              --              --
                            ----------      ----------      ----------      ----------
                            $2,475,819      $1,572,092      $3,166,288      $3,940,047
                            ==========      ==========      ==========      ==========

         The following tables set forth consolidated assets located in different geographic area:

         February 28, 2002             Canada          Brazil         Barbados         Total
         -----------------             ------          ------         --------         -----
                                                                                     (unaudited)
         Property and equipment      $  561,136      $   59,396      $       --      $  620,532

         Goodwill                            --         323,873              --         323,873

         Current assets                                                               1,850,167
                                     ----------      ----------      ----------      ----------
                                                                                     $2,794,572
                                                                                     ==========



         May 31, 2001                  Canada          Brazil         Barbados         Total
         ------------                  ------          ------         --------         -----
         Property and equipment      $  395,243      $       --      $   26,012      $  421,255

         Current assets                                                               3,902,226
                                     ----------      ----------      ----------      ----------
                                                                                     $4,323,481
                                                                                     ==========



         May 31, 2000                  Canada          Brazil         Barbados         Total
         ------------                  ------          ------         --------         -----
         Property and equipment      $  410,144      $       --      $   50,804      $  460,948

         Current assets                                                                 628,020
                                     ----------      ----------      ----------      ----------
                                                                                     $1,088,968
                                                                                     ==========

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


16.      SUBSEQUENT EVENTS:

         (a) The Company has entered into a letter of intent to sell all of its outstanding common shares to Private Capital Investors, Inc. ("PCI") in exchange for 96.15% of the outstanding shares of PCI. As the Company's shareholders will control PCI subsequent to the share exchange, the acquisition will be accounted for as a reverse takeover of PCI by the Company. PCI is a public company in the United States by virtue of the registration of its common stock under the Securities Exchange Act of 1934.

         (b) In April 2002, a significant shareholder of the Company loaned the Company $1,000,000 in exchange for a note payable. The note payable bears interest at a rate of 5% per annum and is due on demand.

17.      UNITED STATES ACCOUNTING PRINCIPLES:

         The financial statements presented herein have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). The significant differences between Canadian and US GAAP and their effect on the consolidated financial statements of the Company are described below:

         Consolidated statement of operations:

         The following table reconciles net loss as reported in the accompanying consolidated statement of operations to net loss that would have been reported had the consolidated financial statements been prepared in accordance with US GAAP:

                                              Nine months        Nine months           Year             Year
                                                 ended              ended             ended            ended
                                              February 28,      February 28,         May 31,           May 31,
                                                   2002             2001              2001              2000
                                              ------------      ------------       ----------        -----------
                                               (unaudited)       (unaudited)
         Net loss in accordance with
           Canadian and US GAAP                $(4,879,771)      $(2,695,081)      $(4,453,657)      $(1,646,950)

         Other comprehensive loss:
             Foreign currency translation
               adjustment                           24,599                --                --                --
                                               -----------       -----------       -----------       -----------
         Comprehensive loss in accordance
           with US GAAP                        $(4,855,172)      $(2,695,081)      $(4,453,657)      $(1,646,950)
                                               ===========       ===========       ===========       ===========

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


17.      UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

         Other disclosures required under US GAAP:

         (a)      Stock based compensation:

                  The Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion 25, "Accounting for Stock Issued to Employees" as permitted by SFAS No. 123. However, SFAS No. 123 does require the disclosure of pro forma net loss and net loss per share information as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. Accordingly, the fair value of the options issued was determined using the Black-Scholes option pricing model (excluding a volatility assumption) with the following assumptions: risk-free interest rate of 3.38% to 5.24% (2001 - 4.93% to 5.52%; 2000 - 6.26%; 1999 - 5.21%),
                  expected dividend yield 0% (2001 - 0%; 2000 - 0%; 1999 - 0%), and an expected life of 2 years (2001 - 3 years; 2000 - 3 years; 1999 - 3 years).

                  The weighted average grant date fair values of options issued was $0.08 per share (2001 - $0.14 per share; 2000 - $Nil per share; 1999 - $Nil per share). Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                              February 28,    February 28,        May 31,         May 31,
                                                  2002            2001             2001            2000
                                              -----------     -----------      -----------      -----------
                                              (unaudited)     (unaudited)
         Net loss  As reported                $(4,879,771)    $(2,695,081)     $(4,453,657)     $(1,646,950)
                   Pro forma                   (5,149,813)     (3,904,897)      (5,731,440)      (1,646,950)


         (b)      Accumulated other comprehensive loss:

                                                  Nine months     Nine months         Year            Year
                                                     ended           ended           ended           ended
                                                  February 28,    February 28,       May 31,         May 31,
                                                      2002            2002            2001            2000
                                                  ------------    ------------     ----------      ----------
                                                  (unaudited)     (unaudited)
         Opening balance of foreign currency
           translation account                     $       --      $       --      $       --      $       --

         Foreign currency translation account          24,599              --              --              --
                                                   ----------      ----------      ----------      ----------
         Accumulated other comprehensive loss      $   24,599      $       --      $       --      $       --
                                                   ==========      ==========      ==========      ==========

ZIM TECHNOLOGIES INTERNATIONAL INC.
Notes to Consolidated Financial Statements

(Expressed in Canadian dollars)


17.      UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

         (c)      New US accounting pronouncements:

                  In July 2001, the FASB issued Statement No. 141 "Business Combinations" and Statement No. 142 "Goodwill and Intangible Assets." These statements are substantially consistent with CICA Sections 1581 and 3062 (refer to note 1(m)) except that under US GAAP, any transitional impairment charge is recognized in earnings as a cumulative effect of a change in accounting principle. Under Canadian GAAP, the cumulative adjustment is recognized in opening deficit.

                  In October 2001, FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses of long-lived assets other than goodwill. Statement 144 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from ongoing operations. This Statement is effective for the Company's fiscal year commencing June 1, 2002, to be applied prospectively. The Company expects the adoption of this standard will have no material impact on its financial position, results of operations or cash flows.

                                    EXHIBIT E

                      DISSENT RIGHTS PROVISIONS UNDER CBCA

                        Canada Business Corporations Act

190.     (1)      Right to Dissent. Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

                  (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

                  (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

                  (c)      amalgamate otherwise than under section 184;

                  (d)      be continued under section 188;

                  (e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

                  (f) carry out a going-private transaction or a squeeze-out transaction.

Further right

         (2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

         (2.1)    If one class of shares - The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

         (3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

         (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

         (5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

         (6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

         (7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

                  (a)      the shareholder's name and address;

                  (b) the number and class of shares in respect of which the shareholder dissents; and

                  (c) a demand for payment of the fair value of such shares.

Share certificate

         (8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

         (9)      A dissenting shareholder who fails to comply with subsection
(8) has no right to make a claim under this section.

Endorsing certificate

         (10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

         (11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of their shares as determined under this section except where

                  (a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

                  (b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

                  (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

Offer to pay

         (12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

                  (a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

                  (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

         (13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

         (14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

         (15)     Where a corporation fails to make an offer under subsection
(12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

         (16)     If a corporation fails to apply to a court under subsection
(15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

         (17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

         (18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

         (19)     On an application to a court under subsection (15) or (16),

                  (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

                  (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

         (20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

         (21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

         (22) The final order of a court shall be rendered against the corporation in FAVOUR of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

         (23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

         (24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

         (25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

                  (a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

                  (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

         (26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

                  (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

                  (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         The Registrant's Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers. The Bylaws provide further that the Registrant shall indemnify to the fullest extent permitted by Florida law any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of the Registrant. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Registrant to the maximum extent permitted by Florida law.

         Reference is made to the following documents filed as Exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document                                                                                      Exhibit Number
--------                                                                                      --------------
Registrant's Articles of Incorporation....................................................          3.1
Registrant's Bylaws.......................................................................          3.3

Item 21.  Exhibits.

         (a)      Exhibits

Exhibit
Number            Exhibit
-------           -------
2.1               Acquisition Agreement dated as of May 29, 2002 by and among Private
                  Capital Investors, Inc., ZIM Technologies International, Inc. and
                  certain shareholders of Private Capital Investors, Inc.

3.1               Articles of Incorporation of Registrant (a)

3.2               Bylaws of the Registrant (a)

5.1               Opinion re: Legality*

8.1               Opinion of Shutts & Bowen LLP (re: US Federal Income Tax Consequences)*

8.2               Opinion of Borden Ladner Gervais LLP (re: Canadian Income Tax Consequences)*

10.1              Letter of Intent dated as of May 2, 2001, by and between the Registrant and ZIM Technologies International, Inc. (b)

23.1              Consent of KPMG LLP

23.2              Consent of Rachlin Cohen & Holtz, LLP

23.3              Consent of David Tow

23.4              Consent of Shutts & Bowen LLP*

23.5              Consent of Borden Ladner Gervais LLP*

99.1              Form of Proxy*

99.2              Letter Agreement dated as of May 29, 2002 between ZIM Technologies
                  International, Inc., Stuart Cooper, Edie Cooper, Cooper Family
                  Holdings, Global Intermatch, Inc., Pasadena Investments, Ltd. and
                  Thornhill Consulting, Ltd.

99.3              Consent of Michael Cowpland, Proposed Director*

99.4              Consent of Gene Rheaume, Proposed Director*

99.5              Consent of James Stechyson, Proposed Director*

99.6              Consent of Charles Saikaley, Proposed Director*

99.7              Consent of Steven Houck, Proposed Director*

         *        To be filed by amendment

-------------

(a) Previously filed as an Exhibit to the Registrant's Registration Statement on Form 10-SB (File No. 000-31691).

(b) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K (filed with the Commission on May 18, 2001).

Item 22.  Undertakings.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (in) To include any management proxy circular/prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the management proxy circular/prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement; (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida on May 30, 2002.

                                          PRIVATE CAPITAL INVESTORS, INC.



                                          By: /s/ Stuart D. Cooper
                                             ----------------------------------
                                             Stuart D. Cooper, President
                                             and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

           Name                                   Title                                      Date
           ----                                   -----                                      ----
/s/ Stuart D. Cooper                   President and Chief Executive                      May 30, 2002
----------------------------           Officer (Principal, Executive,
    Stuart D. Cooper                 Financial and Accounting Officer)